As filed with the Securities and Exchange Commission on November 3, 1998

                                               Registration No. 333-65235

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               -----------------

                       FIRST FINANCIAL BANKSHARES, INC.
            (Exact name of registrant as specified in its charter)

                              ------------------

             TEXAS                                     6712                           75-0944023
(State or other jurisdiction of    (Primary Standard Industrial Classification     (I.R.S. Employer
incorporation or organization)                     Code Number)                   Identification No.)


                      400 PINE STREET                                                          CURTIS R. HARVEY
                   ABILENE, TEXAS 79601                                                  EXECUTIVE VICE PRESIDENT AND
                       (915) 627-7155                                                       CHIEF FINANCIAL OFFICER
     (Address, including zip code, and telephone number,                                        400 Pine Street
including area code of registrant's principal executive offices)                             ABILENE, TEXAS 79601
                                                                                                (915) 627-7155
                                                                         (Name, address, including zip code, and telephone number,
                                                                                including area code, of agent for service)

                             --------------------


                                                           Copies to:
   N. KATHLEEN FRIDAY, P.C.                              PAUL L. CANNON                             PETER G. WEINSTOCK
     AKIN, GUMP, STRAUSS,                           MCMAHON, SUROVIK, SUTTLE,                      JENKENS & GILCHRIST,
     HAUER & FELD, L.L.P.                          BUHRMANN, HICKS & GILL, P.C.                 A PROFESSIONAL CORPORATION
1700 PACIFIC AVENUE, SUITE 4100                     400 PINE STREET, SUITE 800                        FOUNTAIN PLACE
   DALLAS, TEXAS 75201-4675                            ABILENE, TEXAS 79601                     1445 ROSS AVENUE, SUITE 3200
                                                                                                    DALLAS, TEXAS  75202


   Approximate date of commencement of proposed sale to public: As soon as practicable after the registration statement becomes effective.

                             --------------------

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
Title of each class of                              Proposed maximum            Proposed maximum
  securities to be            Amount to be         offering price per           aggregate offering              Amount of
   registered(1)               registered              share(1)                      price(1)               registration fee(1)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock.............       412,483(2)               $36.21                    $14,936,008                $4,406.12(3)
----------------------------------------------------------------------------------------------------------------------------------

(1) The registration fee has been computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Securities Act"), based on the book value of the shares of common stock of Cleburne State Bank at June 30, 1998 that may be exchanged for the securities being registered.

(2) Assuming an exchange rate of 2.1073 shares of common stock, par value $10.00 per share, of First Financial Bankshares, Inc. for each share of common stock, par value $4.00 per share, of Cleburne State Bank.

(3) A registration fee of $4,005.73 was previously paid upon the initial filing of this registration statement and the balance of the registration fee is being paid in connection with Amendment No. 1 to this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+  The information in this Prospectus is not complete and may be changed.  We  +
+  may not sell these securities until the Registration Statement filed with   +
+  the Securities and Exchange Commission is effective.  This Prospectus is    +
+ not an offer to sell these securities and is not soliciting an offer to + + buy these securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


OFFERING CIRCULAR/
-----------------
PROSPECTUS
----------

                               OFFER TO EXCHANGE
                                   SHARES OF
                       FIRST FINANCIAL BANKSHARES, INC.

                              FOR YOUR SHARES OF
                              CLEBURNE STATE BANK

                                ---------------

                                   OUR OFFER
               WILL EXPIRE AT 5:00 P.M., CENTRAL STANDARD TIME,
                              ON __________, 1998


     First Financial Bankshares, Inc. (referred to in this Prospectus as "we," "us," "our," or "First Financial") is offering to exchange shares of First Financial common stock for your shares of common stock of Cleburne State Bank ("Cleburne"). We are offering 2.1073 shares of First Financial common stock for each share of your Cleburne common stock. Thus, if all Cleburne shareholders accept our offer, in the aggregate we will issue 412,483 shares of First Financial common stock in exchange for 195,740 shares of Cleburne common stock. The Cleburne Board of Directors has determined that our offer is fair to you and recommends that you accept our offer.

     First Financial common stock is traded on the Nasdaq National Market under the symbol "FFIN." On ______, 1998, First Financial common stock's closing price was $_____. The Cleburne common stock has no public market.

     You have until 5:00 p.m., central standard time, on ______, 1998 to accept our offer (unless we extend this time). At that time, our offer will expire. This Prospectus and the enclosed letter of transmittal describe how to accept our offer. Once you accept our offer, you cannot withdraw your shares.

     The exchange will not occur unless Cleburne shareholders who hold at least 90% of the outstanding Cleburne common stock accept our offer before the expiration date. If the exchange occurs, promptly after the expiration date, we will send you stock certificates representing your new shares of First Financial common stock. Also, instead of sending you fractional shares, we will send you cash.

     After the exchange, we plan to merge Cleburne into First National Bank in Cleburne, an indirect wholly-owned subsidiary of First Financial. The merger will have no effect on the Cleburne shareholders who accept our offer. It will affect, however, those Cleburne shareholders who do not accept our offer. We will give those shareholders cash for their Cleburne common stock. Those shareholders may dissent from the merger, but they must comply fully with federal law and Texas law for their dissent to be effective.

     Your acceptance of our offer is very important. The exchange will not occur unless Cleburne shareholders who hold at least 90% of the outstanding Cleburne common stock accept our offer.

     This Prospectus provides you with detailed information about our offer and the exchange, including conditions to our offer, and information about Cleburne. In addition, you may obtain information about First Financial from documents that we have filed with the Securities and Exchange Commission (the "SEC"). Please read this entire document and the enclosed letter of transmittal carefully.

--------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE FIRST FINANCIAL COMMON STOCK OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                   This prospectus is dated __________, 1998

                               TABLE OF CONTENTS
                               -----------------


QUESTIONS AND ANSWERS ABOUT OUR OFFER..................................        1
SUMMARY................................................................        3
SUMMARY SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL
  DATA.................................................................        7
COMPARATIVE PER SHARE DATA.............................................       11
THE EXCHANGE OFFER.....................................................       12
CERTAIN REGULATORY CONSIDERATIONS......................................       24
DESCRIPTION OF FIRST FINANCIAL CAPITAL STOCK...........................       28
COMPARISON OF SHAREHOLDER RIGHTS.......................................       29
INFORMATION ABOUT FIRST FINANCIAL......................................       30
INFORMATION ABOUT CLEBURNE.............................................       33
SELECTED FINANCIAL DATA OF CLEBURNE....................................       35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS OF CLEBURNE....................................       36
LEGAL MATTERS..........................................................       52
EXPERTS................................................................       52
INDEX TO CLEBURNE STATE BANK FINANCIAL STATEMENTS......................      F-1
TAX OPINION OF RYLANDER, CLAY & OPITZ, L.L.P...........................  Annex A
FAIRNESS OPINION OF D. LATIN & COMPANY, INC............................  Annex B
SECTION 215a OF THE NATIONAL BANK ACT AND ARTICLES 5.12, 5.13 AND
  5.16 OF THE TEXAS BUSINESS CORPORATION ACT...........................  Annex C

                             QUESTIONS AND ANSWERS
                                ABOUT OUR OFFER


Q:  WHAT AM I BEING OFFERED?  HOW WILL I BENEFIT?

A: We are offering you 2.1073 shares of First Financial common stock for each share of Cleburne common stock held by you. Thus, you will become a shareholder of First Financial and your shares of First Financial common stock will be publicly tradable, subject to limitations if you are an affiliate of Cleburne. To read more information on resales by affiliates of Cleburne, please see pages 23-24. The Cleburne Board of Directors has determined that our offer is fair to you and recommends that you accept our offer.

Q:  WHO IS FIRST FINANCIAL?

A: First Financial is a Texas corporation and a multi-bank holding company. It is headquartered in Abilene, Texas and owns nine banks also located in Texas.
It is a public company, and as of June 30, 1998 it had approximately $1.5 billion in total assets, $1.4 billion in total deposits, $718.7 million in loans
(net), and $154.9 million in shareholders' equity. See pages 31-34 for more information on First Financial.

Q:  WHY IS FIRST FINANCIAL MAKING THIS OFFER?

A: As part of our current business strategy, we wish to expand First Financial's activities into areas of Texas where we believe that long-term opportunities to benefit First Financial and its shareholders exist. By acquiring all of the Cleburne common stock, First Financial will increase its position in the Cleburne, Texas market, which we believe has substantial growth potential. As a First Financial shareholder, we believe that you will share in the success of this growth.

Q:  PLEASE EXPLAIN THE EXCHANGE RATE.

A: If the exchange occurs, you will receive 2.1073 shares of First Financial common stock for each share of Cleburne common stock held by you. You will not receive fractional shares. Instead, you will receive cash for your fractional shares based on the market value of First Financial common stock. See pages 21-22 for more information regarding fractional shares.

     Example: If you currently own 100 shares of Cleburne common stock, then after the exchange you will receive 210 shares of First Financial common stock and a check for the value of the .73 fractional share.





Q:  WHAT DO I NEED TO DO NOW?

A: You received a letter of transmittal along with this Prospectus. If you wish to accept our offer, you must complete, sign and date this letter of transmittal according to the instructions in this Prospectus and letter of transmittal. You must then mail or deliver this letter of transmittal, the stock certificates that represent the Cleburne common stock you wish to exchange, and any other necessary documents to the Trust Department of First National Bank of Abilene, which is the exchange agent. For detailed instructions, please see pages 19-21.

Q:  WHEN DO I NEED TO SEND MY LETTER OF TRANSMITTAL AND STOCK CERTIFICATES?

A: Our offer expires at 5:00 p.m., central standard time, on _________, 1998 (unless we extend this time, in which case we will issue a press release). The exchange agent must receive your letter of transmittal, stock certificates and other necessary documents before this expiration date. Once you have tendered your documents, however, your tender is irrevocable and you cannot withdraw your Cleburne common stock. If the exchange is terminated without our acceptance of any shares of Cleburne common stock tendered, however, we will return promptly all shares that you have tendered.

Q:  HOW MANY CLEBURNE SHAREHOLDERS MUST ACCEPT THE OFFER?

A: The exchange will not occur unless Cleburne shareholders who hold at least 90% of the outstanding Cleburne common stock accept our offer before the expiration date.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE EXCHANGE TO ME?

A: The exchange will be tax-free to Cleburne shareholders for federal income tax purposes, except for taxes on cash received for fractional shares. The exchange will be tax-free to First Financial and Cleburne for federal income tax purposes. For a more detailed discussion of tax consequences, see pages 22-23.


Q:  WHEN WILL I RECEIVE FIRST fINANCIAL COMMON STOCK?

A: If the exchange occurs, promptly after the expiration date, we will send you stock certificates representing your new shares of First Financial common stock and a check for your fractional shares.

Q:  DOES FIRST FINANCIAL PAY DIVIDENDS?

A: Like Cleburne, we have historically paid dividends on First Financial common stock. For historical cash dividends declared per share by First Financial and Cleburne, see pages 32 and 34, respectively.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about our offer or the exchange, please call Sandy Lester in our Investor Relations Department at (915) 627-7155.

                                    SUMMARY

     This summary highlights certain information from this Prospectus and may not contain all of the information that is important to you. To understand our offer fully and for a more complete description of the terms of our offer and the exchange, you should read carefully this entire Prospectus and the documents we have referred you to. See "Where You Can Find More Information." (Page 6)

                                 THE COMPANIES

     FIRST FINANCIAL BANKSHARES, INC.
     400 Pine Street
     Abilene, Texas  79601
     (915) 627-7155

     First Financial is a Texas corporation and a multi-bank holding company. It owns, through its wholly-owned Delaware subsidiary, nine banks organized and located in Texas: First National Bank of Abilene, Abilene, Texas; Hereford State Bank, Hereford, Texas; First National Bank, Sweetwater, Texas; Eastland National Bank, Eastland, Texas; First National Bank in Cleburne, Cleburne, Texas; Stephenville Bank and Trust Co., Stephenville, Texas; San Angelo National Bank, San Angelo, Texas; Weatherford National Bank, Weatherford, Texas; and Texas National Bank, Southlake, Texas (collectively, the "First Financial Banks"). First Financial provides management and technical resources to its banks, which enables them to improve or expand their banking services while continuing their local activity and identity.

     The First Financial Banks provide general commercial banking services, including accepting and holding checking, savings and time deposits, making loans (including credit card services), transmitting funds, and performing other customary commercial banking services. The First Financial Banks also administer pension plans, profit sharing plans and other employee benefit plans, act as stock transfer agents or stock registrars for corporations, and provide paying agent services. First National Bank of Abilene, First National Bank, Sweetwater, Stephenville Bank and Trust Co. and San Angelo National Bank have active trust departments. In addition, First National Bank of Abilene, First National Bank in Cleburne, San Angelo National Bank and Weatherford National Bank provide securities brokerage services through arrangements with various third parties.

     CLEBURNE STATE BANK
     200 N. Ridgeway Drive
     Cleburne, Texas 76031
     (817) 641-2291

     Cleburne is a Texas banking association and is located in Cleburne, Texas. It is chartered under Texas banking law, is supervised, regulated and examined by the Banking Commissioner of the State of Texas and the Federal Reserve Bank of Dallas, and is insured by the Federal Deposit Insurance Corporation (the "FDIC"). It provides a full range of both commercial and consumer banking services, including making loans, accepting and holding checking and savings deposits, offering savings programs, providing safe deposit facilities, providing access to automated teller machines, and offering credit card programs. It does not offer trust services.

                                THE TRANSACTION

Our Offer

     We wish to acquire from the Cleburne shareholders all outstanding shares of Cleburne common stock in exchange for shares of First Financial common stock. THE CLEBURNE BOARD OF DIRECTORS HAS DETERMINED THAT OUR OFFER IS FAIR TO YOU AND RECOMMENDS THAT YOU ACCEPT OUR OFFER. The Cleburne Board of Directors has relied on, among other things, a fairness opinion from its financial advisor to evaluate our offer. See page 14 for Cleburne's reasons for the exchange.

If you accept our offer, you will receive 2.1073 shares of First Financial common stock for each share of Cleburne common stock that you own (the "Exchange Rate").

     In the exchange, we will not issue any fractional shares to you. Instead, we will pay you cash for your fractional shares based on the average daily last sales price of First Financial common stock (as reported on the Nasdaq National Market) for the ten days ending on the tenth business day prior to the mailing date of this Prospectus, subject to adjustment as follows (the "Market Price"). If, prior to the exchange, one share of First Financial common stock shall be changed into a different number due to a stock split, stock dividend with a record date prior to the exchange (including the 10% stock dividend declared by us on October 27, 1998), reclassification or recapitalization, then the Market Price will be appropriately adjusted to reflect this change.

     On September 3, 1998 (the last trading day before the date the exchange agreement was executed), the last sales price of First Financial common stock was $37.75, as reported by the Nasdaq National Market. The Cleburne common stock has no established public trading market.

When Our Offer Expires

     Our offer will expire at 5:00 p.m., central standard time, on ____________, 1998 (unless we extend this time) (the "Expiration Date").

Conditions to the Exchange (see pages 18-19)

     The exchange will not occur unless certain conditions are met, including the following:

 . Cleburne shareholders must validly tender at least 90% of the outstanding
  Cleburne common stock (the "Required Amount") by the Expiration Date;

 . we and Cleburne must receive all required regulatory approvals, and waiting periods with respect to these approvals must lapse;

 . we must receive an opinion from our independent accountants that we can account for the exchange as a "pooling of interests";

 . we must receive an opinion from Cleburne's counsel as to certain corporate matters regarding Cleburne;

 . Cleburne must receive an opinion from our counsel as to certain corporate matters regarding First Financial;

 . First Financial and Cleburne must not suffer a material adverse change in their financial condition or results of operations;

 . there must be no legal or governmental action with respect to our offer;

 . Cleburne must freeze the Cleburne 401(k) plan and we must be satisfied with certain other matters concerning the 401(k) Plan and the Cleburne employee stock ownership plan (the "ESOP"); and

 . we must receive a Phase I Environmental Assessment report covering Cleburne's real property, and we must be satisfied with the results of this report.

     Certain of the conditions to the exchange may be waived by the party entitled to assert such conditions.

When Our Offer can be Terminated (See page 19)

     Our offer may be terminated at any time for any of the following reasons:

 . by mutual consent of Cleburne and us,

 . by us if Cleburne has materially breached a representation or warranty or covenant in the exchange agreement or if any of the conditions to the exchange are not satisfied or waived;

 . by Cleburne if we have materially breached a representation or warranty or covenant in the exchange agreement or if any of the conditions to the exchange are not satisfied or waived;

 . by Cleburne or us if the exchange is not completed by January 31, 1999; or

 . by Cleburne or us if a court of law or governmental body shall have taken any action restraining, enjoining or otherwise prohibiting the exchange or the merger and this action shall be final and nonappealable.

     If the exchange is terminated without our acceptance of any shares of Cleburne common stock tendered, we will promptly return all shares that you have tendered.

How to Exchange Your Shares of Cleburne Common Stock

     You received along with this Prospectus a letter of transmittal. If you wish to accept our offer, you must complete, sign and date this letter of transmittal, or a facsimile of it, according to the instructions in this Prospectus and letter of transmittal. Then, you must mail or otherwise deliver this letter of transmittal along with the stock certificates that represent your shares of Cleburne common stock that you wish to tender and any other required documents to the Trust Department of First National Bank of Abilene, which is the exchange agent, at the address set forth below. If, before the Expiration Date, you deliver to the exchange agent this letter of transmittal, the stock certificates, and other necessary documents according to the instructions in this Prospectus and letter of transmittal, then you will have accepted our tender offer with respect to the shares of Cleburne common stock that you tendered.

     If your Cleburne common stock is registered in the name of your broker, dealer, commercial bank, trust company, or other nominee and you wish to accept our offer, you should contact this registered holder promptly and instruct this registered holder to tender your shares on your behalf. If your Cleburne common stock is registered in the name of this registered holder and you wish to tender your shares on your own behalf, you must, prior to completing the letter of transmittal and delivering it and your stock certificates and other necessary documents, either register ownership of your Cleburne common stock in your name or obtain a properly completed stock power from this registered holder. This transfer of record ownership may take considerable time.

     If the conditions to the exchange are satisfied or waived, then after the Expiration Date the exchange agent will send us written notice that Cleburne shareholders holding the Required Amount of the outstanding Cleburne common stock accepted our offer and validly tendered their shares of Cleburne common stock. After we receive this notice, we will promptly send, by registered mail, your First Financial common stock to you. We will also send you a check for your fractional shares of First Financial common stock.

Guaranteed Delivery Procedures for those Cleburne Shareholders whose Cleburne Common Stock is not Immediately Available

     If you wish to accept our offer and your stock certificates are not immediately available or you cannot deliver your completed letter of transmittal, stock certificates or other necessary documents before the Expiration Date, you may deliver your letter of transmittal, stock certificates or other documents according to the guaranteed delivery procedures described on page 21.

You Cannot Withdraw Your Shares

     Once you have tendered your Cleburne common stock, your tender is irrevocable and you cannot withdraw your Cleburne common stock. If the exchange is terminated without our acceptance of any shares of Cleburne common stock tendered, however, we will return promptly all shares that you have tendered.

The Exchange Agent

     The exchange agent for our offer is the Trust Department of First National Bank of Abilene (the "Exchange Agent"). Its address is 400 Pine Street, Third Floor, Abilene, Texas 79601.

Federal Income Tax Consequences (see pages 22-23)

     As a condition to the exchange, Cleburne must receive an opinion from its independent accountants or tax counsel that the exchange will not be a taxable event to the Cleburne shareholders (except for cash received for fractional shares) and to Cleburne for federal income tax purposes. Cleburne has received this opinion from its independent accountants, Rylander, Clay & Opitz, L.L.P. A copy of this opinion, which is subject to certain qualifications and assumptions, is attached to this Prospectus as Annex A.

Accounting Treatment

     We expect the exchange to qualify as a pooling of interests, which means that we will account for the exchange as if First Financial and Cleburne had always been combined for accounting and financial reporting purposes.

Subsequent Merger of Cleburne into First National Bank in Cleburne (see page 24)


     After the exchange, we plan to merge (the "Merger") Cleburne into First National Bank in Cleburne, an indirect wholly-owned subsidiary of First Financial ("First National"). In the Merger, we will give those Cleburne shareholders who do not accept our offer cash for their Cleburne common stock. Those Cleburne shareholders will have a right to dissent from the Merger. Those Cleburne shareholders will also, however, incur federal income tax based on the cash received for their Cleburne common stock.

     Also after the exchange, we intend to redeem all outstanding Cleburne preferred stock according to its terms.

Regulatory Approvals (see page 22)

     The Board of Governors of the Federal Reserve System (the "Federal Reserve Board") must approve the exchange before it can occur. The Federal Reserve Board's approval is pending.

Interests of Certain Persons in the Exchange

     As of September 15, 1998, Cleburne's directors and executive officers beneficially owned 136,424 shares of Cleburne common stock, representing approximately 69.7% of the outstanding Cleburne common stock.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington,

D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     We filed a Registration Statement on Form S-4 to register with the SEC the First Financial common stock to be issued to the Cleburne shareholders in the exchange. This Prospectus is a part of that Registration Statement. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference" the documents (and information therein) we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended:

 . Annual Report on Form 10-K for the year ended December 31, 1997;

 . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June
  30, 1998;

 . Current Reports on Form 8-K dated July 27, 1998 and September 4, 1998; and

 . The description of First Financial common stock, which is contained in the First Financial Registration Statement on Form 8-A dated March 29, 1974, as amended by Amendment No. 1 to Form 8-A on Form 8-A/A No. 1 dated January 7, 1994 and Amendment No. 2 to Form 8-A on Form 8-A/A No. 2 dated November 20, 1995.

     You may request a copy of these filings, at no cost, by writing or telephoning:

Curtis R. Harvey, Executive Vice President and
  Chief Financial Officer
First Financial Bankshares, Inc.
400 Pine Street
Abilene, Texas  79601
(915) 627-7155

     You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making our offer in any state where our offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     We obtained the information in this Prospectus regarding Cleburne from Cleburne management.

                         FORWARD - LOOKING STATEMENTS

     This Prospectus contains or incorporates by reference forward-looking statements, including statements of goals, intentions and expectations as to future trends, plans, events or results of operations of First Financial or Cleburne. These statements are based upon current and anticipated economic conditions, nationally and in First Financial's markets, governmental monetary and fiscal policies, interest rates, competitive factors and other conditions, which, by their nature, are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by these statements. You should not unduly rely on any of these statements.

       SUMMARY SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

     We are providing the following financial information of First Financial, Cleburne, and First Financial and Cleburne combined. This financial information should help you analyze the financial aspects of the exchange.

     The financial information of First Financial is derived from First Financial's audited financial statements for 1993 through 1997 and unaudited financial statements for the six months ended June 30, 1997 and 1998. The financial information of Cleburne is derived from Cleburne's audited financial statements for 1993 through 1997 and unaudited financial statements for the six months ended June 30, 1997 and 1998. The financial information for the six months ended June 30, 1998 is not necessarily indicative of results that may be achieved for the remainder of 1998. This financial information is only a summary and you should read it in conjunction with the First Financial financial statements (and related notes) contained in the annual reports and other information on file with the SEC and the Cleburne financial statements (and related notes) contained in this Prospectus. See "Where You Can Find More Information" on page 6.

     The pro forma combined financial information of First Financial and Cleburne assumes that we completed the exchange (accounted for as a pooling of interests and assuming that all outstanding Cleburne common stock was exchanged for First Financial common stock at the Exchange Rate of 2.1073) on the first day of each year presented and each of the six months ended June 30, 1997 and 1998. This financial information is not audited. Also, this financial information is not necessarily indicative of results that would have been achieved in these prior periods had the exchange been completed as assumed or that will be achieved in the future.

     First Financial's per share financial information has been adjusted to reflect stock splits and stock dividends, including the 10% stock dividend on each share of First Financial common stock that First Financial declared on October 27, 1998 payable on December 1, 1998 to First Financial shareholders of record on November 16, 1998.

                       FIRST FINANCIAL AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                   (in thousands, except per share amounts)

                                                                                                                 Six months ended
                                                              Year ended December 31,                                June 30,
                                          ----------------------------------------------------------------     ---------------------

                                              1993        1994         1995         1996         1997             1997        1998
                                           ---------    ---------    ---------    ---------    ---------        --------    --------
Consolidated summary of
income statement data:
  Interest income.......................  $   62,995  $   64,621   $   74,657   $   84,176  $   95,884      $   45,640   $   52,992
  Interest expense......................      21,513      22,416       29,448       33,731      39,461          18,378       22,168
                                          ----------  ----------   ----------   ----------  ----------      ----------   ----------
  Net interest income...................      41,482      42,205       45,209       50,445      56,423          27,262       30,824
  Provision (credit) for loan losses....         511        (882)         168        1,200       1,114             434          420
  Noninterest income....................      12,940      12,313       15,030       15,842      18,622           9,003       10,356
  Noninterest expense...................      33,428      34,635       34,400       37,570      43,802          20,894       24,395
                                          ----------  ----------   ----------   ----------  ----------      ----------   ----------
  Income before income taxes............      20,483      20,765       25,671       27,517      30,129          14,937       16,365
  Provision for income taxes............       6,615       6,805        8,656        9,395      10,066           5,001        5,375
                                          ----------  ----------   ----------   ----------  ----------      ----------   ----------
  Net income before
    cumulative effect of
    accounting change...................      13,868      13,960       17,015       18,122      20,063           9,936       10,990
  Cumulative effect of
    accounting change(1)................       1,005          --           --           --          --              --           --
                                          ----------  ----------   ----------   ----------  ----------      ----------   ----------
  Net income............................  $   14,873  $   13,960   $   17,015   $   18,122  $   20,063      $    9,936   $   10,990
                                          ==========  ==========   ==========   ==========  ==========      ==========   ==========
  Net income per share before cumulative
  effect of accounting change...........  $     1.52  $     1.53   $     1.85   $     1.97  $     2.12      $     1.05   $     1.15
                                          ==========  ==========   ==========   ==========  ==========      ==========   ==========
  Net income per share..................  $     1.63  $     1.53   $     1.85   $     1.97  $     2.12      $     1.05   $     1.15
                                          ==========  ==========   ==========   ==========  ==========      ==========   ==========
  Net income per share assuming dilution  $     1.63  $     1.53   $     1.84   $     1.95  $     2.10      $     1.05   $     1.15
                                          ==========  ==========   ==========   ==========  ==========      ==========   ==========

Consolidated per share data
applicable to First Financial
Common Stock:
  Net income............................  $     1.63  $     1.53   $     1.85   $     1.97  $     2.12      $     1.05   $     1.15
  Net income assuming dilution..........        1.63        1.53         1.84         1.95        2.10            1.05         1.15
  Cash dividends declared...............        0.56        0.64         0.71         0.79        0.88            0.43         0.48
  Book value at period end..............       11.06       11.86        13.08        14.20       15.57           14.93        16.26

Consolidated balance sheet
data at period end:
  Investment securities.................  $  482,885  $  490,950   $  481,117   $  511,789  $  582,555      $  543,837   $  564,231
  Loans, net of allowance
    for loan losses.....................     427,627     437,686      497,735      563,459     698,651         597,890      718,720
  Total assets..........................   1,069,389   1,066,982    1,125,887    1,262,041   1,573,509       1,323,045    1,537,117
  Deposits..............................     960,389     950,251      997,578    1,121,881   1,412,724       1,171,131    1,369,795
  Total liabilities.....................     968,660     958,465    1,005,859    1,130,880   1,425,283       1,181,314    1,382,191
  Total shareholders' equity............     100,729     108,517      120,028      131,161     148,226         141,731      154,926

------------------------
(1) As of January 1, 1993, First Financial recorded the cumulative effect of the change in accounting for income taxes to comply with Statement of Financial Accounting Standards No. 109.

                                   CLEBURNE
                            SELECTED FINANCIAL DATA
                   (in thousands, except per share amounts)

                                                                                                                 Six months ended
                                                              Year ended December 31,                                June 30,
                                          ----------------------------------------------------------------     ---------------------

                                              1993        1994         1995         1996         1997            1997        1998
                                           ---------    ---------    ---------    ---------    ---------        --------    --------

Summary of
 income statement data:
  Interest income........................ $    3,757  $    3,924   $    4,508   $    4,987  $    5,603      $    2,700   $    2,941
  Interest expense.......................      1,346       1,394        1,804        1,967       2,274           1,090        1,210
                                          ----------  ----------   ----------   ----------  ----------      ----------   ----------
  Net interest income....................      2,411       2,530        2,704        3,020       3,329           1,610        1,731
  Provision for loan losses..............        248          --           --           --          --              --           15
  Noninterest income.....................        610         600          656          648         858             399          473
  Noninterest expense....................      2,086       1,976        2,060        2,259       2,728           1,328        1,416
                                          ----------  ----------   ----------   ----------  ----------      ----------   ----------
  Income before income taxes.............        687       1,154        1,300        1,409       1,459             681          773
  Provision for income taxes.............        237         398          450          489         496             237          263
                                          ----------  ----------   ----------   ----------  ----------      ----------   ----------
  Net income............................. $      450  $      756   $      850   $      920  $      963      $      444   $      510
                                          ==========  ==========   ==========   ==========  ==========      ==========   ==========
  Net income per share................... $     2.02  $     3.58   $     4.06   $     4.42  $     4.64      $     2.13   $     2.47
                                          ==========  ==========   ==========   ==========  ==========      ==========   ==========
  Net income per share assuming dilution. $     2.02  $     3.58   $     4.06   $     4.42  $     4.64      $     2.13   $     2.47
                                          ==========  ==========   ==========   ==========  ==========      ==========   ==========

Per share data
applicable to Cleburne
Common Stock:
  Net income............................. $     2.02  $     3.58   $     4.06   $     4.42  $     4.64      $     2.13   $     2.47
  Net income assuming dilution...........       2.02        3.58         4.06         4.42        4.64            2.13         2.47
  Cash dividends declared................       0.24        1.00         1.25         1.35        1.35              --           --
  Book value at period end...............      21.65       23.35        27.24        30.21       33.62           32.49        36.21

Balance sheet
data at period end:
  Investment securities.................. $   25,967  $   26,507   $    27,652  $   29,662  $   33,463      $   31,338   $   38,253
  Loans, net of allowance
  for loan losses........................     24,584      27,025        28,646      31,559      34,173          32,679       32,317
  Total assets...........................     58,913      62,072        64,882      70,604      83,537          79,202       83,813
  Deposits...............................     53,815      56,662        58,383      63,559      75,985          71,873       75,716
  Total liabilities......................     53,945      56,771        58,819      63,960      76,226          72,113       75,995
  Total shareholders' equity.............      4,968       5,301         6,063       6,644       7,311           7,089        7,818

                 FIRST FINANCIAL AND SUBSIDIARIES AND CLEBURNE
                  PRO FORMA COMBINED SELECTED FINANCIAL DATA
                   (in thousands, except per share amounts)


                                                                                                                 Six months ended
                                                                           Year ended December 31,                   June 30,
                                                                   -------------------------------------      ----------------------
                                                                      1995         1996          1997            1997       1998
                                                                   ----------   ----------    ----------      ----------  ----------
Consolidated summary of
income statement data:
  Interest income..............................................    $   79,165   $   89,163    $  101,487      $   48,340  $   55,933
  Interest expense.............................................        31,251       35,698        41,735          19,468      23,378
                                                                   ----------   ----------    ----------      ----------  ----------
  Net interest income..........................................        47,914       53,465        59,752          28,872      32,555
  Provision for loan losses....................................           168        1,200         1,114             434         435
  Noninterest income...........................................        15,685       16,490        19,480           9,402      10,829
  Noninterest expense..........................................        36,460       39,829        46,530          22,222      25,811
                                                                   ----------   ----------    ----------      ----------  ----------
  Income before income taxes...................................        26,971       28,926        31,588          15,618      17,138
  Provision for income taxes...................................         9,106        9,884        10,562           5,238       5,638
                                                                   ----------   ----------    ----------      ----------  ----------
  Net income...................................................    $   17,865   $   19,042    $   21,026      $   10,380  $   11,500
                                                                   ==========   ==========    ==========      ==========  ==========
  Net income per share of First
  Financial common stock.......................................    $     1.86   $     1.97    $     2.12      $     1.05  $     1.15
                                                                   ==========   ==========    ==========      ==========  ==========
  Net income per share of First Financial
    common stock assuming dilution.............................    $     1.84   $     1.96    $     2.10      $     1.04  $     1.15
                                                                   ==========   ==========    ==========      ==========  ==========
Consolidated per share data
applicable to First Financial
common stock:
  Net income...................................................    $     1.86   $     1.97    $     2.12      $     1.05  $     1.15
  Net income assuming dilution.................................          1.84         1.96          2.10            1.04        1.15
  Cash dividends declared......................................          0.71         0.79          0.88            0.43        0.48
  Book value at period end.....................................         13.07        14.20         15.65           14.66       16.30

Consolidated balance sheet
data at period end:
  Investment securities........................................    $  508,769   $  541,451    $  616,018      $  575,175  $  602,484
  Loans, net of allowance for
    loan losses................................................       526,381      595,018       732,824         630,569     751,037
  Total assets.................................................     1,190,769    1,332,645     1,657,046       1,402,247   1,620,930
  Deposits.....................................................     1,055,961    1,185,440     1,488,709       1,243,004   1,445,511
  Short-term borrowings........................................            85          110         4,770             100       1,120
  Long-term debt...............................................            75           37           --              --          --
  Total shareholders' equity...................................       126,091      137,805       155,537         148,820     162,742

                          COMPARATIVE PER SHARE DATA
                                  (Unaudited)

     We are providing the following per share financial information of First Financial, Cleburne, and First Financial and Cleburne combined. This per share financial information should help you analyze the financial aspects of the exchange. This per share financial information is unaudited. You should read this per share financial information in conjunction with the First Financial financial statements (and related notes) contained in the annual reports and other information filed with the SEC and the Cleburne financial statements (and related notes) contained in this Prospectus.

     The pro forma per share financial information assumes that we completed the exchange (accounted for as a pooling of interests and assuming that all outstanding Cleburne common stock was exchanged for First Financial common stock at the Exchange Rate of 2.1073) on the first day of 1995 through 1997 and the six months ended June 30, 1998. This pro forma per share financial information is not necessarily indicative of results that would have been achieved in these periods presented had the exchange been completed as assumed or that will be achieved in the future.

     First Financial's per share financial information has been adjusted to reflect stock splits and stock dividends, including the 10% stock dividend on each share of First Financial common stock that First Financial declared on October 27, 1998 payable on December 1, 1998 to First Financial shareholders of record on November 16, 1998.

                                                First Financial                      Cleburne
                                           --------------------------      ------------------------------
                                                          Pro Forma         Equivalent
                                            Historical   Combined(2)        Historical       Pro Forma(3)
                                           ------------  ------------      ------------    ---------------
Shareholders' Equity:
December 31, 1997........................    $15.57                      $15.65           $33.62    $32.99
June 30, 1998............................     16.26                       16.30            36.21     34.34
Cash Dividends Declared:(1)
Year ended December 31:
     1995................................    $ 0.71                      $ 0.71           $ 1.25    $ 1.49
     1996................................      0.79                        0.79             1.35      1.67
     1997................................      0.88                        0.88             1.35      1.86
Six months ended
     June 30, 1998.......................      0.48                        0.48               --      1.01
Net Income:
     Year ended December 31, 1995:
     Basic...............................    $ 1.85                      $ 1.86           $ 4.06    $ 3.92
     Assuming dilution...................      1.84                        1.84             4.06      3.87
Year ended December 31, 1996:
     Basic...............................      1.97                        1.97             4.42      4.16
     Assuming dilution...................      1.95                        1.96             4.42      4.12
Year ended December 31, 1997:
     Basic...............................      2.12                        2.12             4.64      4.46
     Assuming dilution...................      2.10                        2.10             4.64      4.43
Six months ended
     June 30, 1998:
     Basic...............................      1.15                        1.15             2.47      2.43
     Assuming dilution...................      1.15                        1.15             2.47      2.42

--------------------
(1) The First Financial pro forma combined cash dividends per share amounts represent historical cash dividends declared per share only on First Financial common stock.
(2) The First Financial pro forma combined per share amounts include First Financial and Cleburne.
(3) The Cleburne equivalent pro forma per share amounts are calculated by multiplying the First Financial pro forma combined per share amounts by the Exchange Rate of 2.1073.

                              THE EXCHANGE OFFER

     The information in this Prospectus concerning the terms of our offer (the "Exchange Offer") is a summary only and you should refer to the Stock Exchange Agreement and Plan of Reorganization, dated as of September 4, 1998, as amended by Amendment No. 1 thereto (the "Exchange Agreement"), which is incorporated herein by reference.

GENERAL

     Pursuant to the Exchange Agreement, we are offering to acquire from the Cleburne shareholders all of the issued and outstanding Cleburne common stock. In exchange for each share of Cleburne common stock, we will issue and deliver
2.1073 shares of First Financial common stock to each Cleburne shareholder (the "Exchange"). See "--The Exchange Rate."

     Cleburne shareholders must tender the Required Amount of the Cleburne common stock for the Exchange to occur. The Exchange Offer is also subject to certain other conditions. See "--Conditions to the Exchange."

BACKGROUND OF THE EXCHANGE OFFER

     In September 1997, Cleburne approached First Financial to discuss the possibility of First Financial acquiring Cleburne. It decided that First Financial, with its strong resources and community operations, would present a strategic fit. Thus, Mr. Kenneth T. Murphy, the Chairman, President and Chief Executive Officer of First Financial, Mr. H. Sandy Ledbetter, President and Chief Executive Officer of Cleburne, and Mr. George W. Marti, who owns 60% of the outstanding Cleburne common stock and is a director of Cleburne, began discussions regarding the acquisition.

     In November 1997, Cleburne decided to discontinue discussions with First Financial in order to evaluate its strategic options. After evaluating various strategic alternatives, Cleburne decided to resume discussions with First Financial.

     In June 1998, Cleburne again approached First Financial. Mr. Murphy met with Mr. Ledbetter, and Mr. Ledbetter informed Mr. Murphy that Cleburne would prefer a stock-for-stock exchange or merger.

     On July 8, 1998, Mr. Murphy and Mr. Curtis R. Harvey, Executive Vice President and Chief Financial Officer of First Financial, met with Messrs. Ledbetter and Marti to discuss further the possible terms of an acquisition and a preliminary range of pricing.

     On July 20, 1998, Mr. Ledbetter met with the Cleburne Board of Directors to inform them of the discussions with First Financial.

     Following the meeting of the Cleburne Board of Directors, Messrs. Ledbetter, Murphy and Harvey held further discussions regarding price. They tentatively agreed that the price per share should equal approximately $42.00. They further tentatively agreed that the exchange rate would be subject to adjustment if the Market Price is less than $40.00 per share or greater than $44.00 per share. In addition, they tentatively agreed that if, under the exchange rate formula, more than 375,000 shares of First Financial common stock would be issued, either First Financial or Cleburne could terminate the exchange (which would occur if the Market Price were $38.36 or less).

     On July 23, 1998, Messrs. Murphy and Harvey attended a meeting of the Cleburne Board of Directors to discuss the possible acquisition. On July 24, 1998, the Cleburne Board of Directors met and authorized Mr. Ledbetter to execute a letter of intent.

     On July 27, 1998, Messrs. Ledbetter and Murphy executed a letter of intent reflecting their agreement on the basic terms of the transaction and their desire to negotiate a definitive agreement. Afterwards, First Financial performed a due diligence review of Cleburne.

     On July 28, 1998, the First Financial Board of Directors met and authorized Messrs. Murphy and Harvey to negotiate a definitive agreement with Cleburne.

     During the ensuing weeks, representatives of First Financial and Cleburne and their respective counsel negotiated the terms of the definitive agreement, which reflected substantially the terms of the tentative agreement discussed above, and the Cleburne Board of Directors met to review the exchange rate and other terms of the transaction. The definitive agreement provided for an exchange rate of 1.75 shares (1.9158 shares as adjusted to reflect the 10% stock dividend declared by First Financial on October 27, 1998) of First Financial common stock for each outstanding share of Cleburne common stock, except that if the Market Price was less than $40.00 per share or greater than $44.00 per share, the exchange rate would be adjusted by multiplying it by a fraction, the numerator of which is $42.00 and the denominator of which is the Market Price. The definitive agreement also provided that either party could terminate the exchange if First Financial was required to issue more than 375,000 shares in the exchange.

     On September 4, 1998, D. Latin and Company, Inc. ("Latin"), Cleburne's financial advisor, issued an opinion that the exchange rate set forth in the definitive agreement is fair from a financial point of view to the Cleburne shareholders provided that the Market Price is not less than $37.50 per share. See "--Fairness Opinion."

     On September 4, 1998, the Cleburne Board of Directors met and approved the definitive agreement, and later that day, Cleburne and First Financial executed it. On September 25, 1998, First Financial waived a condition in the definitive agreement that Cleburne redeem its outstanding preferred stock prior to consummation of the Exchange.

     After the definitive agreement was signed, the First Financial common stock closing prices dropped to a range of approximately $34.50 to $39.25 per share, as reported on the Nasdaq National Market. As a result, under the definitive agreement, the Market Price likely would have been less than $37.50 per share and the exchange rate likely would have been adjusted upward. This adjustment, however, would have required First Financial to issue more than 375,000 shares of First Financial common stock (if the 375,000 share limit was not in the definitive agreement). Accordingly, under the definitive agreement, both Cleburne and First Financial likely would have had a right to terminate the exchange.

      During the week of October 26, 1998, Messrs. Murphy and Harvey negotiated with Mr. Ledbetter a proposed amendment to the definitive agreement to provide, among other things, that the exchange rate would be based on First Financial issuing 375,000 shares in the exchange (assuming 100% of the Cleburne shareholders accept the exchange offer.) On October 27, 1998, the First Financial Board of Directors declared a 10% stock dividend on each share of First Financial common stock payable on December 1, 1998 to First Financial shareholders of record on November 16, 1998. Accordingly, as provided in the definitive agreement, the parties also agreed that this revised exchange rate should be adjusted to reflect this 10% stock dividend. Consequently, the Exchange Rate of 2.1073 shares of First Financial common stock for each outstanding share of Cleburne common stock is based on First Financial issuing 375,000 shares of First Financial common stock, adjusted to 412,483 shares to reflect the stock dividend.

     In connection with its consideration of the new exchange rate, the Cleburne Board of Directors requested that Latin issue a new opinion with respect to the fairness, from a financial point of view, of the revised exchange rate.

     On October 29, 1998, Latin issued a revised opinion that the Exchange Rate is fair from a financial point of view to the Cleburne shareholders provided that the Market Price is not less than $36.00 per share without taking into account the 10% stock dividend declared by First Financial on October 27, 1998 or is not less than $32.73 per share after giving effect to this 10% stock dividend.

     On October 30, 1998, the Cleburne Board of Directors met and approved a first amendment to the definitive agreement that, among other things, provides for the Exchange Rate of 2.1073, and the parties executed the first amendment later that day.

OUR REASONS FOR THE EXCHANGE OFFER

     As part of our current business strategy, we wish to expand First Financial's activities into areas in Texas where we believe that long-term opportunities to benefit First Financial and its shareholders exist. By acquiring Cleburne, we believe that First Financial will expand its position into a more dominant one in the Cleburne, Texas market, which, we believe, has substantial growth potential, thereby providing even greater asset and earnings growth opportunities.

     We also believe that the physical banking facilities of Cleburne will support the growth we're experiencing in the Cleburne, Texas market.

     Finally, we believe that, considering the recent increases in the number, size and frequency of combinations occurring within the financial and banking industries and the likelihood that future changes in banking laws will further encourage these combinations, First Financial will benefit by continuing to grow by acquiring quality community banks in favorable markets.

CLEBURNE'S REASONS FOR THE EXCHANGE OFFER

     We and Cleburne engaged in arm's length negotiations over the terms of the Exchange Agreement, including the Exchange Rate. Cleburne consulted with its legal counsel throughout the course of our negotiations. The Cleburne Board of Directors believes that the Exchange Offer is fair to the Cleburne shareholders and therefore approved it. In approving the Exchange Offer, the Cleburne Board of Directors considered a number of factors, which the Cleburne Board did not assign any relative or specific weight to, including the following:

1.   The financial terms of the Exchange Offer. The Cleburne Board of Directors
     -----------------------------------------
     considered the value of the Exchange Offer when compared to the book value per share of Cleburne common stock. The Cleburne Board of Directors believes that the Exchange Rate represents a fair multiple of the book value per share of Cleburne common stock and the historical and projected earnings of Cleburne. The Cleburne Board of Directors also considered the financial terms of other recent banking combinations and determined that the financial terms of the Exchange Offer are comparable to these combinations. Finally, the Cleburne Board of Directors received a fairness opinion from Latin, Cleburne's financial advisor, which is attached hereto as Annex B, that the Exchange Rate is fair from a financial point of view to the Cleburne shareholders provided that the Market Price is not less than $36.00 per share without taking into account the 10% stock dividend declared by First Financial on October 27, 1998 or is not less than $32.73 per share after giving effect to this 10% stock dividend.

2.   Certain financial and other information about First Financial. The Cleburne
     -------------------------------------------------------------
     Board of Directors considered certain financial and other information about First Financial when evaluating the Exchange Offer, including First Financial's financial condition, asset quality, historical earnings and historical operations, the historical growth in market value of First Financial common stock and the liquid nature of First Financial common stock.

3.   The terms, other than the financial terms, and structure of the Exchange
     ------------------------------------------------------------------------
     Offer. The Cleburne Board of Directors considered the anticipated tax-free
     -----
     consequences of the Exchange Offer to Cleburne shareholders (except for fractional shares).

4.   Other Considerations. The Cleburne Board of Directors considered whether
     --------------------
     Mr. Marti, as a 60% shareholder, would support the transaction. Also, the Cleburne Board of Directors considered the manner in which First Financial historically has treated the welfare of employees of acquired banks. Finally, the Cleburne Board of Directors considered that management and the Cleburne board members would likely continue to have an active role in management.

     The Cleburne Board of Directors also believes that Cleburne's business will benefit from First Financial's resources and experience, and will experience operational benefits and efficiencies, and that the Exchange and Merger will produce an entity better able to take advantage of the Cleburne, Texas market. In addition, the Cleburne Board of Directors believes that the Exchange Offer would allow Cleburne shareholders to exchange their shares for a security in a company that has a broader market appeal and is a more liquid investment. First Financial common stock is traded on the Nasdaq National Market, which will give the Cleburne shareholders greater liquidity.

     The Cleburne Board of Directors believes that the Cleburne shareholders will benefit because a larger banking organization can compete in a highly-competitive marketplace. And it believes that, if the Exchange and Merger occur, Cleburne would retain its community bank character, even as a subsidiary of a substantially larger bank holding company.

OPINION OF FINANCIAL ADVISOR

     On August 20, 1998, the Cleburne Board of Directors retained Latin to act as its financial advisor and to render an opinion with respect to the fairness, from a financial point of view, of the Exchange Rate in the Exchange Offer. In requesting Latin's fairness opinion, the Cleburne Board of Directors did not give any special instructions to Latin or impose any limitations upon the scope of the investigations that Latin deemed necessary to enable it to deliver its opinion.

     The Cleburne Board of Directors engaged Latin as its financial advisor because Latin is known regionally for its expertise in providing financial advisory services to small and medium-sized banks and bank holding companies in Texas. For over ten years, Latin has continually engaged in the valuation of banks and other businesses and their securities in connection with mergers and acquisitions, private placements, and fairness opinions, and valuations for estate and other purposes. Prior to 1983, Donald E. Latin, President of Latin, spent over 25 years as an executive of investment banking firms where, among other things, he performed similar services for corporations. Prior to this engagement, neither Latin nor any affiliate of Latin had performed any investment banking or other financial services for or had any other material relationship with Cleburne or First Financial.

     On September 4, 1998, Latin delivered to the Cleburne Board of Directors its written opinion (the "Initial Opinion") that the Exchange Rate is fair, from a financial point of view, to the Cleburne shareholders provided that the Market Price is not less than $37.50 per share.

     In rendering its opinion, Latin reviewed, analyzed and relied upon, among other things: (i) a draft of the Exchange Agreement, (ii) annual financial statements of Cleburne for the five years ended December 31, 1997 and certain interim financial reports, (iii) other financial information concerning the business and operations of Cleburne including certain internal financial analyses and forecasts of Cleburne, (iv) certain publicly available financial statements and reports, reported prices and trading activity, and other information regarding First Financial, (v) certain publicly available information with respect to comparable publicly-owned bank holding companies and their securities, (vi) the financial terms, to the extent publicly available, of certain comparable transactions, and (vii) such other analyses as Latin deemed appropriate. In addition, Latin had discussions with senior management of Cleburne concerning its past and current operations, financial condition and prospects.

     In arriving at its opinion, Latin relied on and assumed the accuracy and completeness of all forgoing information provided by Cleburne management or made publicly available. Latin did not independently verify such information or perform any independent appraisals. Also, Latin assumed that the Cleburne financial forecasts that it relied on reflected the best currently available estimates and judgments of Cleburne management. Finally, Latin relied on economic and other conditions as currently in effect.

     Latin performed the following analyses in connection with the Initial Opinion.

1.   Analysis of Selected Transactions. Latin analyzed certain merger and
     ---------------------------------
     acquisition transactions based upon the acquisition price (at announcement) relative to the latest twelve months earnings and tangible book value of the target companies at announcement. Latin analyzed five transactions related to the acquisition of banks and bank holding companies in Texas with total assets of $45 million to $120 million. These transactions had a ratio of purchase price to latest 12 months earnings at announcement ranging from 12.75 to 18.5 with an average of 15.8 (which compares with the Exchange Offer, which is valued at 13.7 times). The ratio of purchase price to tangible book value ranged from 1.8 times book to 2.2 with an average of 2 (which compares with the Exchange Offer, which is also valued at 2 times the tangible book value of Cleburne).

2.   Comparable Company Analysis. Latin compared selected balance sheet data,
     ---------------------------
     asset quality, capitalization and profitability ratios as of and for the twelve months ended June 30, 1998, and market statistics as of August 31, 1998 of Cleburne with a group of five selected bank holding companies in the Southwest with assets of less than $500 million (the "Comparable Group") for the same periods. This comparison, among other things, showed that: (i) Cleburne's equity to asset ratio was 8.82% as compared with an average of 8.39% for the Comparable Group, (ii) Cleburne's return on average equity of 14.3% as compared with an average of 14.77% for the Comparable Group, (iii) Cleburne's return on average assets of 1.24% as compared with an average of 1.31% for the Comparable Group, (iv) at August 31, 1998, the average price to latest published trailing 12 months earnings of 14.5 times earnings for the Comparable Group as compared with the purchase price for Cleburne to the latest 12 months earnings of Cleburne of
     13.7 times earnings (based on a Market Price of $37.50), and (v) at August 31, 1998, the average price to tangible book value of 2 times for the Comparable Group as compared with the purchase price for Cleburne versus the tangible book value of Cleburne of 2 times (based on a Market Price of $37.50).

3.   Discounted Cash Flow Analysis. Using discounted cash flow analysis, Latin
     -----------------------------
     assumed that Cleburne would perform according to its forecasts. Based on its 1998 forecasts, Cleburne projected a 6% annual growth in loans, a 4.2% to 4.8% annual growth in assets, and a 3.7% to 4.2% annual growth in deposits. These Cleburne forecasts also projected, based on 1998 forecasts, increases in net income of 4.7% in 1999, 4.9% in 2000, and 4.4% per year in years 2001 through 2004. Also, Latin estimated the present value of the future stream of Cleburne's after-tax cash flow through 2003, assuming the terminal value of the end of the period for Cleburne by applying multiples of earnings of 13.7 and 12 times and discounting the cash flow streams at discount rates of from 13% to 15% chosen to reflect different assumptions relating to rates of return and inherent risk relating to the projections. The discounted cash flow analysis indicated a range of $63.96 per share to $75.27 per share. This range compares with a purchase price for Cleburne of $71.84 per share based on a Market Price of $37.50 per share.


     Based on its analysis and assumptions, Latin opined that the exchange rate set forth in the definitive agreement was fair, from a financial point of view, to the Cleburne shareholders provided that the Market Price is not less than $37.50 per share.

     After the Initial Opinion, the Cleburne Board of Directors requested a new opinion of Latin in connection with the Cleburne Board's approval of the first amendment to the exchange agreement and the decline in the Market Price. Latin performed an updated analysis of the Exchange Rate based upon market conditions as of October 29, 1998. Latin reviewed the five selected transactions referred to in (1) above, updated its analysis of the Comparable Group, and reviewed the decline in trading prices of four of the publicly-owned bank holding companies in the Comparable Group. Based upon this analysis, which reflects a different environment for smaller bank stocks, Latin issued a new opinion on October 29, 1998 (the "Second Opinion") that the Exchange Rate is fair, from a financial point of view, to the Cleburne shareholders provided that the Market Price is not less than $36.00 per share without taking into account the 10% stock dividend declared by First Financial on October 27, 1998 or is not less than $32.73 per share after giving effect to this 10% stock dividend. Latin's opinion is attached hereto as Annex B.

     Latin reviewed, analyzed and relied on the documents and information and relied on the assumptions referred to above, and Latin performed the following additional analyses in connection with the Second Opinion:

1.   Analysis of Selected Transactions. No new transactions that Latin
     ---------------------------------
     considered comparable occurred. Latin compared the ratios of purchase price to the latest twelve months earnings for the five selected transactions referred to in (1) above to the Exchange Offer (assuming a Market Price of $36.00), which is valued at 12.8 times earnings, and the ratios of purchase price to tangible book value to the Exchange Offer (assuming a Market Price of $36.00), which is valued at 2 times tangible book value.

2.   Comparable Company Analysis. The price to earnings ratios and price to
     ---------------------------
     tangible book value ratios were updated reflecting trailing twelve months earnings for the period ended September 30, 1998 and tangible book value as of September 30, 1998. The average price to trailing twelve months earnings for the Comparable Group was 13.3 times earnings as compared with the purchase price of Cleburne to the latest 12 months earnings of Cleburne of
     12.8 times earnings (based on a Market Price of $36.00). The average price to tangible book value for the Comparable Group was 1.9 times as compared with the purchase price of Cleburne versus the tangible book value of Cleburne of 2 times (based on a Market Price of $36.00). From August 31, 1998 to October 27, 1998, three of the Comparable Group's publicly-traded stocks experienced declines in market prices of over 8.5% and one experienced a small decline.

3.   Discounted Cash Flow Analysis. The discounted cash flow analysis performed
     -----------------------------
     in (3) above indicated a range of $63.96 per share to $75.27 per share. This range compares with a purchase price of Cleburne of $68.97 per share based on a Market Price of $36.00 per share.

     Based on its analysis and assumptions, Latin opined that the Exchange Rate is fair, from a financial point of view, to the Cleburne shareholders provided that the Market Price is not less than $36.00 per share without taking into account the 10% stock dividend declared by First Financial on October 27, 1998 or is not less than $32.73 per share after giving effect to this 10% stock dividend.


OPERATION AFTER THE EXCHANGE OFFER AND MERGER

     After the Exchange, First Financial will own at least 90% of the outstanding Cleburne common stock. If the Merger occurs, Cleburne will be merged with and into First National. See "--Anticipated Merger and Dissenting Shareholders' Rights."

     First Financial provides management and technical resources to the First Financial Banks, which enables them to improve or expand their banking services while continuing their local activity and identity. The First Financial Banks operate under the day-to-day management of their boards of directors and officers, which have substantial authority in making decisions concerning their own investments, loan policies, interest rates, and service charges. First Financial assists its banks, especially with decisions concerning major capital expenditures, employee fringe benefits (including pension plans and group insurance), dividend policies, and appointment of officers and directors and their compensation. First Financial also performs, through corporate staff groups, internal audits and loan reviews of its banks. First Financial, through First National Bank of Abilene, provides advice to and specialized services for its banks related to lending, investing, purchasing, advertising, public relations, and computer services.

     After consummation of the Exchange Offer, we intend to redeem all outstanding Cleburne preferred stock according to its terms. Under these terms, after written notice to the holders of Cleburne preferred stock, we may redeem the Cleburne preferred stock for $15.00 per share plus any declared but unpaid dividends. As of September 15, 1998, there were 48,690 shares of outstanding Cleburne preferred stock.

THE EXCHANGE RATE

     We will issue and exchange 2.1073 shares of First Financial common stock for each share of Cleburne common stock that Cleburne shareholders who accept the Exchange Offer tender before the Expiration Date.




      We will not issue any fractional shares of First Financial common stock to Cleburne shareholders in the Exchange Offer. Instead, we will pay Cleburne shareholders cash for these fractional shares based on the Market Price. See "--Fractional Shares."

THE EXPIRATION DATE

     The Exchange Offer shall expire on the Expiration Date, which is 5:00 p.m., central standard time, on ______________, 1998, unless we extend this time. If we extend this time, we will publicly announce the extension as soon as practicable after we make the extension. We will make the public announcement no later than 9:00 a.m. Eastern time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make a public announcement, we will not have any obligation to publish or communicate any such public announcement other than by making a release to the Dow Jones News Service.

CONDITIONS TO THE EXCHANGE

     The Exchange will not be consummated unless certain conditions are satisfied or waived on or before the Expiration Date, including the following:

     (1) the Cleburne shareholders must validly tender the Required Amount of outstanding Cleburne common stock to the Exchange Agent before the Expiration Date;

     (2) all mandatory waiting periods must expire and all regulatory approvals, filings, registrations and notifications, including the Federal Reserve Board's approval of the Exchange, must be received or made;

(3) we must receive an opinion from our independent accountants that we may account for the transactions contemplated by the Exchange Agreement as a "pooling-of-interests;"

(4) we must receive an opinion from Cleburne's counsel as to certain corporate matters regarding Cleburne;

(5) Cleburne must receive an opinion from its independent accountants or tax counsel that the Exchange will not be considered a taxable event to Cleburne or the Cleburne shareholders (except for cash received for fractional shares) for federal income tax purposes;

(6) Cleburne must receive an opinion from our counsel as to certain corporate matters regarding First Financial;

(7) there shall be no material adverse change in the financial conditions of First Financial and Cleburne from June 30, 1998 to the Expiration Date;

(8) there shall be no order, judgment or decree or proceeding or litigation by any court, governmental body or regulatory authority pertaining to the Exchange Offer;

(9) all the respective representations and warranties of Cleburne and First Financial in the Exchange Agreement as of the date of this Prospectus and as of the Expiration Date must be accurate;

(10) all the respective obligations and agreements and all the respective covenants and conditions in the Exchange Agreement must be performed and complied with by Cleburne and First Financial on or before the Expiration Date;

(11) the SEC shall declare that the Registration Statement filed by us pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the First Financial common stock to be issued in the Exchange is effective, there shall be no stop orders issued or threatened, and First Financial and Cleburne shall have complied with all applicable state and federal securities laws relating to the Exchange Offer;

(12) Cleburne shall have taken the necessary action to freeze its 401(k) plan and we must be satisfied that the ESOP and 401(k) plan are qualified plans under, and in substantial compliance with, the Employee Retirement Income Security Act of 1974, the Internal Revenue Code of 1986, and all other applicable laws, rules and regulations and that no facts or circumstances known to Cleburne exist that, in our opinion and our counsel's opinion, may result in liability to First Financial or Cleburne or any of their directors, officers or employees arising out of, or in connection with, administration of the ESOP or 401(k) plan or freezing of the 401(k) plan if the Exchange and Merger are consummated;

(13) Cleburne shall have purchased directors and officers run-off liability insurance coverage to survive the date of consummation of the Exchange (the "Closing Date");

(14) We must receive a Phase I Environmental Assessment report covering Cleburne's real property, and we must be satisfied with the results of this report; and

(15) We must receive an undertaking statement from each affiliate of Cleburne regarding their resales of First Financial common stock received in the Exchange.

TERMINATION OF THE EXCHANGE OFFER

The Exchange Agreement and the Exchange Offer may be terminated at any time prior to the Expiration Date for any of the following reasons:

(1) by mutual written consent of Cleburne and us;

(2) by us if Cleburne has materially breached a representation or warranty or covenant in the Exchange Agreement or if any of the conditions to the Exchange are not satisfied or waived;

(3) by Cleburne if we have materially breached a representation or warranty or covenant in the Exchange Agreement or if any of the conditions to the Exchange are not satisfied or waived;

(4) by Cleburne or us if the Closing Date shall not have occurred by January 31, 1999 or such later date agreed to in writing by Cleburne and us; or

(5) by Cleburne or us if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Exchange or Merger, and such order, decree, ruling or other action shall be final and nonappealable.

  Whether or not the transactions contemplated by the Exchange Agreement are consummated, each of the parties to the Exchange Agreement shall be responsible for their respective fees and expenses related to the negotiation, preparation, execution, and consummation of the transactions contemplated by the Exchange Agreement, including attorneys' and accountants' fees and expenses. If the Exchange is terminated without our acceptance of any shares of Cleburne common stock tendered, we will return promptly all shares tendered to the appropriate Cleburne shareholders.

EXCHANGE OF SHARES AND CERTIFICATES

  If you deliver a properly completed and executed letter of transmittal, which you received along with this Prospectus (a "Letter of Transmittal"), and stock certificates representing your shares of Cleburne common stock prior to the Expiration Date to the Exchange Agent at its address, then you will have accepted the Exchange Offer as to the number of shares reflected on the stock certificates delivered.

  Except as provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association, or other entity that is a member in good standing of the Security Transfer Agent's Medallion Program, the Stock Exchange Medallion Program, or the New York Stock Exchange, Inc. Medallion Signature Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if
(a) the Letter of Transmittal is signed by the registered holder of the shares of Cleburne common stock tendered therewith and this registered holder has not completed the box entitled "Special Exchange Instructions" on the Letter of Transmittal or (b) the shares of Cleburne common stock tendered therewith are for the account of an Eligible Institution. See Instructions 1 and 3 of the Letter of Transmittal.

  YOU MUST CHOOSE HOW TO DELIVER THE LETTER OF TRANSMITTAL, STOCK CERTIFICATES, AND OTHER NECESSARY DOCUMENTS TO THE EXCHANGE AGENT AND YOU BEAR THE RISK OF HOW YOU MAKE THIS DELIVERY. WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE RATHER THAN A MAIL SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. YOU SHOULD SEND THE LETTER OF TRANSMITTAL, STOCK CERTIFICATES, AND OTHER NECESSARY DOCUMENTS TO THE EXCHANGE AGENT AT THE ADDRESS PROVIDED IN THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL.

  If you want us to issue the stock certificates representing your First Financial common stock in a name other than the name in which your stock certificates are registered, you must properly endorse or otherwise place in proper form for transfer your stock certificates so surrendered, and the person requesting this exchange must pay to First Financial or the Exchange Agent any applicable transfer or other taxes required due to the issuance of this certificate. If your stock certificates are registered in the name of your broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your shares, you should contact the registered holder promptly and instruct this registered holder to tender on your behalf. If your stock certificates are registered in the name of this registered holder and you wish to tender on your own behalf, you must, before completing and executing the Letter of Transmittal and delivering the Letter of Transmittal, stock certificates, and other necessary documents, either arrange to register your shares in your name or obtain a properly completed stock power from this registered holder.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Cleburne common stock listed therein, the stock certificates reflecting ownership of this Cleburne common stock must be endorsed or accompanied by appropriate stock powers that authorize this person to tender the Cleburne common stock on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on these stock certificates.

  If the Letter of Transmittal, any stock certificates representing Cleburne common stock tendered, or any stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation, or others acting in a fiduciary or representative capacity, these persons should so indicate when signing and, unless waived by us, submit with the Letter of Transmittal evidence satisfactory to us of their authority to so act.

  After the Expiration Date the Exchange Agent will send us written notice of the amount of outstanding Cleburne common stock validly tendered in the Exchange Offer. Promptly after we receive this notice, if all the conditions under the Exchange Agreement are satisfied or waived, then we will exchange each validly tendered share of Cleburne common stock for shares of First Financial common stock based on the Exchange Rate. We then will deliver by registered mail stock certificates representing the appropriate number of shares of First Financial common stock to the appropriate Cleburne shareholders. For information regarding fractional shares, see "--Fractional Shares." (pages 21-22)

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered shares of Cleburne common stock will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all shares of Cleburne common stock not properly tendered or any shares of Cleburne common stock our acceptance of which would, in the opinion of our counsel, be unlawful. We reserve the absolute right to waive any irregularities or conditions of tenders as to particular shares of Cleburne common stock. Unless waived by us, any defects or irregularities in connection with tenders of shares of Cleburne common stock must be cured within the time we determine. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of shares of Cleburne common stock nor shall any of them incur any liability for failure to give any notification. Tenders of shares of Cleburne common stock will not be deemed to have been made until such defects or irregularities have been cured or waived. As soon as practicable following the Expiration Date, the Exchange Agent will return without cost any stock certificates representing Cleburne common stock that were not properly tendered and as to which defects or irregularities have not been cured or waived to the tendering holder of these stock certificates, unless otherwise provided in the Letter of Transmittal.

  If any of the stock certificates representing your Cleburne common stock have been mutilated, lost, stolen or destroyed, you should contact the Exchange Agent at the address below for further instruction.

EXCHANGE AGENT

  The Trust Department of First National Bank of Abilene is the Exchange Agent for the Exchange. If you have any questions or requests for additional copies of this Prospectus, please direct them to the Exchange Agent as follows:

     By mail, overnight, courier
     or hand delivery:                         Trust Department
                                               First National Bank of Abilene
                                               Third Floor
                                               400 Pine Street
                                               Abilene, Texas 79601

     By facsimile transmission:                (915) 627-7342

     For confirmation by telephone:            (915) 627-7003

GUARANTEED DELIVERY PROCEDURES

  Cleburne shareholders who wish to tender their shares of Cleburne common stock and (i) whose stock certificates representing Cleburne common stock are not immediately available or (ii) who cannot deliver the Letter of Transmittal, their stock certificates, or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

     (1) the tender is made through an Eligible Institution;

     (2) prior to the Expiration Date, the Exchange Agent receives (by facsimile transmission, mail or hand delivery) from this Eligible Institution a properly completed and duly executed notice of guaranteed delivery, which you received along with this Prospectus (a "Notice of Guaranteed Delivery"), that (i) sets forth the name and address of the holder of Cleburne common stock, the certificate number or numbers of this Cleburne common stock, and the number of shares of Cleburne common stock tendered, (ii) states that the tender is being made thereby, and (iii) guarantees that, within three (3) business days after the Expiration Date, the Letter of Transmittal, the stock certificates representing the Cleburne common stock to be tendered in proper form for transfer, and any other necessary documents will be deposited by the Eligible Institution with the Exchange Agent; and

     (3) a properly completed and executed Letter of Transmittal, together with the stock certificates representing all tendered Cleburne common stock in proper form for transfer, and all other necessary documents are received by the Exchange Agent within three (3) business days after the Expiration Date.

FRACTIONAL SHARES

  We will not issue any fractional shares to you in the Exchange. Instead, if you are due fractional shares in the Exchange, we will pay you cash for your fractional shares based on the Market Price, which is $______ (after giving effect to the 10% stock dividend declared by First Financial on October 27,
1998). See "--Federal Income Tax Consequences" for discussion of tax consequences of receiving cash for fractional shares.

  Example: The Market Price is $______. If you own 100 shares of Cleburne common stock, then after the Exchange you will receive 210 shares of First Financial common stock and a check for the value of the .73 fractional share, which will be $______ (.73 fractional share multiplied by $______).

NO WITHDRAWAL RIGHTS

  Once you have tendered your Cleburne common stock, your tender is irrevocable and you cannot withdraw your shares. If the Exchange is terminated without our acceptance of any shares of Cleburne common stock tendered, we will return promptly all shares tendered to the appropriate Cleburne shareholders. See "--Termination of the Exchange Offer."

REGULATORY APPROVALS REQUIRED

  The Federal Reserve Board must approve the Exchange under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Federal Reserve Board's approval is pending.

FEDERAL INCOME TAX CONSEQUENCES

  The following summary discusses certain material United States Federal income tax consequences of the Exchange and Merger, including certain consequences to Cleburne shareholders who are citizens or residents of the United States and who hold their shares as capital assets. This summary does not discuss all tax consequences to Cleburne shareholders who are subject to special Federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons). This summary does not address the state, local or foreign tax consequences of the Exchange and Merger, if any.

  Cleburne has received an opinion from Rylander, Clay & Opitz, L.L.P., its independent accountants, with respect to certain Federal income tax consequences of the Exchange and Merger. A copy of their opinion, which is subject to certain qualifications and assumptions, is attached to this Prospectus as Annex A. The following summary of their opinion is qualified in its entirety by reference to their opinion at Annex A. Subject to the qualifications and assumptions set forth in their opinion, Rylander, Clay & Opitz, L.L.P. is of the opinion that, for Federal income tax purposes:

     1. The Exchange and Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"), and First Financial and Cleburne each will be a party to the reorganization within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by the Cleburne shareholders on the exchange of their shares of Cleburne common stock solely for shares of First Financial common stock pursuant to the terms of the Exchange Agreement to the extent of such exchange (except as provided below with respect to fractional shares).

     3. The Federal income tax basis of the shares of First Financial common stock for which shares of Cleburne common stock will be exchanged pursuant to the Exchange will be the same as the basis of such shares of Cleburne common stock exchanged therefor, less any proportionate part of such basis allocable to any fractional interest in any share of First Financial common stock.

     4. The holding period for the shares of First Financial common stock for which the shares of Cleburne common stock will be exchanged will include the holding period of the Cleburne common stock they are exchanged therefor, provided that such shares of Cleburne common stock were held as a capital asset on the date of the Exchange.

     5. Cleburne shareholders who receive cash in lieu of a fractional share of First Financial common stock will be treated as having received the cash in redemption of the fractional share and gain or loss will be recognized in an amount equal to the difference between the cash received and the proportionate part of basis allocable to the fractional share, which gain or loss will be a capital gain or loss if the Cleburne common stock was a capital asset in the hands of the Cleburne shareholder. Such capital gain or loss will be a long-term capital gain or loss if the holder's holding period for the First Financial common stock received, determined as set forth above, is longer than one year. The effective tax rate on any resulting net long-term capital gain for Cleburne shareholders who are individuals will generally depend on such shareholder's holding period for the shares of First Financial common stock received, determined as set forth above, and the income tax brackets under which such shareholder is taxed. For individual Cleburne shareholders, the maximum capital gains tax rate on property held more than twelve months is 20%.

     6. A Cleburne shareholder who does not accept the Exchange Offer and receives cash in exchange for shares of Cleburne common stock in the Merger will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's Federal income tax basis in such shares, provided that the Cleburne common stock was a capital asset in the hands of such shareholder at the time of the Merger. Such capital gain or loss will be long-term capital gain or loss if such shareholder's holding period for the Cleburne common stock exchanged is longer than one year as of the date of the Merger. The effective tax rate on any resulting net long-term capital gain for a Cleburne shareholder who is an individual will generally depend on such shareholder's holding period for shares of Cleburne common stock and the income tax brackets under which such shareholder is taxed.

   The income tax discussion set forth above is included for general information only and is based on the Internal Revenue Code of 1986, as amended (and authorities thereunder), as in effect on the date of this Prospectus, without consideration of the particular facts or circumstances of any Cleburne shareholder. Cleburne shareholders are urged to consult with their own tax advisors with respect to the federal income tax consequences of the Exchange and Merger in their particular situations, as well as the tax consequences under any applicable state, local or foreign tax laws.

RESALES BY CLEBURNE AFFILIATES

  Although we will register with the SEC the shares of First Financial common stock to be issued to Cleburne shareholders in the Exchange under the Securities Act, our registration will not cover resales of First Financial common stock by affiliates of Cleburne ("Cleburne Affiliates"). The term "Cleburne Affiliate" includes any person who, directly or indirectly, controls, or is controlled by, or is under common control with Cleburne at or during the time period covered by the Exchange Agreement. Each Cleburne Affiliate who desires to resell his First Financial common stock must sell his First Financial common stock (i) pursuant to an effective registration statement under the Securities Act; (ii) in accordance with the applicable provisions of Rule 145 under the Securities Act; or (iii) in a transaction that in the opinion of counsel for the Cleburne Affiliate or as described in a "no-action" or interpretive letter from the SEC, in each case reasonably satisfactory in form and substance to First Financial, is exempt from the registration requirements of the Securities Act. Rule 145(d) requires that each person deemed to be a Cleburne Affiliate resell his First Financial common stock pursuant to certain requirements of Rule 144 under the Securities Act if this First

Financial common stock is sold within the first year after the receipt thereof. After the first anniversary of our issuance of First Financial common stock in the Exchange, if this person is not an affiliate of First Financial and First Financial is current in the filing of its periodic securities law reports, this person may freely resell his First Financial common stock received in the Exchange without limitation. After the second anniversary of our issuance of First Financial common stock in the Exchange, if this person is not an affiliate of First Financial at the time of sale and has not been so for at least three months prior to this sale, this person may freely resell his First Financial common stock received in the Exchange without limitation, regardless of the status of First Financial's periodic securities law reports.

  Each Cleburne Affiliate will deliver to us a written agreement to the effect that such Cleburne Affiliate will not resell any shares of his First Financial common stock received in the Exchange, except (i) in accordance with the Securities Act; and (ii) if, as expected, we account for the Exchange as a pooling-of-interests, until such time as we shall publish the financial results of at least thirty (30) days of post-Exchange operations of First Financial. The stock certificates representing First Financial common stock issued to Cleburne Affiliates in the Exchange may contain an appropriate restrictive legend, and appropriate stop transfer orders may be given to the Exchange Agent for such certificates.

ANTICIPATED MERGER AND DISSENTING SHAREHOLDERS' RIGHTS

  We anticipate that upon consummation of the Exchange Offer, we will merge Cleburne with and into First National subject to approval of the Office of the Comptroller of the Currency (the "OCC"), publication notice of the transaction, and review by the Texas Banking Commissioner, pursuant to Section 215a of the National Bank Act and Section 32.501 of the Texas Finance Code, which incorporates Article 5.03 of the Texas Business Corporation Act (the "TBCA"), and Texas Banking Department Regulations at 7 Texas Administrative Code Section
15.107. Both the National Bank Act and state law apply except where they are inconsistent, which triggers preemption of state law by federal law. However, the National Bank Act recognizes that state law rather than federal law applies for certain provisions, including valuation of dissenters' shares. In the event that not all of the outstanding Cleburne common stock is tendered for exchange in the Exchange Offer, then pursuant to the National Bank Act Section 215a, each shareholder of record of Cleburne, except those specifically waiving notice, will receive notice of a shareholders' meeting at least ten (10) days before the shareholders' meeting at which the Merger will be voted upon. Any Cleburne shareholder who did not accept the Exchange Offer will be paid in cash an amount determined by multiplying the Market Price by the Exchange Rate for each share of his Cleburne common stock, except those Cleburne shareholders who dissent from the Merger. A Cleburne shareholder who elects to dissent from the Merger (a "Dissenting Shareholder") must follow specific procedures detailed in the National Bank Act in order to perfect his dissenter's rights.

  Under the National Bank Act Section 215a(b), any shareholder who has voted against the Merger, or has given written notice before the shareholders' meeting that he dissents from the Merger, shall be entitled to receive the value of his shares after the Merger is approved by the OCC and upon written demand accompanied by his surrender of stock certificates to First National within thirty (30) days after consummation of the Merger. The fair value of his shares of Cleburne common stock shall be determined as of the day before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. The Dissenting Shareholder must include in his demand the number and estimated fair value of his shares. Any Dissenting Shareholder who fails to make a demand within this thirty (30) day period shall be bound by the terms and consideration provided in the Merger. Within ten (10) days after First National receives a Dissenting Shareholder's written demand, First National shall either accept his estimate as to the fair value of his shares of Cleburne common stock or reject and make a counter-offer as to the fair value of the Cleburne common stock. If First National and the Dissenting Shareholder agree on the fair value of the Cleburne common stock, First National shall pay that value in exchange for endorsed stock certificates representing his shares of Cleburne common stock. The Dissenting Shareholder shall, at that time, cease to have any interest in such shares. If First National cannot agree with the Dissenting Shareholder on the fair value of the Cleburne common stock, the specific remedies provided in Articles 5.12, 5.13 and 5.16 of the TBCA for determination of fair value by a court of law shall be available to such shareholder. Section 215a of the National Bank Act and Articles 5.12, 5.13 and
5.16 of the TBCA are attached to this Prospectus as Annex C.

ACCOUNTING TREATMENT

  We expect to account for the Exchange as a pooling-of-interests and expect to receive a written opinion of Arthur Andersen LLP, our independent accountants, that it is appropriate to do so.

                       CERTAIN REGULATORY CONSIDERATIONS


GENERAL

  Both federal and state laws extensively regulate bank holding companies and banks. The following information describes particular laws and regulatory provisions relating to bank holding companies and banks. A change in these laws or regulations may have a material effect on the business of First Financial and its subsidiaries.

  Because First Financial is a bank holding company, it is subject to regulation under the BHCA and its examination and reporting requirements. The BHCA provides that bank holding companies may not:

   1. (subject to certain limited exceptions) directly or indirectly acquire the ownership or control of more than five percent (5%) of any class of voting shares or assets of any company, including a bank, without the prior written approval of the Federal Reserve Board; or

   2. engage in nonbanking activities. However, bank holding companies can engage in certain activities that the Federal Reserve Board has determined are closely related to banking, or to managing or controlling banks. Examples of activities which the Federal Reserve Board has determined to be closely related to banking, or to managing or controlling banks, include:

      (i)   the making or acquiring of loans or other extensions of credit;

      (ii)  servicing of loans;

      (iii) performing certain trust functions;

      (iv)  acting or serving as an investment or financial advisor;

      (v) providing certain securities brokerage services as agent for customers; and

      (vi) providing bookkeeping and data processing services for a bank holding company and its subsidiaries.

  The BHCA provides that the Federal Reserve Board shall not approve any acquisition, merger or consolidation that may: (i) substantially lessen competition in the banking industry, (ii) create a monopoly in any section of the country, or (iii) be a restraint of trade. However, the Federal Reserve Board may approve such a transaction if the convenience and needs of the community clearly outweigh any anti-competitive effects. Specifically, the Federal Reserve Board considers, among other factors, the expected benefits to the public (greater convenience, increased competition, greater efficiency, etc.) against the risks of possible adverse effects (undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices, etc.).

  The OCC supervises, regulates and regularly examines the First National Bank of Abilene, First National Bank, Sweetwater, The First National Bank in Cleburne, Eastland National Bank, San Angelo National Bank, Weatherford National Bank and Texas National Bank, all of which are chartered under the National Bank Act. Hereford State Bank and Stephenville Bank and Trust Co. were chartered under the Texas Banking Code (which, effective September 1, 1997, was replaced by the newly-adopted Texas Finance Code) and are similarly supervised, regulated and examined by the Banking Commissioner of the State of Texas. Supervision and regulation of banks by federal and state banking authorities is primarily intended to protect the interests of depositors, although shareholders are likewise benefited. The laws of the United States and the State of Texas

(i) require each subsidiary bank to maintain reserves against deposits, (ii) restrict the nature and amount of loans that may be made and the interest that may be charged, and (iii) restrict investments and other activities.

  Each First Financial Bank is a member of the FDIC. The Federal Deposit Insurance Act requires that the FDIC review (i) any merger or consolidation by or with an insured bank, or (ii) any establishment of branches by an insured bank. The FDIC is also empowered to regulate interest rates paid by insured banks. Approval of the FDIC is also required before an insured bank retires any part of its common or preferred stock, or any capital notes or debentures. Insured banks that are also members of the Federal Reserve System, however, are regulated with respect to the foregoing matters by the Federal Reserve System.

  The First Financial Banks must pay assessments to the FDIC for federal deposit insurance protection under a risk-based assessment system. FDIC-insured depository institutions that are members of the Bank Insurance Fund pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (i.e., institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to bank regulators. In addition, the FDIC can impose special assessments to cover the costs of borrowings from the U.S. Treasury, the Federal Financing Bank and the Bank Insurance Fund member banks. As of December 31, 1997, the assessment rate for each of the First Financial Banks is at the lowest level risk-based premium available.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") established five capital tiers with respect to depository institutions: "well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution's capital tier will depend upon where its capital levels are in relation to various relevant capital measures, including (i) risk-based capital measures,
(ii) a leverage ratio capital measure and (iii) certain other factors. Regulations establishing the specific capital tiers provide that a "well-capitalized" institution will have a total risk-based capital ratio of ten percent (10%) or greater, a Tier 1 risk-based capital ratio of six percent (6%) or greater, and a Tier 1 leverage ratio of five percent (5%) or greater, and not be subject to any written regulatory enforcement agreement, order, capital directive or prompt corrective action derivative. For an institution to be "adequately capitalized", it will have a total risk-based capital ratio of eight percent (8%) or greater, a Tier 1 risk-based capital ratio of four percent (4%) or greater, and a leverage ratio of four percent (4%) or greater (in some cases three percent (3%)). The FDICA requires federal banking agencies to take "prompt corrective action" against depository institutions that do not meet minimum capital requirements. Under current regulations, the First Financial Banks were "well capitalized" as of December 31, 1997.

  FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized." An "undercapitalized" institution must develop a capital restoration plan and its parent holding company must guarantee that institution's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of five percent (5%) of the institution's assets at the time it became "undercapitalized" or the amount needed to bring the institution into compliance with all capital standards. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to set forth certain standards that do not relate to capital. Such standards relate to the safety and soundness of operations and management, asset quality and executive compensation, and permits regulatory action against a financial institution that does not meet such standards.

PAYMENT OF DIVIDENDS

  First Financial is a legal entity separate and distinct from its banking and other subsidiaries. First Financial receives most of its revenues from dividends paid to it by its Delaware holding company subsidiary. Similarly, the Delaware holding company subsidiary receives dividends from its bank subsidiaries. Described below are some of the laws and regulations that apply when the subsidiary banks and First Financial pay dividends.

  Each state bank subsidiary that is a member of the Federal Reserve System and each national banking association is required by federal law to obtain the prior approval of the Federal Reserve Board or the OCC, as the case may be, to declare and pay dividends if the total of all dividends declared in any year will exceed the total of (i) such bank's net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two (2) years, less any required transfers to surplus. In addition, these banks may only pay dividends to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation).

  During 1997, the First Financial Banks paid an aggregate of $16.4 million in dividends. Under the dividend restrictions discussed above, at December 31, 1997, the First Financial Banks, without obtaining governmental approvals, could have declared additional aggregate dividends of approximately $9.7 million from retained net profits.

  To pay dividends, First Financial and its subsidiaries also must maintain adequate capital above regulatory guidelines. In addition, if the applicable regulatory authority believes that a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board and the OCC have each indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve Board, the OCC and the FDIC have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

CERTAIN TRANSACTIONS BY FIRST FINANCIAL WITH ITS AFFILIATES

  Various laws restrict the extent to which First Financial can borrow or otherwise obtain credit from, or engage in certain other transactions with, its depository subsidiaries. The law regulates "covered transactions" between insured depository institutions and its subsidiaries, on the one hand, and their nondepository affiliates, on the other hand. "Covered transactions" include a loan or extension of credit to a nondepository affiliate, a purchase of securities issued by such an affiliate, a purchase of assets from such an affiliate (unless otherwise exempted by the Federal Reserve Board), an acceptance of securities issued by such an affiliate as collateral for a loan, and an issuance of a guarantee, acceptance, or letter of credit for the benefit of such an affiliate. The "covered transactions" that an insured depository institution and its subsidiaries are permitted to engage in with their nondepository affiliates are limited to the following amounts: (i) in the case of any one such affiliate, the aggregate amount of "covered transactions" cannot exceed ten percent (10%) of the capital stock and the surplus of the insured depository institution; and (ii) in the case of all affiliates, the aggregate amount of "covered transactions" cannot exceed twenty percent (20%) of the capital stock and surplus of the insured depository institution. In addition, extensions of credit that constitute "covered transactions" must be collateralized in prescribed amounts. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

CAPITAL

  The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The ratio of total capital ("Total Capital") to risk weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) must be a minimum of eight percent (8%). At least half of the Total Capital is to be composed of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves.

  In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. Bank holding companies that meet certain specified criteria, including having the highest regulatory rating, must maintain a minimum Tier 1 Capital leverage ratio (Tier 1 Capital to average assets for current quarter, less goodwill) of three percent (3%). Bank holding companies that do not have the highest regulatory rating will generally be required to maintain a higher Tier 1 Capital leverage ratio of three percent (3%) plus an additional cushion of 100 to 200 basis points. The Federal Reserve Board has not advised First Financial of any specific minimum Tier 1 Capital leverage ratio applicable to it. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions. Such strong capital positions must be kept substantially above the minimum supervisory levels without significant reliance on intangible assets (e.g., goodwill, core deposit intangibles and purchased mortgage servicing rights).

     The following tables set forth the Tier 1 Capital to risk-weighted assets ratios, the total capital to risk-weighted assets ratios and the Tier 1 leverage ratios for First Financial and Cleburne individually and on a pro forma combined basis as of certain dates and periods. Such pro forma combined data is derived from the financial information of First Financial and Cleburne at June 30 or December 31 for each of the periods presented below and gives effect to the Exchange (assuming that all outstanding Cleburne common stock is exchanged for First Financial common stock in the Exchange).

                 Tier 1 Capital to Risk-Weighted Assets Ratio

                                                        Pro Forma
As of:                  First Financial    Cleburne     Combined
------                  ---------------    --------     ---------
June 30, 1998.........      15.05%          19.37%       15.23%
December 31, 1997.....      14.75           17.73        14.88
December 31, 1996.....      18.90           18.86        18.89
December 31, 1995.....      19.33           20.24        19.36


                  Total Capital To Risk-Weighted Assets Ratio

                                                        Pro Forma
As of:                  First Financial    Cleburne     Combined
------                  ---------------    --------     ---------
June 30, 1998.........      16.13%          20.13%       16.43%
December 31, 1997.....      15.96           18.36        16.07
December 31, 1996.....      20.15           19.46        20.11
December 31, 1995.....      20.57           20.77        20.58


                             Tier 1 Leverage Ratio

                                                        Pro Forma
As of:                  First Financial    Cleburne     Combined
------                  ---------------    --------     ---------
June 30, 1998.........       8.76%           8.82%        8.76%
December 31, 1997.....       8.32            8.80         8.34
December 31, 1996.....      10.40            9.59        10.36
December 31, 1995.....      10.91            9.50        10.74


     In addition to the Federal Reserve Board capital standards, Texas-chartered banks must also comply with the capital requirements imposed by the Texas Banking Department. Neither the Texas Finance Code nor its regulations specify any minimum capital-to-assets ratio that must be maintained by a Texas-chartered bank. However, the Texas Banking Department has a policy that generally requires Texas-chartered banks to maintain a minimum 6% ratio of stockholders' equity (stated capital, surplus capital, surplus and undivided profits or retained earnings) to total assets. As of December 31, 1997, all Texas-chartered banks owned by First Financial exceeded the minimum ratio.

     Failure to meet capital guidelines could subject an insured bank to a variety of enforcement remedies, including a prohibition on the taking of brokered deposits and the termination of deposit insurance by the FDIC. Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels.

FIRST FINANCIAL SUPPORT OF THE FIRST FINANCIAL BANKS

     Under Federal Reserve Board policy, First Financial is expected to commit resources to support each of its subsidiary banks. This support may be required at times when, absent such Federal Reserve Board policy, First Financial would not otherwise be required to provide it.

     Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), an FDIC insured depository institution can be held liable for any losses incurred by the FDIC in connection with the "default" of one of its FDIC insured subsidiaries. Similarly, the depository institution can be held liable to the FDIC if the FDIC provides assistance to the subsidiary when it is "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require the bank's shareholders to pay the deficiency on a pro-rata basis. To the extent necessary, if any such assessment is not paid by any shareholder, then, after three (3) months' notice, the OCC may sell the stock of such shareholders to repay the deficiency.

INTERSTATE BANKING AND BRANCHING ACT

     Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company is able to acquire banks in states other than its home state. Prior to September 29, 1995, federal law provided that the Federal Reserve Board could only approve interstate acquisitions by bank holding companies that were specifically authorized by the laws of the state in which the bank whose shares were to be acquired was located.

     The Interstate Banking and Branching Act also authorized banks to merge across state lines, therefore creating interstate branches, beginning June 1, 1997. Under such legislation, each state had the opportunity to "opt out" of this provision, thereby prohibiting interstate branching in such states, or to "opt in" at an earlier time, thereby allowing interstate branching within that state prior to June 1, 1997. Furthermore, pursuant to such act, a bank is now able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit it to do so. Texas has adopted legislation to "opt out" of the interstate branching provisions (which Texas law expires on September 2, 1999). Recent judicial decisions, however, have invalidated the Texas "opt-out" legislation. Both the OCC and the Texas Banking Department are presently accepting applications for interstate merger and branching transactions. The Texas Banking Department intends to submit proposed legislation that would codify the judicial authority for interstate merger and branching transactions to the Texas legislature in the legislative session beginning in January 1999.

PENDING AND PROPOSED LEGISLATION

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such proposals or bills being enacted and the impact they might have on First Financial and its subsidiaries cannot be determined at this time.

                 DESCRIPTION OF FIRST FINANCIAL CAPITAL STOCK

     The following description contains a summary of all of the material features of the capital stock of First Financial. This summary is not complete, however, and is subject to and qualified in its entirety by reference to both the First Financial Articles of Incorporation (the "First Financial Charter") and the applicable provisions of the TBCA. See also "Comparison of Shareholder Rights" below. You should read the following description carefully.

     First Financial's total authorized capital stock consists of 20,000,000 shares of First Financial common stock with a par value of $10.00 per share. There is no authorized preferred stock. As of September 16, 1998, there were issued and outstanding 8,664,830 shares of First Financial common stock.

     The holders of First Financial common stock are entitled to receive such dividends as may from time to time be declared by the First Financial Board of Directors. First Financial shareholders are entitled to one vote per share of First Financial common stock on every issue submitted to them at a meeting of shareholders or otherwise. In the event of liquidation, after satisfaction in full of the prior rights of creditors, First Financial shareholders are entitled to share ratably in all assets of First Financial available for distribution to First Financial shareholders. First Financial shareholders do not have preemptive or cumulative voting rights. All shares of First Financial common stock now issued and outstanding are fully paid and nonassessable and all shares issued in the Exchange will be fully paid and nonassessable.

                       COMPARISON OF SHAREHOLDER RIGHTS

     In the event that the Exchange is consummated, Cleburne shareholders whose shares of Cleburne common stock are tendered in the Exchange Offer will become First Financial shareholders. Their rights will be governed by Texas law, the First Financial Charter and the Bylaws of First Financial (the "First Financial Bylaws").

     Certain differences between the rights of Cleburne shareholders and First Financial shareholders are set forth below. As both Cleburne and First Financial are organized under the laws of Texas, these differences primarily arise from various provisions of the First Financial Charter, the First Financial Bylaws, the Cleburne Articles of Association (the "Cleburne Charter") and the Bylaws of Cleburne (the "Cleburne Bylaws"). This summary contains a description of the material differences in shareholder rights, but is not meant to be relied upon as an exhaustive list or detailed description of the provisions discussed herein and is qualified in its entirety by reference to the TBCA, the Texas Finance Code, the First Financial Charter, the First Financial Bylaws, the Cleburne Charter and the Cleburne Bylaws.

BOARD OF DIRECTORS

     The First Financial Bylaws provide that First Financial must have not less than three and not more than thirty directors. Persons eligible for election to the First Financial Board of Directors are First Financial shareholders who, at the date of the annual meeting of shareholders at which the Board is elected,
(i) have not attained the age of 72 years, or (ii) have not attained the age of 75 years and own one percent (1%) or more of the outstanding shares of First Financial common stock. Any director of First Financial may be removed, with or without cause, by the holders of a majority of the shares outstanding.

     The Cleburne Bylaws provide that the number of directors constituting the Cleburne Board of Directors shall be determined by the shareholders at any meeting thereof, but shall never be less than five nor more than 25. The Cleburne shareholders may remove any director or the entire Cleburne Board of Directors, with or without cause, at a shareholders meeting called for the purpose of removing directors, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The First Financial Charter provides that each director, officer, employee and agent of First Financial shall be indemnified for all expenses incurred in connection with any action, suit, proceeding or claim to which he or she is named a party or otherwise by virtue of holding such position; provided, however, that the Board of Directors must expressly authorize the indemnification of employees or agents (other than directors or officers). The First Financial Charter provides that such indemnification shall be provided to the fullest extent permitted by applicable law.

     The Cleburne Bylaws provide that each director, officer or employee of Cleburne shall be indemnified for all reasonable expenses actually incurred in connection with any action, suit or proceeding to which such person is a party by virtue of holding such position or by virtue of having served in a similar position for another entity at the request of Cleburne. No such person shall be indemnified or reimbursed, however, if such person has been finally adjudged to have been guilty of or liable for willful misconduct, gross neglect of duty or a criminal act. The Cleburne Bylaws also provide that they shall not bar any right to which such person would be entitled under applicable law.

SPECIAL MEETINGS OF SHAREHOLDERS

     The First Financial Bylaws provide that a special meeting of shareholders may be called by (i) a majority of the Board of Directors, or (ii) the Chief Executive Officer joined by at least three members of the Board of Directors, or
(iii) shareholders holding voting rights of not less than 20% of the outstanding capital stock of First Financial.

     The Cleburne Bylaws provide that a special meeting of the shareholders may be called by (i) the President of Cleburne, (ii) the Board of Directors or (iii) the holders of not less than 10% of all shares of Cleburne capital stock entitled to vote at such meeting.

                       INFORMATION ABOUT FIRST FINANCIAL

GENERAL

     First Financial is a Texas corporation and a multi-bank holding company registered under the BHCA. It owns, through its wholly-owned Delaware subsidiary, First Financial Bankshares of Delaware, Inc., all of the capital stock of the First Financial Banks. As of June 30, 1998, First Financial and its consolidated subsidiaries had total assets of approximately $1.5 billion, total deposits of approximately $1.4 billion, total loans (net of allowance for loan losses) of approximately $718.7 million and total shareholders' equity of approximately $154.9 million.

     First Financial provides management and technical resources to the First Financial Banks, which enables them to improve or expand their banking and other services while continuing their local activity and identity. The First Financial Banks operate under the day-to-day management of their boards of directors and officers, which have substantial authority in making decisions concerning their own investments, loan policies, interest rates, and service charges. First Financial assists the First Financial Banks, especially with decisions concerning major capital expenditures, employee fringe benefits (including pension plans and group insurance), dividend policies, and appointment of officers and directors and their compensation. First Financial also performs, through corporate staff groups, internal audits and loan reviews of its banks. First Financial, through First National Bank of Abilene, provides advice to and specialized services for its banks related to lending, investing, purchasing, advertising, public relations and computer services.

     Each First Financial Bank provides general commercial banking services, which includes accepting and holding checking, savings and time deposits, making loans (including credit card services), transmitting funds, and performing other customary commercial banking services. The First Financial Banks also administer pension plans, profit sharing plans and other employee benefit plans, act as stock transfer agents or stock registrars, and provide paying agent services.

     First National Bank of Abilene, First National Bank, Sweetwater, Stephenville Bank and Trust Co. and San Angelo National Bank have active trust departments. These trust departments offer a complete range of trust services, which includes administering estates, testamentary trusts, various types of living trusts, and agency accounts to individuals, associations, and corporations. In addition, First National Bank of Abilene, First National Bank in Cleburne, San Angelo National Bank, and Weatherford National Bank provide securities brokerage services through arrangements with various third parties.

     The commercial banking industry in Texas is highly competitive, and First Financial, which holds less than 1% of total deposits held by banks in Texas, represents only a minor segment of this industry. To succeed in this industry, we believe that banks must have the capability to compete in the areas of (i) interest rates paid or charged, (ii) scope of services offered, and (iii) prices charged for these services. The First Financial Banks compete in their respective service areas against highly competitive banks, savings and loan associations, small loan companies, credit unions, and brokerage firms, all of which are engaged in providing financial products and services.

     First Financial's principal executive offices are located at 400 Pine Street, Abilene, Texas 79601, and its telephone number is (915) 627-7155.

MARKET PRICES OF AND DIVIDENDS PAID ON FIRST FINANCIAL COMMON STOCK

     Since November 1, 1993, the First Financial common stock has been traded on the Nasdaq National Market under the symbol "FFIN." The following table sets forth, for the periods indicated, the high and low bid prices and cash dividends declared per share of First Financial common stock. We obtained the price quotation information from the Nasdaq National Market. The following information has been adjusted to reflect stock splits and stock dividends, INCLUDING THE 10% STOCK DIVIDEND ON EACH SHARE OF FIRST FINANCIAL COMMON STOCK THAT FIRST FINANCIAL DECLARED ON OCTOBER 27, 1998.


                                                            Dividends
                                           High      Low     Declared
                                           ----      ---    ---------
1996:
     First Quarter.....................   $21.82    $18.86    $0.19
     Second Quarter....................    27.62     20.68     0.20
     Third Quarter.....................    27.27     18.30     0.20
     Fourth Quarter....................    29.21     25.00     0.20

1997:
     First Quarter.....................   $29.55    $27.45    $0.20
     Second Quarter....................    35.91     26.59     0.23
     Third Quarter.....................    41.36     32.73     0.23
     Fourth Quarter....................    41.36     35.00     0.23

1998:
     First Quarter.....................   $39.55    $35.23    $0.23
     Second Quarter....................    38.58     35.57     0.25
     Third Quarter.....................    40.00     31.59     0.25
     Fourth Quarter (through
       October 27, 1998)...............    34.55     30.91    0.275


     On September 3, 1998 (the last trading day preceding the date the Exchange Agreement was executed), the last sales price of First Financial common stock, as reported by the Nasdaq National Market, was $37.75 per share (or $34.32 after giving effect to the 10% stock dividend declared by First Financial on October 27, 1998). On __________, 1998 (the last practicable date prior to the mailing of this Prospectus), the last sales price of First Financial common stock, as reported by the Nasdaq National Market, was $____________ per share (or $ ____ after giving effect to this 10% stock dividend).

     YOU SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR FIRST FINANCIAL COMMON STOCK. IN RECENT MONTHS, THE MARKET PRICE OF FIRST FINANCIAL COMMON STOCK AS WELL AS OTHER FINANCIAL INSTITUTIONS AND OTHER COMPANIES GENERALLY HAS FLUCTUATED SUBSTANTIALLY DUE TO VOLATILITY IN THE MARKET PLACE. THE MARKET PRICE OF FIRST FINANCIAL COMMON STOCK WILL FLUCTUATE BETWEEN THE DATE OF THIS PROSPECTUS AND THE CLOSING DATE AND THEREAFTER. WE CAN GIVE YOU NO ASSURANCES CONCERNING THE MARKET PRICE OF FIRST FINANCIAL COMMON STOCK BEFORE OR AFTER THE DATE ON WHICH THE EXCHANGE IS CONSUMMATED.

     The timing and amount of future dividends on First Financial common stock will depend upon earnings, cash requirements, the financial condition of First Financial and its subsidiaries, applicable government regulations and other factors deemed relevant by the First Financial Board of Directors. As described under "Certain Regulatory Considerations," various state and federal laws limit the ability of the First Financial Banks to pay dividends to First Financial.

     On September 16, 1998, there were 1,602 holders of record of First Financial common stock.

YEAR 2000 ISSUE

     The Year 2000 issue is a programming issue that may affect many electronic processing systems. Until relatively recently, in order to minimize the length of data fields, most date-sensitive programs eliminated the first two digits of the year. This issue could affect information technology ("IT") systems and date-sensitive embedded technology that controls certain systems (such as telecommunications systems, security systems, etc.) leaving them unable to properly recognize or distinguish dates in the twentieth and twenty-first centuries and thereafter. For example, date-sensitive calculations may treat "00" as the year 1900 rather than the year

2000. This treatment could result in significant miscalculations when processing critical date-sensitive information relating to dates after December 31, 1999.

     First Financial has completed its initial Year 2000 compliance assessment of its core IT systems, which include loan, deposit and check processing systems. These core IT systems are licensed from third parties, and these third parties have warranted to First Financial that their system is Year 2000 compliant. First Financial anticipates performing and completing compliance testing of these core IT systems during the quarter ended December 31, 1998. There can be no assurance, however, that these core IT systems will be Year 2000 compliant by December 31, 1999. If any of these core IT systems are not Year 2000 compliant by December 31, 1999, then the Year 2000 issue will have a material adverse effect on the operations, financial condition and results of operations of First Financial.

     First Financial has also completed its initial Year 2000 compliance assessment of its other IT systems, which includes automatic teller machine software systems. These other IT systems are also licensed from third parties. These third parties have either assured First Financial that their system is Year 2000 compliant or identified necessary system upgrades to make their system Year 2000 compliant. First Financial anticipates receiving the necessary systems upgrades and completing Year 2000 compliance testing of these other IT systems by March 31, 1999. There can be no assurance that these other IT systems will be Year 2000 compliant by December 31, 1999. If any of these other IT systems are not Year 2000 compliant by December 31, 1999, then the Year 2000 issue could have a material adverse effect on the operations, financial condition and results of operations of First Financial.

     The Year 2000 issue may also affect First Financial's date-sensitive embedded technology, which controls systems such as the telecommunications systems, security systems, etc. First Financial does not believe that the cost to modify or replace such technology to make it Year 2000 compliant will be material. But, if such modifications or replacements, if required, are not made, the Year 2000 issue could have a material adverse effect on the operations, financial condition and results of operations of First Financial.

     Ultimately, the potential impact of the Year 2000 issue will depend not only on the corrective measures First Financial undertakes, but also on the way in which the Year 2000 issue is addressed by governmental agencies, businesses and other entities that provide data to, or receive data from, First Financial or any of the First Financial Banks, or whose financial condition or operations are important to First Financial or any of the First Financial Banks, such as bank regulatory agencies, the Federal Reserve banking system, and significant suppliers and customers. First Financial is initiating communications with significant customers and vendors to evaluate the risk of their failure to be Year 2000 compliant and the extent to which First Financial may be vulnerable to such failure. There can be no assurance that the systems of these third parties will be Year 2000 compliant by December 31, 1999 or that the failure of these third parties to be Year 2000 compliant will not have a material adverse effect on the operations, financial condition and results of operation of First Financial.

     The cost of IT and embedded technology systems testing and upgrades is not expected to be material to First Financial's consolidated operating results. First Financial estimates incurring costs of $200,000 for Year 2000 compliance testing and its communications program, which will be recorded as noninterest expense. First Financial also estimates the cost of system upgrades to be approximately $800,000, which will be capitalized and amortized over future periods. First Financial intends to fund these costs with cash from operations.

     First Financial believes that the most significant Year 2000 issue risks relate to third parties' failures to be Year 2000 compliant. But, because First Financial's assessment of and solution implementation for the Year 2000 issue is still in process, First Financial has not yet developed contingency plans for these risks and the risk of First Financial's failure to be Year 2000 compliant. Management intends to complete contingency plans for the Year 2000 issue by December 31, 1998.

                          INFORMATION ABOUT CLEBURNE


GENERAL

    Cleburne is a Texas banking association and was chartered under the predecessor to the Texas Finance Code. Cleburne is supervised, regulated, and examined by the Banking Commissioner of the State of Texas and the Federal Reserve Bank of Dallas and is insured by the FDIC. Cleburne began operations in 1980. Cleburne is located in Cleburne, Texas and conducts business principally in Cleburne, Texas and surrounding areas.

SERVICES

    Cleburne provides a full range of both commercial and consumer banking services, including making loans, accepting and holding checking and savings deposits, offering savings programs, providing safe deposit facilities, providing access to automated teller machines, and offering credit card programs. Cleburne does not offer trust services.

COMPETITION

    The banking business in Cleburne's market area is highly competitive. In Cleburne, Texas, seven other banks operate with eight locations. Cleburne also competes against credit unions, saving and loan associations, investment brokers, insurance companies, and mortgage companies.

EMPLOYEES

    As of September 15, 1998, Cleburne employed 40 full time and one part-time employee.

PROPERTIES

    Cleburne's principal office is located at 200 N. Ridgeway Drive, Cleburne, Texas, 76031.

Market for and Dividends Paid on Cleburne Common Stock

    There is no established public trading market for Cleburne common stock. Cleburne common stock is not listed on a national securities exchange and is not authorized for quotation on an interdealer quotation system. As of September 15, 1998, there were 163 holders of record of Cleburne Common Stock. Cleburne has declared and paid cash dividends per share of $1.35 for each of the years ended December 31, 1997 and 1996. Except for a cash dividend per share of $1.35 declared and paid on August 13, 1998, Cleburne has not declared any cash dividends during 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    As of September 15, 1998, Cleburne management knew of no person, other than those listed below (the "5% Cleburne Shareholders"), who beneficially owned more than 5% of the Cleburne common stock.


                                                           Shares of Cleburne
                                                              Common Stock                        Percentage of Outstanding
Name and Address of Beneficial Owner                       Beneficially Owned                       Cleburne Common Stock
------------------------------------                       ------------------                     -------------------------

George W. Marti                                                  118,032                                    60.3%
1501-D North Main
Cleburne, Texas 76031

Cleburne State Bank Employer Stock Plan                           12,973                                     6.6
200 N. Ridgeway Drive
Cleburne, Texas  76031

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number of shares of Cleburne common stock and the percentage of outstanding Cleburne common stock beneficially owned by each director and executive officer of Cleburne and for all directors and executive officers of Cleburne as a group as of September 15, 1998.


                                                                  Shares of Cleburne
                                                                     Common Stock             Percentage of Outstanding
Name                                                              Beneficially Owned           Cleburne Common Stock
----                                                              ------------------          --------------------------

George W. Marti                                                        118,032                             60.3%
H. Sandy Ledbetter                                                       1,920                              *
Larry E. Brightwell                                                        105                              *
James F. Easdon                                                          2,937                              1.5
Bob J. Harris                                                            5,509                              2.8
William S. Hommel                                                          100                              *
Glen Roof                                                                2,221                              1.1
Ray E. Williams                                                          5,600                              2.9
                                                                       -------                           ------
All directors and executive
officers as a group                                                    136,424                             69.7%
                                                                      ========                           ======

* Less than 1%.


    Based on the number of outstanding shares of First Financial common stock as of September 16, 1998 and after giving effect to the issuance of First Financial common stock in the Exchange (assuming that all outstanding Cleburne common stock is exchanged for First Financial common stock in the Exchange), no director or executive officer of Cleburne or 5% Cleburne Shareholder will beneficially own more than one percent (1%) of the outstanding First Financial common stock immediately after the Exchange, except for Mr. Marti, who will beneficially own 2.3%. Also, after the Exchange, no director or executive officer of Cleburne or 5% Cleburne Shareholder will beneficially own any outstanding Cleburne common stock.

                      SELECTED FINANCIAL DATA OF CLEBURNE

              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)


    The following table presents selected financial data of Cleburne as of the dates and for the periods indicated. Results of operations for the six months ended June 30, 1998 are not necessarily indicative of results of operations for the year ended December 31, 1998. This selected financial data is only a summary and you should read it in conjunction with the Cleburne financial statements (and related notes) contained in this Prospectus.

                                                                                                 Six months ended
                                                         Year ended December 31,                      June 30,
                                              ----------------------------------------------     ----------------
                                                1993      1994      1995      1996     1997        1997     1998
                                              -------   --------  -------   --------  ------     --------  -------
OPERATING RESULTS:
     Net interest income................     $ 2,411   $ 2,530   $ 2,704   $ 3,020   $ 3,329    $ 1,610   $ 1,731
     Provision for loan losses..........         248        --        --        --        --         --        15
     Noninterest income.................         610       600       656       648       858        399       473
     Noninterest expense................       2,086     1,976     2,060     2,259     2,728      1,328     1,416
                                             -------   -------   -------   -------   -------    -------   -------
     Income before income taxes.........         687     1,154     1,300     1,409     1,459        681       773
     Provision for income taxes.........         237       398       450       489       496        237       263
                                             -------   -------   -------   -------   -------    -------   -------
     Net income.........................     $   450   $   756   $   850   $   920   $   963    $   444   $   510
                                             =======   =======   =======   =======   =======    ========  =======
     Net income per share...............     $  2.02   $  3.58   $  4.06   $  4.42   $  4.64    $  2.13   $  2.47
                                             =======   =======   =======   =======   =======    ========  =======
     Net income per share assuming
       dilution.........................     $  2.02   $  3.58   $  4.06   $  4.42   $  4.64    $  2.13   $  2.47
                                             =======   =======   =======   =======   =======    ========  =======

FINANCIAL POSITION:
     Total assets.......................     $58,913   $62,072   $64,882   $70,604   $83,537    $79,679   $83,813
     Loans, net of allowance
       for loan losses..................      24,584    27,025    28,646    31,559    34,173     32,679    32,317
     Investment securities..............      25,967    26,507    27,652    29,662    33,463     31,338    38,253
     Deposits...........................      53,815    56,662    58,383    63,559    75,985     71,873    75,716
     Total shareholders' equity.........       4,968     5,301     6,063     6,644     7,311      7,089     7,818

SIGNIFICANT RATIOS:
     Return on assets...................        1.18%     1.25%     1.37%     1.36%     1.25%      1.19%     1.24%
     Return on equity...................       13.85%    16.90%    16.96%    15.41%    14.60%     13.76%    14.30%
     Net interest margin................        4.68%     4.52%     4.74%     4.88%     4.75%      4.74%     4.57%
     Earning assets to assets...........       92.28%    92.52%    92.22%    91.38%    91.18%     90.79%    91.87%
     Book value per share(1)............     $ 21.65   $ 23.35   $ 27.24   $ 30.21   $ 33.62    $ 32.49   $ 36.21

-------------------
(1)  At period end.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF CLEBURNE

                                 INTRODUCTION


Included in this review are the following sections:

I.    Overview of Operations

II.   Net Interest Income

III.  Asset Quality

IV.   Deposits

V.    Return on Equity and Assets

VI.   Noninterest Income and Expense and Income Taxes

VII.  Liquidity and Interest Rate Sensitivity

VIII. Capital

IX. Discussion of Six Months ended June 30, 1998 versus Six Months ended June 30, 1997

X.    Year 2000 Issue

    You should read this discussion in conjunction with the Cleburne financial statements (and related notes) contained in this Prospectus. The following terms are used in this discussion:

Average Balances

    All average balances are calculated on the basis of daily averages. Interim period annualizations are based on actual days in the relevant period.

Fully Taxable Equivalent Basis ("FTE"):

    Income on earning assets that is subject to either a reduced rate or zero rate of income tax has been adjusted to give effect to the statutory federal income tax rate of 34%. Where appropriate, yield calculations include these adjustments.

Net Interest Income:

    Net interest income is interest and related fee income on earning assets (FTE basis where appropriate) reduced by total interest expense on interest bearing liabilities.

Net Interest Margin:

    Net interest margin is net interest income on an FTE basis expressed as a percent of average earning assets.

I.    Overview of Operations

General

    Net income for 1997 was $963,000 as compared to $920,000 for 1996 and $850,000 for 1995. The increase in net income from 1996 to 1997 was primarily attributable to an increase in net interest income and noninterest income, most of which was offset by an increase in noninterest expense. The increase in net income from 1995 to 1996 was primarily attributable to an increase in net interest income, which was slightly offset by an increase in noninterest expense.

    Net income per share was $4.64 for 1997 as compared to $4.42 for 1996 and $4.06 for 1995. Return on assets was 1.25% for 1997 as compared to 1.36% for 1996 and 1.37% for 1995. Return on equity was 14.60% for 1997 as compared to 15.41% for 1996 and 16.96% for 1995.

    Net Interest Income
    -------------------

    On a taxable equivalent basis, net interest income was $3.3 million in 1997 as compared to $3.0 million in 1996, an increase of $300,000, and $2.7 million in 1995, an increase of $300,000 as compared to 1996. These increases have resulted primarily from a higher volume of average earning assets and deposits. Table 1 provides the income and average yield earned on earning assets and the interest expense and average rate paid on interest-bearing liabilities for 1995 through 1997. Table 2 presents year-to-year changes in net interest income and allocates the changes attributable to variances in volumes and rates. The net interest margin, which measures net interest income as a percentage of average earning assets, was 4.75% in 1997 as compared to 4.88% in 1996 and 4.74% in 1995. The decrease in net interest margin from 1996 to 1997 is primarily attributable to a change in the mix of earning assets. The increase in net interest margin from 1995 to 1996 is primarily attributable to an increase in yield on earning assets.

    Noninterest Income
    ------------------

    Table 12 presents detailed information regarding noninterest income. Noninterest income was $858,000 in 1997 as compared to $648,000 in 1996, an increase of $210,000, and $656,000 in 1995, a decrease of $8,000 as compared to 1996. The increase from 1996 to 1997 is primarily attributable to an increase in service charges and mortgage loan fees.

    Noninterest Expense
    -------------------

    Noninterest expense was $2.7 million in 1997 as compared to $2.3 million in 1996, an increase of $400,000, and $2.1 million in 1995, an increase of $200,000 as compared to 1996. Table 12 provides detailed information regarding noninterest expense. An important measure in determining a bank's effectiveness in managing noninterest expenses is the efficiency ratio, which is calculated by dividing the noninterest expense by the sum of net interest income on a tax-equivalent basis and noninterest income. Cleburne's efficiency ratios were 65.15, 61.59 and 61.30 in 1997, 1996 and 1995, respectively.

    Provisions for Income Taxes
    --------------------------
-
    Income tax expense was $496,000 in 1997 as compared to $489,000 in 1996 and $450,000 in 1995. Cleburne's effective tax rate on pretax income was 34% in 1997, 1996 and 1995.

Balance Sheet Review

    Total assets were $83.5 million at December 31, 1997 as compared to $70.6 million at December 31, 1996, an increase of $12.7 million or 18%. Total assets averaged $77.2 million in 1997 as compared to $67.9 million in 1996.

    Investment Securities
    ---------------------

    Investment securities were $33.5 million at December 31, 1997 as compared to $29.7 million at December 31, 1996, an increase of $3.8 million. At December 31, 1997, securities with an amortized cost of $24.2 million were classified as securities held-to-maturity and securities with a market value of $9.2 million were classified as securities available-for-sale. Tables 3 and 4 provide detailed information regarding the maturities and fair values of investment securities at December 31, 1997 and 1996.

    Loans
    -----

    Total loans were $34.5 million at December 31, 1997 as compared to $31.9 million at December 31, 1996, an increase of $2.6 million or 8%. As shown in Table 5, real estate-construction loans accounted for approximately 70% of this increase. Total loans reflect loans made to businesses and individuals located in the primary market served by Cleburne. Loans in the real estate mortgage classification generally provide for repricing intervals that protect Cleburne from the interest rate risk inherent in long-term fixed rate mortgages.

    Deposits
    --------

    Deposits, which represent Cleburne's primary source of funding, were $76.0 million at December 31, 1997 as compared to $63.6 million at December 31, 1996, an increase of $12.4 million or 19%. Table 9 provides information regarding average deposits and rates paid in 1997, 1996 and 1995, and Table 10 presents information regarding the remaining maturity of time deposits of $100,000 or more.

Asset and Liability Management

    Interest Rate Risk
    ------------------

    Cleburne manages its assets and liabilities to control the exposure of its net interest income and capital to interest rate risks to achieve growth in net interest income. Cleburne has an asset liability committee that monitors interest rate risk and compliance with investment policies. Cleburne tracks interest rate risk by interest-sensitivity gap and simulation analysis. From time to time Cleburne must reallocate investable funds or make pricing adjustments to better position itself for interest rate movements. As presented in Table 13, the interest-sensitivity gap analysis as of December 31, 1997 reflects a slight positive repricing gap in the one-year horizon, which protects Cleburne from significant interest rate risk. Cleburne uses no off-balance-sheet financial instruments to manage interest rate risk.

    Liquidity
    ---------

    Liquidity represents Cleburne's ability to meet its cash demands as they arise. These demands generally result from loan demand or deposit withdrawals. Asset liquidity is provided by cash and assets that are readily marketable or that will mature in the near future. Liquid assets include cash, Federal funds sold, and short-term investments in time deposits in banks. Liquidity is also provided by access to funding sources that include core depositors and Federal funds credit lines with correspondent banks. Due to Cleburne's strong core deposit base and relatively low loan deposit ratio, Cleburne management considers the current liquidity position to be adequate.

     II.  NET INTEREST INCOME

     Table 1 - Average Balances and Average Yields and Rates (in thousands, except percentages)--Cleburne

        The following table shows assets, liabilities and capital of Cleburne computed principally on an average daily basis, interest income and average yield on interest-earning assets of Cleburne, and interest expense and average rate on interest-bearing liabilities of Cleburne for the three years ended December 31, 1997. The average yield and rate calculations are based upon average daily balances. Non-accrual loans are included in the average daily balance of loans, and any interest income recognized on a cash basis is included in interest income on loans:

                                                    1997                            1996                            1995
                                         ---------------------------    ----------------------------    ----------------------------
                                         Average   Income/    Yield/    Average    Income/    Yield/    Average   Income/    Yield/
                                         Balance   Expense     Rate     Balance    Expense     Rate     Balance   Expense     Rate
                                         -------   -------    ------    -------    -------    ------    -------   -------    ------
Assets
Short-term investments................   $ 4,810   $  263      5.47%    $ 2,668    $  146      5.47%    $ 2,684   $  157       5.85%
Taxable investment securities.........    31,948    2,027      6.34      29,312     1,780      6.07      26,015    1,470       5.65
Tax-exempt investment securities(1)...        --       --                    --        --                    --       --         --
Loans(2)..............................    33,254    3,313      9.96      29,904     3,061     10.24      28,336    2,881      10.17
                                          ------   ------     -----     -------    ------     -----     -------   ------      -----
  Total earning assets................    70,012    5,603      8.00      61,884     4,987      8.06      57,035    4,508       7.90
Cash and due from banks...............     3,682                          3,420                           3,395
Bank premises and equipment...........     2,376                          1,726                             853
Other assets..........................     1,063                          1,122                           1,108
Allowance for loan losses.............      (347)                          (432)                           (547)
                                         -------                        -------                         -------
  Total assets........................   $76,786                        $67,720                         $61,844
                                         =======                        =======                         =======

Liabilities and Shareholders' Equity
Interest bearing deposits.............   $57,355   $2,274      3.96%    $49,676    $1,967      3.96%    $45,663   $1,804       3.95%
Short-term borrowings.................        --       --                    --        --                    --       --
Long-term debt........................        --       --                    --        --                    --       --
                                          ------   ------     -----      ------    ------     ------     ------   ------      -----
  Total interest-bearing liabilities..    57,355    2,274      3.96      49,676     1,967      3.96      45,663    1,084       3.95
Noninterest-bearing deposits..........    12,096                         11,139                          10,023
Other liabilities.....................       372                            554                             429
                                          ------                         ------                          ------
  Total liabilities...................    69,823                         61,369                          56,115
Shareholders' equity..................     6,963                          6,351                           5,729
                                          ------                         ------                          ------
  Total liabilities and shareholders'
   equity.............................   $76,786                        $67,720                         $61,844
                                         =======                        =======                         =======
Net interest income...................             $3,329                          $3,020                         $2,704
                                                   ======                          ======                         ======

Rate Analysis
  Interest income/earning assets......                         8.00%                           8.06%                           7.90%
  Interest expense/earning assets.....                         3.25                            3.18                            3.16
                                                              -----                           -----                           -----
     Net yield on earning assets......                         4.75%                           4.88%                           4.74%
                                                              =====                           =====                           =====
-------------------
(1)  Computed on a tax-equivalent basis assuming a marginal tax rate of 34%.
(2)  Nonaccrual loans are included in loans.

      TABLE 2 - Changes in INTEREST income and Interest Expense (in Thousands)-- Cleburne

                                                  1997 Compared to 1996                   1996 Compared to 1995
                                             --------------------------------       -------------------------------
                                             Change Attributable to                  Change Attributable to
                                             ----------------------   Total          ----------------------      Total
                                                Volume      Rate      Change            Volume       Rate        Change
                                               --------    ------     -------          --------     ------      --------
Short-term investments....................     $    117    $   --     $    117         $     (1)    $  (10)      $  (11)
Taxable investment securities.............          160        87          247              186        124          310
Tax-exempt investment securities(1).......           --        --           --               --         --           --
Loans.....................................          343       (91)         252              159         21          180
                                               --------    ------     --------         --------     ------       ------
  Interest income.........................          620        (4)         616              345        134          479
                                               --------    ------     --------         --------     ------       ------
Interest bearing deposits.................          304         3          307              159          4          163
Short-term borrowings.....................           --        --           --               --         --           --
Long-term debt............................           --        --           --               --         --           --
                                               --------    ------     --------         --------     ------       ------
Interest expense..........................          304         3          307              159          4          163
                                               --------    ------     --------         --------     ------       ------
  Net interest income.....................     $    316    $   (7)    $    309         $    186     $  130      $   316
                                               ========    ======     ========         ========     ======      =======

(1)  Computed on a tax-equivalent basis assuming a marginal tax rate of 34%.

      Table 3 - Composition of Investment Securities (in thousands)--Cleburne

            The table below sets forth the composition of investment securities at the dates indicated:


                                                                                At December 31,
                                                                  -------------------------------------------
                                                                     1997            1996             1995
                                                                  -----------     -----------     -----------
     Held-to-Maturity at Amortized Cost
     ----------------------------------
     U.S. Treasury obligations and obligations of
       U.S. Government corporations and agencies...............    $  11,444       $   8,840       $   5,757
     Obligations of states and political subdivisions..........           --              --              --
     Mortgage-backed securities................................       12,595          14,592          11,233
                                                                   ---------       ---------       ---------
       Total debt securities...................................       24,039          23,432          16,990
     Other securities..........................................          192             192             192
                                                                   ---------       ---------       ---------
           Total...............................................    $  24,231       $  23,624       $  17,182
                                                                   =========       =========       =========
     Available-for-Sale at Fair Value
     --------------------------------
     U.S. Treasury obligations and obligations of
       U.S. Government corporations and agencies...............    $   7,292       $   6,038       $  10,079
     Obligations of states and political subdivisions..........           --              --              --
     Mortgage-backed securities................................        1,940              --             391
                                                                   ---------       ---------       ---------
       Total debt securities...................................        9,232           6,038          10,470
     Other securities..........................................           --              --              --
                                                                   ---------       ---------       ---------
           Total...............................................    $   9,232       $   6,038       $  10,470
                                                                   =========       =========       =========

Table 4 - Maturity and Yields of Debt Securities Held at December 31, 1997 (in thousands, except percentages)--Cleburne

     The following table shows the maturities of investment securities of Cleburne at December 31, 1997 and the weighted average yields (for tax exempt obligations on a fully taxable basis assuming a 34% tax rate adjusted for disallowed interest deductions in accordance with Federal income tax regulation) of such securities:



                                                                                   Maturing
                                     ----------------------------------------------------------------------------------------------
                                                         After One but      After Five but
                                      Within One Year   Within Five Years  Within Ten Years    After Ten Years         Total
                                     ----------------  -----------------  ------------------  -----------------  ------------------
                                      Amount    Yield    Amount    Yield   Amount    Yield     Amount    Yield   Amount      Yield
                                     --------   -----   --------   -----  --------   ------   --------   ------  --------    ------
Held-to-Maturity - at
---------------------
   Amortized Cost
   --------------

U.S. Treasury obligations and
   obligations of U.S. Government
   corporations and agencies......   $    --      --%   $  5,178   6.91%  $  4,056   6.68%     $   502    5.85%   $  9,736     6.48%
Obligations of states and
   political subdivisions.........        --      --          --     --         --     --            --      --         --       --
Mortgage-backed securities........       699    5.36          --     --      1,010   6.47        12,594    6.47     14,303     6.10
                                     -------   -----    --------   ----   --------   ----      --------   -----   --------     ----
   Total..........................   $   699    5.36%   $  5,178   6.91%  $  5,066   6.64%     $ 13,096    6.45%  $ 24,039     6.25%
                                     =======   =====    ========   ====   ========   ====      ========   =====   ========     ====


                                                                                   Maturing
                                     ----------------------------------------------------------------------------------------------
                                                         After One but      After Five but
                                      Within One Year   Within Five Years  Within Ten Years    After Ten Years         Total
                                     ----------------  -----------------  ------------------  -----------------  ------------------
                                      Amount    Yield    Amount    Yield   Amount    Yield     Amount    Yield   Amount      Yield
                                     --------   -----   --------   -----  --------   ------   --------   ------  --------    ------
Available-for Sale
------------------
  at Fair Value
  -------------

U.S. Treasury obligations and
   obligations of U.S. Government
   corporations and agencies......   $ 2,496    5.99%   $  4,637   6.26%  $     --     --%     $    --      --    $  7,133     6.34%
Obligations of states and
   political subdivisions.........        --      --          --     --         --     --            --      --         --       --
Mortgage-backed securities........        31    6.13         132   8.57         --     --         1,936    6.65      2,099     7.12
                                     -------   -----    --------   ----   --------   ----      --------   -----   --------     ----
   Total..........................   $ 2,527    5.99%   $  4,769   6.32%  $     --     --%     $  1,936    6.65%  $  9,232     6.52%
                                     =======   =====    ========   ====   ========   ====      ========   =====   ========     ====

Table 5 - Composition of Loans (in thousands)--Cleburne

     The following table sets forth the amount of loans outstanding at the end of the years indicated, according to type of loan:


                                                                                    December 31,
                                                              ---------------------------------------------------------
                                                                1997        1996        1995        1994         1993
                                                              --------    --------    --------    --------     --------
Commercial, financial, and agricultural....................   $  5,617    $  5,646    $  5,993    $  6,342     $  5,279
Real estate--construction..................................      2,606         781       1,160         714        1,115
Real estate--mortgage......................................     18,353      17,168      14,469      14,387       14,054
Consumer...................................................      7,941       8,320       7,479       6,144        5,070
                                                              --------    --------    --------    --------     --------
                                                              $ 34,517    $ 31,915    $ 29,101    $ 27,587     $ 25,518
                                                              ========    ========    ========    ========     ========

Table 6 - Loan Maturities and Interest Sensitivity at December 31, 1997 (in thousands)--Cleburne

     The following table sets forth the amount of total loans (excluding real estate mortgages and installment consumer loans) outstanding at December 31, 1997 that, based on remaining scheduled repayments of principal, are due in (i) one year or less, (ii) more than one year but less than five years, and (iii) more than five years. The amounts due after one year are classified according to the sensitivity to changes in interest rates.

                                                                         Over One Year
                                                            One Year       Through          Over
                                                             Or Less      Five Years      Five Years    Total
                                                            ---------     -----------     ----------   -------
Commercial, financial and agricultural................      $   3,043     $     2,472     $      102   $ 5,617
Real estate - construction............................          2,171             297            138     2,606
                                                            ---------     -----------     ----------   -------
                                                            $   5,214     $     2,769     $      240   $ 8,223
                                                            =========     ===========     ==========   =======

                                                                           Maturities
                                                                             After
                                                                           One Year
                                                                          -----------
Loans with fixed interest rates.........................                  $     2,654
Loans with floating or adjustable interest rates........                          355
                                                                          -----------
                                                                          $     3,009
                                                                          ===========

III. ASSET QUALITY

Table 7 - Nonperforming Assets (in thousands)--Cleburne



                                                                              At December 31,
                                                        ---------------------------------------------------------
Past Due and Non-Accrual Loans:                           1997        1996        1995        1994         1993
                                                        --------    --------    --------    --------     --------
Nonaccrual loans..............................          $    205    $    268    $    405    $    588     $    955
Loans past due 90 days or more................                28          39          --           1           --
Restructured loans............................               358         373         368         397           --
                                                        --------    --------    --------     -------     --------
     Nonperforming loans......................               591         680         773         986          955
Foreclosed assets.............................                --          --           3         180          141
                                                        --------    --------    --------     -------     --------
     Total nonperforming assets...............          $    591    $    680    $    776     $ 1,166     $  1,096
                                                        ========    ========    ========     =======     ========

As a % of loans and foreclosed properties.....              1.73%       2.15%       2.71%       4.14%        4.43%

LOAN CONCENTRATIONS

     As of December 31, 1997, there were no concentrations of loans exceeding 10% to any industry segment except as disclosed in Table 5 in this Prospectus.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES



                                                         1997          1996          1995          1994         1993
                                                      ----------    ----------    ----------    ----------    ----------
                                                      Allocation    Allocation    Allocation    Allocation    Allocation
                                                        Amount        Amount        Amount        Amount        Amount
                                                      ----------    ----------    ----------    ----------    ----------
Commercial, financial and agricultural........        $       56    $       63    $       94    $      129    $      193
Real estate -- construction...................                26             9            18            15            41
Real estate -- mortgage.......................               183           192           227           294           514
Consumer......................................                79            93           117           125           186
                                                      ----------    ----------    ----------    ----------    ----------
                                                      $      344    $      356    $      456    $      563    $      934
                                                      ==========    ==========    ==========    ==========    ==========


ALLOCATION AS PERCENT OF TOTAL LOANS

                                                            1997      1996      1995      1994     1993
                                                          -------    ------    ------    ------   ------
Commercial, financial and agricultural........              0.2%      0.2%       0.3%      0.5%     0.8%
Real estate -- construction...................              0.1        --        0.1       0.1      0.2
Real estate -- mortgage.......................              0.5        0.6       0.8       1.1      2.1
Consumer......................................              0.2        0.3       0.4       0.5      0.8
                                                          -----      -----     -----     -----    -----
        ......................................              1.0%       1.1%      1.6%      2.1%     3.8%
                                                          =====      =====     =====     =====    =====

Table 8 - Analysis of the Allowance for Loan Losses (in thousands, except percentages and ratios)--Cleburne

     The following table summarizes the daily average amount of net loans outstanding; changes in the allowance for loan losses arising from loans charged off, and recoveries on loans previously charged off, by loan category; additions to the allowance which have been charged to operating expense; and the ratio of net loans charged off to average loans outstanding:

                                                                  1997      1996       1995       1994         1993
                                                               --------   --------   --------    -------     --------
Balance at January 1,......................................    $    356   $    456   $    563    $    934    $    893

Charge-offs:
     Commercial, financial and agriculture.................          22         88        163         416         251
     Consumer..............................................          24         56         10          14          17
     All other.............................................          --         --         --          --          --
                                                               --------   --------   --------    --------    --------
Total loans charged off....................................          46        144        173         430         268

Recoveries:
     Commercial, financial and agriculture.................          29         28         60          55          47
     Consumer..............................................           5         16          6           4          14
     All other.............................................          --         --         --          --          --
                                                               --------   --------   --------    --------    --------
Total recoveries...........................................          34         44         66          59          61
                                                               --------   --------   --------    --------    --------
Net charge-offs............................................          12        100        107         371         207

Provision for loan losses..................................          --         --         --          --         248
                                                               --------   --------   --------    --------    --------
Balance at December 31,....................................    $    344   $    356    $   456    $    563    $    934
                                                               ========   ========   ========    ========    ========
Loans at year-end..........................................    $ 34,173   $ 31,559   $ 28,646    $ 27,025    $ 24,584
Average loans..............................................      33,254     29,904     28,336      26,687      25,354
Net charge-offs/average loans..............................        0.04%      0.33%      0.38%       1.39%       0.82%

Allowance for loan losses/year-end loans...................        1.01       1.13       1.59        2.08        3.80

Allowance for loan losses/nonperforming assets.............       58.21      52.35      58.76       48.28       85.22

IV. Deposits

TABLE 9 - COMPOSITION OF DEPOSITS (IN THOUSANDS, EXCEPT PERCENTAGES)--CLEBURNE

    The following table presents the average daily amount of deposits and the average rate paid on such deposits:

                                                    1997                   1996                   1995
                                            -------------------    --------------------   --------------------
                                             Average   Average      Average    Average     Average    Average
                                             Balance   Rate         Balance    Rate        Balance    Rate
                                            --------- ---------    ---------- --------    --------- ---------
Noninterest bearing demand deposits......    $12,096        --%      $11,139       --%     $10,023        --%
Interest-bearing demand deposits
   Interest-bearing checking.............     18,073      2.95        14,046     2.92       12,718      3.00
   Savings and money market accounts.....     11,308      2.94         9,836     2.90        8,790      3.03
   Time deposits under $100,000..........     22,170      5.00        21,269     4.92       20,010      4.78
   Time deposits of $100,000 or more.....      5,804      5.17         4,525     4.99        4,145      4.83
                                             -------                 -------               -------
   Total interest-bearing deposits.......     57,355      3.96        49,676     3.96       45,663      3.95
                                             -------                 -------               -------
      Total deposits.....................    $69,451                 $60,815               $55,686
                                             =======                 =======               =======

TABLE 10 - REMAINING MATURITY OF TIME DEPOSITS OF $100,000 OR MORE (IN THOUSANDS)--CLEBURNE

                                                 December 31,
                                                    1997
                                                -------------
       Under three months..................        $1,938
       Over three through twelve months....         3,212
       Over twelve months..................           917
                                                   ------
                                                   $6,067
                                                   ======


V. RETURN ON EQUITY AND ASSETS

TABLE 11 - RETURN ON EQUITY AND ASSETS--CLEBURNE


                                                     Year ended December 31,
                                                  ------------------------------
                                                    1997       1996       1995
                                                  --------   --------   --------
Percentage of net earnings to:
   Average total assets.........................    1.25%      1.36%      1.37%
   Average shareholders' equity.................   14.60      15.41      16.96
Percentage of dividends declared per common
  share to earnings per common share............   29.10      30.52      30.69

Percentage of average shareholders' equity
  to daily average total assets.................    9.07       9.38       9.26


VI. NONINTEREST INCOME AND EXPENSE AND INCOME TAXES

TABLE 12 - NONINTEREST INCOME AND NONINTEREST EXPENSE (IN THOUSANDS, EXCEPT PERCENTAGES)--CLEBURNE

                                                                  Increase                        Increase
                                                    1997         (Decrease)         1996         (Decrease)         1995
                                                  -------      -------------      --------     -------------      -------
Noninterest Income:

Service fees on deposit accounts............      $  603           $  78          $  525           $ (10)          $  535
Gain on sale of assets......................         --               (4)              4              (3)               7
Other:
   Miscellaneous income.....................          12               2              10               6                4
   Real estate mortgage fees................         121             121
   Merchant credit card fees................          25               3              22              (4)              26
   Other service fees.......................          97              10              87               3               84
                                                  ------           -----          ------           -----           ------
      Total other...........................         256             136             120               6              114
                                                  ------           -----          ------           -----           ------
Total noninterest income....................      $  858           $ 210          $  648           $  (8)          $  656
                                                  ======           =====          ======           =====           ======

Noninterest Expense:

Salaries....................................      $1,146           $ 229          $  917           $ 135           $  782
Payroll taxes...............................          84              16              68              10               58
Employee benefit plan contributions.........          11               1              10               5                5
Medical and other benefits..................          82              12              70               2               68
                                                  ------           -----          ------           -----           ------
                                                   1,323             258           1,065             152              913
Net occupancy...............................         282              43             239              53              186
Equipment expense...........................         149              39             110              39               71
Other:
   Advertising and business development.....          87              17              70              29               41
   Other miscellaneous......................         188              47             141               7              134
   Outside data processing..................         223              10             213               1              212
   Director fees............................          52               4              48               2               46
   Credit card and ATM......................          60              10              50             (17)              67
   Outside operations.......................          --              --              --              --               --
   Printing and supplies....................          78             (15)             93              23               70
   Postage and courier......................          91               6              85               2               83
   Legal and accounting fees................          48               1              47              (3)              50
   Insurance................................          36              (2)             38               5               33
   Other real estate expense................          15              22              (7)            (31)              24
   Correspondent bank service fees..........          41               6              35              (6)              41
   Communications...........................          47              17              30               5               25
   FDIC insurance expense...................           8               6               2             (62)              64
                                                  ------           -----          ------           -----           ------
   Total other..............................         974             129             845             (45)             890
                                                  ------           -----          ------           -----           ------
Total Noninterest Expense...................      $2,728           $ 469          $2,259           $ 199           $2,060
                                                  ======           =====          ======           =====           ======
As a % of Tax Equivalent Net Revenue........       65.15%                          61.59%                           61.30%


VII.  LIQUIDITY AND INTEREST RATE SENSITIVITY

Table 13 - Interest Sensitivity Analysis--Cleburne (in thousands, except percentages)

                                                                                                                      December
                                                                                                                      31, 1997
                                                                                                                      Estimated
                                        1998       1999       2000       2001       2002       Beyond      Total      Fair Value
                                      --------   --------   --------   --------   --------   ----------  ---------  --------------
Loans
  Fixed rate loans..................  $  5,318   $  2,913   $  4,266   $  4,311   $  5,313   $  6,450     $28,571       $28,380
    Average interest rate...........     11.06%     10.29%     10.27%      9.39%      9.52%      9.51%       9.97%           --
  Adjustable rate loans.............     2,416        156         30        330        144      2,870       5,946         5,946
    Average interest rate...........      9.97      10.28      10.50       9.90      10.20       9.40        9.71            --
Investment Securities
  Fixed rate securities.............     2,491      2,096      1,494         --         --         --       6,081         6,120
    Average interest rate...........      5.13       6.25       6.24         --         --         --        5.79            --
  Adjustable rate securities........       730        682      1,002         --      4,678     20,290      27,382        27,332
    Average interest rate...........      6.23       6.35       6.40         --       6.51       6.55        6.52            --
Other earning assets
  Fixed rate........................        --         --         --         --         --         --          --            --
    Average interest rate...........        --         --         --         --         --         --          --            --
  Adjustable rate...................     6,735         --         --         --         --         --       6,735         6,735
    Average interest rate...........      5.40         --         --         --         --         --        5.40            --
                                      --------    --------   --------   --------   --------   --------    --------      --------
Total financial assets..............  $ 17,690    $ 5,847    $ 6,792    $ 4,641    $10,135    $29,610     $74,715       $74,503
  Average interest rate.............      5.67%      8.38%      8.82%      9.43%      8.14%      7.47%       7.45%
Deposits
  Fixed rate deposits...............  $ 22,413    $ 4,885    $ 1,119    $    --    $    --    $    --     $28,417       $28,535
    Average interest rate...........      5.04%      5.25       5.23%        --         --         --        5.08%           --
  Adjustable rate deposits..........    34,726         --         --         --         --         --      34,726        34,732
    Average interest rate...........      2.52         --         --         --         --         --        2.52            --
Other interest-bearing liabilities
  Adjustable rate...................        --         --         --         --         --         --          --            --
    Average interest rate...........        --         --         --         --         --         --          --            --
                                      --------    --------   --------   --------   --------   --------    --------      --------
Total financial liabilities.........  $ 57,139    $ 4,885    $ 1,119    $    --    $    --    $    --     $63,143       $63,267
  Average interest rate.............      3.51%      5.25%      5.23%        --         --         --        3.67%           --
Interest sensitivity gap............  $(39,449)   $   962    $ 5,673    $ 4,641    $10,135    $29,610     $11,572       $11,236
Cumulative interest
  sensitivity gap...................   (39,449)   (38,487)   (32,814)   (28,173)   (18,038)    11,572          --            --
Ratio of interest sensitive
  assets to interest
  sensitive liabilities.............     30.96%    119.69%    606.97%        --         --         --          --            --
Cumulative ratio of
  interest sensitive assets to
  interest sensitive liabilities....     30.96      37.95      48.03      55.38%     71.43%    118.33%         --            --
Cumulative interest sensitivity
  gap as a percent of earning
  assets............................    (52.80)    (51.51)    (43.92)    (37.71)    (24.14)     15.49          --            --

     Table 14 - Average Balances and Average Yields and Rates--Cleburne (in thousands, except percentage):

                                                                      Six months ended June 30,
                                          ---------------------------------------------------------------------------------
                                                           1998                                             1997
                                          ---------------------------------------     -------------------------------------
                                            Average       Income/        Yield/       Average       Income/        Yield/
                                            Balance       Expense         Rate        Balance       Expense         Rate
                                          -----------   -----------     --------     ---------     ---------      --------
Assets
Short-term investments..................  $    6,977    $     193         5.53%      $   4,515     $     123          5.45%
Taxable investment securities...........      35,479        1,116         6.29          30,846           972          6.30
Tax-exempt investment securities(1).....          --           --                           --            --
Loans(2)................................      33,380        1,632         9.78          32,508         1,605          9.87
                                          ----------    ---------     --------       ---------     ---------      --------
   Total earning assets.................      75,836        2,941         7.76          67,869         2,700          7.96
Cash and due from banks.................       3,679                                     3,769
Bank premises and equipment.............       2,405                                     2,332
Other assets............................         951                                     1,132
Allowance for loan losses...............        (328)                                     (352)
                                          ----------                                 ---------
   Total assets.........................  $   82,543                                 $  74,750
                                          ==========                                 =========
Liabilities and Shareholders' Equity
Interest-bearing deposits...............  $   62,694    $   1,210         3.86%    $  55,259       $   1,090          3.95%
Long-term debt..........................          --           --                         --              --
                                          ----------    ---------                  ---------       ---------
  Total interest-bearing liabilities....      62,694        1,210         3.86        55,259           1,090          3.95
Noninterest-bearing deposits............      12,022                                  12,162
Other liabilities.......................         298                                     485
                                          ----------                               ---------
   Total liabilities....................      75,014                                  67,906
Shareholders' equity....................       7,529                                   6,844
                                          ----------                               ---------
   Total liabilities and shareholders'
    equity..............................  $   82,543                               $  74,750
                                          ==========    ---------                  =========       --------
Net interest income.....................                $   1,731                                  $  1,610
                                                        =========                                  ========
Rate Analysis
Interest income/earning assets..........                                 7.76%                                        7.96%
   Interest expense/earning assets......                                 3.19                                         3.21
                                                                     --------                                     --------
      Net yield on earning assets.......                                 4.57%                                        4.74%
                                                                     ========                                     ========

(1)  Computed on a tax-equivalent basis assuming a marginal tax rate of 34%.
(2)  Nonaccrual loans are included in loans.

     Table 15 - Changes in Interest Income and Interest Expense -- Cleburne (in thousands):

                                                           Six months ended June 30,
                                                             1998 compared to 1997
                                                   ---------------------------------------
                                                     Change Attributable to
                                                   --------------------------       Total
                                                    Volume               Rate       Change
                                                   --------            --------    --------
Short-term investments..........................   $    257            $   (187)    $    70
Taxable investment securities...................      1,264              (1,120)        144
Tax-exempt investment securities(1).............         --                  --          --
Loans...........................................      1,691              (1,664)         27
                                                   --------            --------     -------
  Interest income...............................      3,212              (2,971)        241
                                                   --------            --------     -------
Interest-bearing deposits.......................      1,383              (1,263)        120
Short-term borrowings...........................         --                  --          --
Long-term debt..................................         --                  --          --
                                                   --------            --------     -------
  Interest expense..............................      1,383              (1,263)        120
                                                   --------            --------     -------
  Net interest income...........................   $  1,829            $ (1,708)    $   121
                                                   ========            ========     =======

(1)  Computed on a tax-equivalent basis assuming a marginal tax rate of 34%.

Table 16 - Noninterest Income and Expense - Cleburne (in thousands, except percentages):

                                      For the Six Months
                                             Ended
                                            June 30,              Change
                                      ------------------      ---------------
                                         1998      1997        $          %
                                        ------   ------       ----      -----
Noninterest Income:

Service fees on deposit accounts......  $  344   $  299       $ 45      15.05
Net gain (loss) on sale of assets.....      --       --         --         --
Other:
  Miscellaneous income................      12        7          5      71.43
  Real estate mortgage fees...........      70       44         26      59.09
  Merchant credit card fees...........      12       11          1       9.09
  Other service fees..................      35       38         (3)     (7.89)
                                        ------   ------       ----      -----
    Total other.......................     129      100         29      29.00
                                        ------   ------       ----      -----
Total noninterest income..............  $  473   $  399       $ 74      18.55
                                        ======   ======       ====      =====

Noninterest Expense:

Salaries..............................  $  615   $  547       $ 68      12.43
Payroll taxes.........................      44       42          2       4.76
Benefit plan expense..................      --       --         --         --
Medical and other benefits............      52       43          9      20.93
                                        ------   ------       ----      -----
                                           711      632         79      12.50
Net occupancy.........................     148      137         11       8.03
Equipment expense.....................      80       73          7       9.59
Other:
  Advertising and business development      40       46         (6)    (13.04)
  Other miscellaneous.................      59       91        (32)    (35.16)
  Outside data processing.............     112      113         (1)     (0.88)
  Director fees.......................      28       25          3      12.00
  Credit card and ATM.................      32       29          3      10.34
  Outside operations..................      --       --         --         --
  Printing and supplies...............      59       47         12      25.53
  Postage and courier.................      46       47         (1)     (2.13)
  Legal and accounting fees...........      28       24          4      16.67
  Insurance...........................      19       18          1       5.56
  Other real estate expense...........      (2)      --         (2)        --
  Correspondent bank service fees.....      23       20          3      15.00
  Communications......................      28       23          5      21.74
  FDIC insurance expense..............       5        3          2      66.67
                                        ------   ------       ----      -----
    Total other.......................     477      486         (9)     (1.85)
                                        ------   ------       ----      -----
Total noninterest expense.............  $1,416   $1,328       $ 88       6.63
                                        ======   ======       ====      =====
As a % of tax-equivalent net revenue..   64.25%   66.10%


VIII.  CAPITAL

     Shareholders' equity was $7.3 million, or 8.8% of total assets, at December 31, 1997, compared to $6.6 million, or 9.4% of total assets, at December 31, 1996. In accordance with Statement of Financial Accounting Standards No. 115, Cleburne's unrealized gains on securities available-for-sale are reported as an addition to shareholders' equity. At December 31, 1997 and 1996, unrealized gains amounted to approximately $41,000 and $18,000, respectively. In 1997, shareholders' equity averaged $7.0 million, or 9.1% of average assets, compared to $6.4 million, or 9.4% of average assets, in 1996.

     Banking system regulators measure capital adequacy by the risk-based capital ratio and leverage ratio. The risk-based capital rules provide for the weighting of assets and off-balance-sheet commitments and contingencies according to prescribed risk categories ranging from 0% to 100%. Regulatory capital is then divided by risk-weighted assets to determine the risk-adjusted capital ratios. The leverage ratio is computed by dividing shareholders' equity less intangible assets by quarter-to-date average assets less intangible assets. Regulatory minimums for the risk-based and leverage ratios are 8.00% and 4.00%, respectively. At December 31, 1997, Cleburne's total risk-based and leverage ratios were 18.31% and 8.80% , respectively.

IX. DISCUSSION OF SIX MONTHS ENDED JUNE 30, 1998 VERSUS SIX MONTHS ENDED JUNE 30, 1997

Overview of Operations

    For the six months ended June 30, 1998, Cleburne's net income was $510,000, or $2.47 per share, compared to $444,000, or $2.13 per share, for the six months ended June 30, 1997. Return on average assets and return on average equity for the six months ended June 30, 1998 were 1.24% and 14.30%, respectively. Return on average assets and return on average equity for the six months ended June 30, 1997 were 1.19% and 13.76%, respectively.

    Net interest income on a tax equivalent basis was $1.7 million for the six months ended June 30, 1998 as compared to $1.6 million for the six months ended June 30, 1997, an increase of $100,000, which resulted primarily from growth in earning assets. The net interest margin was 4.57% for the six months ended June 30, 1998 as compared to 4.74% for the six months ended June 30, 1997. The provision for loan losses was $15,000 for the six months ended June 30, 1998.

    Total noninterest income was $473,000 for the six months ended June 30, 1998 as compared to $399,000 for the six months ended June 30, 1997, an increase of $74,000. This increase is primarily attributable to an increase in service charges and mortgage loan fees. Service fees on deposits was $344,000 for the six months ended June 30, 1998 as compared to $299,000 for the six months ended June 30, 1997, an increase of $45,000. Other noninterest income, which includes merchant credit card fees, real estate mortgage fees, ATM transaction fees, and various other miscellaneous service-related fees and income, was $129,000 for the six months ended June 30, 1998 as compared to $100,000 for the six months ended June 30, 1997, an increase of $29,000. This increase is primarily attributable to an increase in mortgage loan fees.

    Noninterest expense was $1.4 million for the six months ended June 30, 1998 as compared to $1.3 million for the six months ended June 30, 1997, an increase of $100,000. This increase is primarily attributable to an increase in staffing and occupancy costs.

Balance Sheet Review

     Total assets were $83.8 million at June 30, 1998 as compared to $83.5 million at December 31, 1997 and $79.2 million at June 30, 1997. Investment securities have increased $4.8 million and loans have decreased $1.9 million from December 31, 1997 to June 30, 1998. The balance sheets presented reflect normal recurring adjustments and accruals. The net unrealized gain in the investment portfolio at June 30, 1998 was approximately $38,000. Total deposits were $75.7 million at June 30, 1998 as compared to $76.0 million at December 31, 1997 and $71.9 million at June 30, 1997.

    Nonperforming assets were $646,000 at June 30, 1998, or 2.0% of loans and foreclosed assets, as compared to $591,000 at December 31, 1997. At June 30, 1998, the allowance for loan losses was 50.97% of nonperforming assets. Cleburne management is not aware of any material classified credits not properly disclosed as nonperforming and considers the allowance for loan losses to be adequate.


Liquidity and Capital

    The statements of cash flows are presented in the Cleburne financial statements in this Prospectus. Cleburne management believes that the June 30, 1998 balance sheet reflects adequate liquidity. Total equity capital was $7.8 million at June 30, 1998 as compared to $7.3 million at December 31, 1997 and $7.1 million at June 30, 1997. Cleburne's risk-based capital and leverage ratios at June 30, 1998 were 20.13% and 8.82%, respectively.

X.  YEAR 2000 ISSUE

    The Year 2000 issue is a programming issue that may affect many electronic processing systems. Until relatively recently, in order to minimize the length of data fields, most date-sensitive programs eliminated the first two digits of the year. This issue could affect processing systems and date-sensitive embedded technology that controls certain systems (such as telecommunications systems, security systems, etc.) leaving them unable to properly recognize or distinguish dates in the twentieth and twenty-first centuries and thereafter. For example, date-sensitive calculations may treat "00" as the year 1900 rather than the Year 2000. This treatment could result in significant miscalculations when processing critical date-sensitive information relating to dates after December 31, 1999.

    Cleburne began preparation for the Year 2000 issue with the appointment by the Cleburne Board of Directors of a Year 2000 Committee, chaired by a Cleburne senior officer and comprised of certain Cleburne employees. The Year 2000 Committee's purpose is to assess and mitigate the risks of the Year 2000 issue and to develop contingency plans for reasonable Year 2000 risks. The Year 2000 Committee conducts its activities according to guidelines issued by bank regulatory agencies and reports its findings and progress to the Cleburne Board of Directors on at least a quarterly basis.

     Initially, Cleburne identified the processing systems and embedded technology that are material to the continued operation of Cleburne. Cleburne's core processing systems (loan, deposit and check processing systems and automatic teller machine system software) are licensed from a major bank software vendor. This vendor has warranted to Cleburne that such core processing systems are Year 2000 compliant. Cleburne's other material processing systems and embedded technology are being assessed for Year 2000 compliance. Cleburne anticipates that it will identify and modify or replace any material processing systems or embedded technology that are not Year 2000 compliant by December 31, 1998. The cost of such modification or replacement has not been fully identified, but it is not expected to be material to the financial condition and results of operations of Cleburne. Also, Cleburne will test all material processing systems, including core systems, and embedded technology for Year 2000 compliance by December 31, 1998. Although at this point the tests have not been completed, Cleburne does not expect any material adverse effect to Cleburne due to any of these systems or embedded technology not being Year 2000 compliant by December 31, 1999.

    Cleburne has initiated communications with significant suppliers and customers to assess the extent to which Cleburne is vulnerable to failures by these suppliers or customers to be Year 2000 compliant. Cleburne anticipates completing this assessment by December 31, 1998. Although these assessments are not complete, Cleburne does not expect any material adverse effect on the operations, financial condition and results of operations of Cleburne from any suppliers or customers not being Year 2000 compliant by December 31, 1999.

    Because Cleburne's assessments, testing and corrective implementation for the Year 2000 issue are still in process, Cleburne has not yet quantified the estimated costs to become Year 2000 compliant or developed contingency plans for the Year 2000 issue. Cleburne management intends to complete the assessment of and contingency plans for the Year 2000 issue during the quarter ended December 31, 1998.

                                 LEGAL MATTERS

    The legality of the First Financial common stock to be issued in connection with the Exchange Offer will be passed upon by McMahon, Surovik, Suttle, Buhrmann, Hicks & Gill, P.C.

                                    EXPERTS

    The consolidated financial statements of First Financial as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, incorporated by reference in this Prospectus and in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated January 14, 1998, with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

    The financial statements of Cleburne as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, included in this Prospectus and elsewhere in the registration statement, have been audited by Rylander, Clay & Opitz, L.L.P., independent public accountants, as indicated in their report dated January 16, 1998, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

                         INDEX TO CLEBURNE STATE BANK
                             FINANCIAL STATEMENTS

                                                                                       Page
                                                                                       ----
FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED
  DECEMBER 31, 1997, 1996 AND 1995

  Independent Auditors' Report.....................................................     F-2
  Statements of Condition as of December 31, 1997 and 1996.........................     F-3
  Statements of Income for the years ended December 31, 1997,
    1996 and 1995..................................................................     F-4
  Statement of Changes in Stockholders' Equity for the years ended
    December 31, 1997, 1996 and 1995...............................................     F-5
  Statements of Cash Flows for the years ended December 31, 1997,
    1996 and 1995..................................................................     F-7
  Notes to Financial Statements....................................................     F-9

UNAUDITED FINANCIAL STATEMENTS FOR THE SIX
  MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1997

  Accountant's Compilation Report..................................................    F-20
  Statements of Condition as of June 30, 1998 and 1997.............................    F-21
  Statements of Income for the three months and six months
    ended June 30, 1998 and 1997...................................................    F-22
  Statements of Changes in Stockholders' Equity for the six months ended
    June 30, 1998 and 1997.........................................................    F-23
  Statements of Cash Flows for the six months ended June 30, 1998 and 1997.........    F-25

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Cleburne State Bank
Cleburne, Texas

We have audited the accompanying statements of condition of Cleburne State Bank as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cleburne State Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years ended December 31, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.

/s/ Rylander, Clay & Opitz, L.L.P.


January 16, 1998

CLEBURNE STATE BANK

STATEMENTS OF CONDITION
December 31, 1997 and 1996

                                                                           1997              1996
-----------------------------------------------------------------------------------------------------
ASSETS
   Cash and cash equivalents                                           $  5,785,309      $  3,584,289
   Federal funds sold                                                     6,735,000         2,735,000
   Investment in securities:
      Securities held-to-maturity (market value of $24,208,587           24,038,889        23,431,559
        in 1997 and $23,530,677 in 1996)
      Securities available-for-sale at market value                       9,232,447         6,038,121
      Other equity securities (market value of $171,851 in
        1997 and $171,851 in 1996)                                          191,951           191,951
                                                                      --------------------------------
                                                                         33,463,287        29,661,631
   Loans, less allowance for loan losses of $344,241 in 1997
      and $356,077 in 1996                                               34,172,829        31,558,915
   Land, buildings and equipment, net                                     2,417,880         2,152,548
   Accrued interest receivable                                              580,796           478,428
   Purchased goodwill, net of accumulated amortization of
      $168,541 in 1997 and $137,870 in 1996                                 327,167           357,838
   Other assets                                                              55,088            75,393
                                                                      --------------------------------

               Total assets                                            $ 83,537,356      $ 70,604,042
                                                                      ================================

LIABILITIES AND STOCKHOLDERS' EQUITY
   Liabilities
      Deposits
        Demand                                                         $ 12,841,834      $ 12,123,480
        Interest-bearing accounts                                        31,144,038        21,454,914
        Savings                                                           3,586,212         3,268,041
        Time, $100,000 and over                                           6,066,160         4,963,199
        Time, under $100,000                                             22,346,664        21,749,692
                                                                      --------------------------------
                                                                         75,984,908        63,559,326
      Deferred income taxes                                                  32,206            55,065
      Accrued interest and other liabilities                                209,573           345,840
                                                                      --------------------------------

               Total liabilities                                         76,226,687        63,960,231

   Commitments and Contingencies - Note 7

   Stockholders' Equity
      Preferred stock                                                       730,350           730,350
      Common stock                                                          782,960           782,960
   Paid-in-capital                                                        3,231,186         3,231,186
   Retained earnings                                                      2,525,443         1,881,114
   Unrealized gain on securities held-for-sale                               40,730            18,201
                                                                      --------------------------------

               Total stockholders' equity                                 7,310,669         6,643,811
                                                                      --------------------------------

               Total liabilities and stockholders' equity              $ 83,537,356      $ 70,604,042
                                                                      ================================

See notes to financial statements.

CLEBURNE STATE BANK

STATEMENTS OF INCOME
For the Years Ended December 31, 1997, 1996 and 1995

                                                                          1997            1996            1995
------------------------------------------------------------------------------------------------------------------
Interest Income
   Interest and fees on loans                                      $    3,312,330   $    3,060,627  $    2,881,466
   Interest on investment securities                                    2,027,201        1,780,180       1,463,270
   Interest on federal funds sold                                         263,110          143,171         157,388
   Interest on deposits in banks                                              -              3,311           5,947
                                                                   ------------------------------------------------

                                                                        5,602,641        4,987,289       4,508,071
Interest Expense
   Interest on deposits                                                 2,274,072        1,967,375       1,803,979
                                                                   ------------------------------------------------

               Net interest income                                      3,328,569        3,019,914       2,704,092

Provision for Loan Losses                                                     -                -               -
                                                                   ------------------------------------------------

               Net interest income after provision
                 for loan losses                                        3,328,569        3,019,914       2,704,092

Other Income
   Service fees                                                           846,091          633,556         645,380
   Other                                                                   12,666           11,398           3,297
   Gains on sale of ORE                                                       -              3,912           6,849
                                                                   ------------------------------------------------

                                                                          858,757          648,866         655,526
Other Expense
   Salaries and employee benefits                                       1,322,714        1,065,137         913,426
   Occupancy expenses, net                                                430,678          348,945         256,695
   Other operating expenses                                               943,635          814,578         859,143
   Amortization of Goodwill                                                30,671           30,671          30,671
                                                                   ------------------------------------------------

                                                                        2,727,698        2,259,331       2,059,935
                                                                   ------------------------------------------------

               Income before income taxes                               1,459,628        1,409,449       1,299,683

Income tax expense (benefit)
   Current                                                                530,739          482,307         426,479
   Deferred                                                              (34,465)            6,681          23,196
                                                                   ------------------------------------------------

                                                                          496,274          488,988         449,676
                                                                   ------------------------------------------------

               Net income                                          $      963,354   $      920,461  $      850,008
                                                                   ================================================

               Net earnings per share                              $         4.64   $         4.42  $         4.06
                                                                   ================================================

See notes to financial statements.

CLEBURNE STATE BANK

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the Years Ended December 31, 1997, 1996 and 1995

                                                               Preferred          Common            Paid-in
                                                                 Stock             Stock            Capital
----------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                  $   730,350      $    782,960      $   3,231,186

Cash dividend                                                       -                 -                  -

Change in unrealized gain on securities
   held-for-sale, net of taxes of $72,012                           -                 -                  -

Net income                                                          -                 -                  -
                                                              --------------------------------------------------

               Balance at December 31, 1995                       730,350           782,960          3,231,186

Cash dividend                                                       -                 -                  -

Change in unrealized gain on securities
   held-for-sale, net of taxes of $10,850                           -                 -                  -

   Net income                                                       -                 -                  -
                                                              --------------------------------------------------

               Balance at December 31, 1996                       730,350           782,960          3,231,186

Cash dividend                                                       -                 -                  -

Change in unrealized gain (loss) on securities
   held-for-sale, net of taxes of $11,606                           -                 -                  -

   Net income                                                       -                 -                  -
                                                              --------------------------------------------------

               Balance at December 31, 1997                   $   730,350      $    782,960      $   3,231,186
                                                              ==================================================

See notes to financial statements.

                                                                                    Unrealized
                                                                                    Gain (Loss)
                                                                   Retained        on Securities
                                                                   Earnings        Held-for-Sale         Total
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                     $    729,123     $   (172,538)       $  5,301,081

Cash dividend                                                       (299,451)                            (299,451)

Change in unrealized gain on securities
   held-for-sale, net of taxes of $72,012                                               211,800            211,800

Net income                                                            850,008                              850,008
                                                             ------------------------------------------------------

               Balance at December 31, 1995                         1,279,680            39,262          6,063,438

Cash dividend                                                       (319,027)                            (319,027)

Change in unrealized gain on securities
   held-for-sale, net of taxes of $10,850                                              (21,061)           (21,061)

   Net income                                                         920,461                              920,461
                                                             ------------------------------------------------------

               Balance at December 31, 1996                         1,881,114            18,201          6,643,811

Cash dividend                                                       (319,025)                            (319,025)

Change in unrealized gain (loss) on securities
   held-for-sale, net of taxes of $11,606                                                22,529             22,529

   Net income                                                         963,354                              963,354
                                                             ------------------------------------------------------

               Balance at December 31, 1997                  $      2,525,443   $        40,730   $      7,310,669
                                                             ======================================================

See notes to financial statements.

CLEBURNE STATE BANK

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1997, 1996 and 1995

                                                                          1997               1996              1995
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
   Net income                                                       $    963,354       $    920,461      $    850,008
   Noncash items included in net income
      Depreciation and amortization, net of accretion                    383,428            365,907           351,967
      Deferred income tax                                                (34,465)             6,681            23,196
      Gain on sales of other real estate owned                             -                 (3,033)           (9,886)
   Changes in operating assets and liabilities
      Accrued interest receivable                                       (102,367)            38,956            25,644
      Other assets                                                        20,305            (19,825)           22,847
      Accrued interest and other liabilities                            (136,267)           (31,072)          195,416
                                                                   ---------------------------------------------------

               Net cash provided by operating activities               1,093,988          1,278,075         1,459,192
                                                                   ---------------------------------------------------

Cash Flows form Investing Activities
   Proceeds from maturities and principal
      reductions of investment securities:
        Held-to-maturity                                               8,009,101          7,361,976         5,584,103
        Available-for-sale                                             3,390,982          4,431,258         2,888,899
   Purchases of investment securities:
        Held-to-maturity                                              (8,727,893)       (14,026,940)       (9,511,253)
        Available-for-sale                                            (6,585,308)             -                 -
   Net increase in federal funds sold                                 (4,000,000)           (80,000)         (655,000)
   Net decrease in interest-bearing deposits in banks                      -                 95,000           400,000
   Net increase in loans                                              (2,613,914)        (2,943,154)       (1,629,228)
   Purchases of land, buildings and equipment                           (472,492)        (1,115,894)         (567,671)
   Proceeds from sales of other real estate owned                          -                 35,822           195,789
                                                                   ---------------------------------------------------

               Net cash used by investing activities                 (10,999,524)        (6,241,932)       (3,294,361)
                                                                   ---------------------------------------------------

Cash Flows from Financing Activities
   Net increase in deposits                                           12,425,581          5,176,461         1,720,574
   Cash dividends                                                       (319,025)          (319,027)         (299,451)
                                                                   ---------------------------------------------------

               Net cash provided by financing activities              12,106,556          4,857,434         1,421,123
                                                                   ---------------------------------------------------

               Net increase (decrease) in cash and
                 cash equivalents                                      2,201,020           (106,423)         (414,046)

Cash and cash equivalents at beginning of year                         3,584,289          3,690,712         4,104,758
                                                                   ---------------------------------------------------

               Cash and cash equivalents at end of year             $  5,785,309       $  3,584,289      $  3,690,712
                                                                   ===================================================

                                   (Continued)

CLEBURNE STATE BANK

For the Years Ended December 31, 1997, 1996 and 1995

                                                                       1997             1996             1995
------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information:

   Interest paid                                                   $ 2,237,071      $ 1,974,935      $  1,752,539
   Income taxes paid                                                   478,765          464,000           190,000

Non-Cash Transactions:
   Change in unrealized gain (loss) on securities
     available-for-sale                                                 22,529         (21,061)           211,800

   Assets acquired through foreclosure                                     -             30,289             8,400


See notes to financial statements.

CLEBURNE STATE BANK

NOTES TO FINANCIAL STATEMENTS

------------------------------

Note 1. SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Cleburne State Bank (Bank) is a commercial bank in Cleburne, Texas. The Bank's trade area is Johnson County, Texas where it grants commercial, consumer and real estate loans to customers. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the economy in the north central Texas area. Generally, the loans are secured by real estate or other assets. The loans are expected to be repaid from cash flow or proceeds from sale of selected assets of the borrower. The Bank's loan policy requires a minimum ratio of loan to estimated collateral value of 80% without approval of the L & D Committee of the Board of Directors. The Bank's policy is to file liens or security agreements with appropriate governmental agencies to perfect their interest in collateral. At December 31, 1997, the Bank has made unsecured loans in the amount of approximately $385,147.

Management Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that are used.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and interest-bearing deposits in banks with original maturities of three months or less.

Investment Securities

Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Cost of securities sold is determined using the specific identification method.

Mortgage-backed Securities

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. The mortgage-backed securities are classified as held-to-maturity or available-for-sale and recorded under the methods noted above. Cost of securities sold is determined using the specific identification method.

Depreciation

Office equipment and buildings are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets.

CLEBURNE STATE BANK

NOTES TO FINANCIAL STATEMENTS

------------------------------

Note 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Real Estate Owned

Real estate and other assets acquired in satisfaction of uncollectible loans are recorded at the lower of estimated net realizable value or the loan amount at the time of the foreclosure. In instances where the net realizable value is less than the loan amount, the difference is treated as a loan loss and charged to the allowance for loan losses.

Loans and Allowance for Loan Losses

Loans are stated at the amount of unpaid principal, reduced by deferred loan fees, unearned discount and an allowance for loan losses. Deferred loan fees and unearned discount on installment loans are recognized as income over the terms of the loans using a method which produces results not significantly different than the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb potential losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

The Bank has adopted a policy which requires measurement of an impaired collateral dependent loan based on the fair value of the collateral. Other loan impairments will be measured based on the present value of expected future cash flows or the loan's observable market price. At December 31, 1997 and 1996, all significant impaired loans have been determined to be collateral dependent and have been measured utilizing the fair value of the collateral.

Income Taxes

The Bank records deferred tax assets and liabilities for differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis measured using enacted tax rates.

Excess of Cost Over Fair Value of Tangible Assets Acquired (Goodwill)

Goodwill, relating to a change of control of the Bank, is being amortized by the straight-line method over 15 years.

CLEBURNE STATE BANK

NOTES TO FINANCIAL STATEMENTS

------------------------------

Note 1.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Standard to be Adopted

In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The Bank is required to adopt the new standard for fiscal periods ending after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The standard requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The Bank plans to adopt the statement on January 1, 1998. The standard is not expected to have a material impact on the Bank's current presentation of net income.

Per Share Data

In March, 1997 SFAS 128 was issued and required restatement of EPS to report basic and diluted EPS. Adoption of the statement did not change the EPS calculation of Cleburne State Bank. Basic and diluted EPS are the same for all years presented.

Note 2.     INVESTMENT SECURITIES

Securities held-to-maturity at December 31, 1997, consisted of the following:

                                                                        Gross           Gross
                                                      Amortized      Unrealized      Unrealized         Fair
                                                         Cost           Gains          Losses           Value
                                                    -------------------------------------------------------------

 Obligations of U.S. government agencies            $ 11,444,294    $     79,079    $      (964)    $ 11,522,409
 Obligations of local government agencies                    -               -              -                -
 Mortgage-backed securities                           12,594,595          93,867         (2,284)      12,686,178
                                                    -------------------------------------------------------------
                Totals                              $ 24,038,889    $    172,946    $    (3,248)    $ 24,208,587
                                                    =============================================================

Securities available-for-sale at December 31, 1997, consisted of the following:

                                                                        Gross           Gross
                                                      Amortized      Unrealized      Unrealized         Fair
                                                         Cost           Gains          Losses           Value
                                                    -------------------------------------------------------------
 Obligations of U.S. government agencies            $  7,234,802    $     57,742    $      (174)    $  7,292,370
 Mortgage-backed securities                            1,935,934           4,336           (193)       1,940,077
                                                    -------------------------------------------------------------
                Totals                              $  9,170,736    $     62,078    $      (367)    $  9,232,447
                                                    =============================================================

CLEBURNE STATE BANK

NOTES TO FINANCIAL STATEMENTS

------------------------------
Note 2.    INVESTMENT SECURITIES (Continued)

Other investment securities at December 31, 1997, were as follows:

                                                                         Gross           Gross
                                                       Amortized      Unrealized      Unrealized         Fair
                                                          Cost           Gains          Losses           Value
                                                     ------------------------------------------------------------
 Texas Independent Bank Stock                        $     49,600   $       -       $   (20,100)    $     29,500
 Federal Reserve Bank Stock                               142,351           -               -            142,351
                                                     ------------------------------------------------------------

                                                     $    191,951   $       -       $   (20,100)    $    171,851
                                                     ============================================================

Securities held-to-maturity at December 31, 1996, consisted of the following:

                                                                         Gross           Gross
                                                       Amortized      Unrealized      Unrealized         Fair
                                                          Cost           Gains          Losses           Value
                                                     ------------------------------------------------------------

 Obligations of U.S. government agencies             $  8,839,930   $    42,895     $   (14,774)    $  8,868,051
 Obligations of local government agencies                     -             -               -                -
 Mortgage-backed securities                            14,580,151        91,083          (8,608)      14,662,626
 Market appreciation at date of ownership change           11,478           -            (11,478)            -
                                                     ------------------------------------------------------------

                Totals                               $ 23,431,559   $   133,978     $   (34,860)    $ 23,530,677
                                                     ============================================================

Securities available-for-sale at December 31, 1996, consisted of the following:
                                                                         Gross           Gross
                                                       Amortized      Unrealized      Unrealized         Fair
                                                          Cost           Gains          Losses           Value
                                                     ------------------------------------------------------------
 Obligations of U.S. government agencies             $  6,010,544   $    29,040     $    (1,463)    $  6,038,121
 Mortgage-backed securities                                   -             -               -                -
                                                     ------------------------------------------------------------

                Totals                               $  6,010,544   $    29,040     $    (1,463)    $  6,038,121
                                                     ============================================================

Other investment securities at December 31, 1996, were as follows:
                                                                         Gross           Gross
                                                       Amortized      Unrealized      Unrealized         Fair
                                                          Cost           Gains          Losses           Value
                                                     ------------------------------------------------------------
 Texas Independent Bank Stock                        $     49,600   $       -       $   (22,930)    $     26,670
 Federal Reserve Bank Stock                               142,351           -               -            142,351
                                                     ------------------------------------------------------------

                                                     $    191,951   $       -       $   (22,930)    $    169,021
                                                     ============================================================

CLEBURNE STATE BANK

NOTES TO FINANCIAL STATEMENTS

------------------------------------

Note 2.     INVESTMENT SECURITIES (Continued)
Investment securities with carrying amount of $9,039,617 at December 31, 1997 and $603,153 at December 31, 1996, were pledged to secure public deposits. The approximate market value of these pledged securities was $9,100,000 and $604,000, respectively.

Securities sold during 1997, 1996 and 1995 were insignificant

The following is a summary of contractual maturities of securities held-to-maturity and available-for-sale at December 31, 1997. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                   Securities held-to-maturity     Securities available-for-sale
                                                ------------------------------------------------------------------
                                                     Amortized            Fair         Amortized          Fair
                                                       Cost              Value           Cost            Value
                                                ------------------------------------------------------------------
 Due in one year or less                         $         -      $         -      $    2,490,385  $    2,496,320
 Due after one year through five years                 5,177,663        5,221,931       4,589,436       4,636,746
 Due after five years                                  4,557,879        4,592,682             -               -
                                                ------------------------------------------------------------------

                                                       9,735,542        9,814,613       7,079,821       7,133,066
 Mortgage-backed securities with
    varying maturities                                14,303,347       14,393,974       2,090,915       2,099,381
                                                ------------------------------------------------------------------

                Totals                           $    24,038,889  $    24,208,587  $    9,170,736  $    9,232,447
                                                ==================================================================

Note 3.     LOANS
Major classifications of loans are as follows:

                                                                          1997               1996
                                                                  -------------------------------------
 Commercial, financial and agricultural                            $      5,616,831   $      5,645,840
 Real estate - mortgage                                                  18,353,064         17,167,822
 Real estate - construction                                               2,606,410            781,478
 Consumer                                                                 8,622,902          9,159,098
 Unearned income                                                           (682,137)          (839,246)
 Allowance for loan losses                                                 (344,241)          (356,077)
                                                                  -------------------------------------

              Loans, net                                           $     34,172,829   $     31,558,915
                                                                  =====================================

CLEBURNE STATE BANK

NOTES TO FINANCIAL STATEMENTS

------------------------------

Note 3.     LOANS (Continued)
The Bank's recorded investments in impaired loans and the related valuation allowance are as follows:

                                                          December 31, 1997               December 31, 1996
                                                    ---------------------------------------------------------------
                                                       Recorded       Valuation       Recorded        Valuation
                                                      Investment      Allowance      Investment       Allowance
                                                    ---------------------------------------------------------------
Impaired loans -
    Valuation allowance required                    $   205,000     $   35,120      $  268,000      $   54,620
    No valuation allowance required                         -              -               -               -
                                                    ---------------------------------------------------------------

               Total at end of year                 $   205,000     $   35,120      $  268,000      $   54,620
                                                    ===============================================================

The average recorded investment in impaired loans for the years ended December 31, 1997 and 1996, was approximately $314,000 and $349,000, respectively. The Bank had approximately $205,000 and $268,000 in nonperforming assets at December 31, 1997 and 1996, respectively, of which all represented recorded investments in impaired loans.

Interest payments received on impaired loans are recorded as interest income unless collections of the remaining recorded investment is doubtful, at which time payments received are recorded as reductions of principal. No cash interest payments were received and no interest income was recognized on impaired loans during the years ended December 31, 1997 and 1996. If interest on impaired loans had been recognized on a full accrual basis during the years ended December 31, 1997 and 1996, respectively, such income would have approximated $30,000 and $36,000.

The allowance for loan losses as of December 31, 1997 and 1996, is presented below. Management has evaluated the adequacy of the allowance for loan losses by estimating the probable losses in various categories of the loan portfolio which are identified below:


                                                                        1997            1996
                                                                  --------------------------------
Allowance for loan losses provided for -
  Loans specifically evaluated as impaired                        $      35,120    $     54,620
  Unidentified impaired loans                                           309,121         301,457
                                                                  --------------------------------

              Total allowance for loan losses                     $     344,241    $    356,077
                                                                  ================================

CLEBURNE STATE BANK

NOTES TO FINANCIAL STATEMENTS

------------------------------

Note 3.    LOANS (Continued)
Changes in the allowance for loan losses were as follows:

                                                                        1997            1996             1995
                                                                 --------------------------------------------------
           Balance, beginning of year                             $       356,077  $      455,786   $      562,676
           Provisions charge to operations                                    -               -                -
           Loans charged off                                              (45,889)       (144,005)        (173,181)
           Recoveries                                                      34,053          44,296           66,291
                                                                 --------------------------------------------------

           Balance, end of year                                   $       344,241  $      356,077          455,786
                                                                 ==================================================

           Portion related to impaired loans                      $        35,120  $       54,620   $       36,538
                                                                 ==================================================

An analysis of the changes in loans to officers, directors, principal shareholders, or associates of such persons for the years ended December 31, 1997 and 1996, (determined as of each respective year-end) follows:

                                                     Balance at
                                                      Beginning       Additional                      Balance at
                                                      of Period         Loans         Payments           End
                                                                                                      of Period
                                                    ---------------------------------------------------------------
 Year ended December 31, 1997                       $      573,000  $       58,000  $       96,000  $    1,029,000
                                                    ===============================================================

 Year ended December 31, 1996                       $      639,000  $      521,000  $       93,000  $    1,067,000
                                                    ===============================================================

In the opinion of management, those loans are on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons.

The Bank has purchased participations in various customer loans from other banks. These loans are classified separately on the previous page. In addition, the Bank has sold participations in certain customer loans in a total amount of $2,075,000 at December 31, 1997, and $4,170,000 at December 31, 1996.

CLEBURNE STATE BANK

NOTES TO FINANCIAL STATEMENTS

------------------------------

Note 4.     LAND, BUILDINGS AND EQUIPMENT
These assets are carried at cost and major classifications follow:

                                                                 1997             1996
                                                           ---------------------------------
           Land and buildings                               $    2,903,172   $    2,608,156
           Furniture, fixtures and equipment                       625,296          456,687
                                                           ---------------------------------
                                                                 3,528,468        3,064,843
           Accumulated depreciation                             (1,110,588)        (912,295)
                                                           ---------------------------------

                                                            $    2,417,880   $    2,152,548
                                                           =================================

Depreciation expense on buildings and equipment amounted to $208,000, $145,000, and $107,000 in 1997, 1996, and 1995, respectively.

Note 5.     TIME DEPOSITS
Interest expense per time deposits of $100,000 or more was approximately $301,000, $227,000 and $188,313 during 1997, 1996 and 1995, respectively.

Note 6.     EMPLOYEE BENEFIT PLANS
The Bank established a frozen employee stock ownership plan (Plan) in connection with the change in ownership of the Bank in 1993. The Plan received stock in the Bank in exchange for stock of the prior Parent which was transferred from the Parent's ESOP (Predecessor Plan). The Board of Directors determines the amount of discretionary contributions to the Plan; however, there will be no contributions to the Plan as long as it is frozen. The participants in the Plan are those employees of the Bank who were participants in the Predecessor Plan. All participants became 100% vested in their account balances at the date their balances were transferred from the Predecessor Plan.

During 1995 the Bank adopted a qualified 401(k) profit sharing plan for all full-time employees who meet certain age and longevity requirements. The Bank's contributions to the plan are determined by resolution of the Board of Directors. Contributions are allocated among eligible participants in proportion to their salaries to the total salaries of all participants. The Bank makes a matching contribution based on participants' voluntary salary deferrals. The Bank's contributions to the Plan in 1997, 1996 and 1995 were $10,653, $9,834 and $4,974, respectively.

Note 7.     COMMITMENTS AND CONTINGENCIES
In the normal course of business the Bank makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying financial statements. The commitments and contingent liabilities include various guarantees, commitments to extend credit, and standby letters of credit. At December 31, 1997 and 1996, commitments under standby letters of credit and guarantees approximated $205,000 and $126,000, respectively. Commitments to fund loans were approximately $1,908,000 and $3,323,000 at December 31, 1997 and 1996, respectively. The Bank does not anticipate any material losses as a result of the commitments and contingent liabilities.

CLEBURNE STATE BANK

NOTES TO FINANCIAL STATEMENTS

------------------------------

Note 7.    COMMITMENTS AND CONTINGENCIES (Continued)
Because of the nature of its activities, the Bank is subject to pending and threatened legal actions which arise in the normal course of business. In the opinion of management, based upon opinions of legal counsel, the disposition of all outstanding legal actions will not have a material effect on the financial statements of the Bank.

Note 8.    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of condition.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments (see Note 7). The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-statement-of-condition instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral and the nature of such collateral is essentially the same as that involved in making commitments to extend credit.

The Bank held federal funds sold in the amount of $6,735,000 and $2,735,000 at December 31, 1997 and 1996, respectively. Federal funds sold are uninsured loans to other banks through the Federal Reserve System.

CLEBURNE STATE BANK

NOTES TO FINANCIAL STATEMENTS

------------------------------

Note 9.     FEDERAL INCOME TAXES

The income tax expense (benefit) differs from the "expected" Federal income tax expense, computed by applying the statutory U.S. Federal corporate tax rate of 34% to income before income taxes, as follows:

                                                                    1997             1996            1995
                                                            -------------------------------------------------------
       Computed "expected" tax expense at 34%                $      496,274  $       473,840  $      436,520
       Nontaxable income/nondeductible expenses                         -               (653)         (2,646)
                                                            -------------------------------------------------------

                                                             $      496,274  $       473,187  $      433,874
                                                            =======================================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                                               1997            1996
                                                                         --------------------------------
           Deferred tax assets:
              Loans receivable, principally due to
                 allowance for loan losses                                $          -    $       15,262
              Accrued interest                                                    41,997             -
              Premises and equipment, due to
                 differences in depreciation                                      26,564          17,270
              Other                                                                2,402           4,146
                                                                         --------------------------------
                          Total gross deferred tax assets                         70,963          36,678

           Deferred tax liabilities:
              Loans receivable, principally due to
                 allowance for loan losses                                         6,406             -
              Unamortized write-up of assets in push-down
                 accounting for purchase of Bank                                  75,781          82,367
              Unrealized gain on securities                                       20,982           9,376
                                                                         --------------------------------
                          Total gross deferred tax liabilities                   103,169          91,743
                                                                         --------------------------------
                          Net deferred liability                          $      (32,206) $      (55,065)
                                                                         ================================

Note 10.    REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-statement-of-condition items as calculated under regulatory accounting practices.

CLEBURNE STATE BANK

NOTES TO FINANCIAL STATEMENTS

------------------------------

Note 10.    REGULATORY MATTERS (Continued)
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined), to average assets (as defined). Management believes as of December 31, 1997 and 1996, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 1997 and 1996, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' category. The Bank's actual capital amounts (in thousands) and ratios are presented in the table below:

                                                                                                   To Be Well
                                                                        For Capital             Capitalized Under
                                                                         Adequacy               Prompt Corrective
                                                      Actual             Purposes:              Action Provisions:
                                               ------------------------------------------------------------------------
                                                 Amount    Ratio     Amount      Ratio          Amount        Ratio
                                               ------------------------------------------------------------------------
 As of December 31, 1997:
    Total Capital (to Risk-Weighted Assets)    $    1,766    20 %   $    3,132  greater than  $    3,915  greater than
                                                                                or equal to               or equal to
                                                                                    8 %                          10 %
    Tier 1 Capital (to Average Assets)              7,311    19          1,566      4              2,349          6
    Tier 1 Capital (to Average Assets)              7,311     9          2,378      3              3,962          5

 As of December 31, 1996:
    Total Capital (to Risk-Weighted Assets)         7,000    20          2,818      8              3,522         10
    Tier 1 Capital (to Risk-Weighted Assets)        6,644    19          1,409      4              2,113          6
    Tier 1 Capital (to Average Assets)              6,644    10          2,088      3              3,480          5

Note 11.    PREFERRED AND COMMON STOCK
Preferred stock has a 7.5% annual dividend rate which is non-cumulative. The preferred stock is non-voting, with a par value of $15 and may be called by the Bank at any time. There are 48,690 shares authorized, issued and outstanding at December 31, 1997 and 1996.

Common stock has a par value of $4 and there are 195,740 shares authorized, issued and outstanding at December 31, 1997 and 1996.

                         ACCOUNTANT'S COMPILATION REPORT



Board of Directors
Cleburne State Bank
Cleburne, Texas

We have compiled the accompanying statements of condition of Cleburne State Bank as of June 30, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the six months then ended and the statement of income for the three months ended June 30, 1998 and 1997, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying consolidated financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Statements of cash flows for the three month periods ended June 30, 1998 and 1997 have not been presented. Generally accepted accounting principles require a statement of cash flows to be presented for each period for which results of operations are provided when financial statements report both financial position and results of operations.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.


/s/ Rylander, Clay & Opitz, L.L.P.


September 22, 1998

CLEBURNE STATE BANK

STATEMENTS OF CONDITION
June 30, 1998 and 1997

                                                                                     1998               1997
-----------------------------------------------------------------------------------------------------------------
 ASSETS
    Cash and cash equivalents                                                   $    4,101,552     $    6,051,198
    Federal funds sold                                                               5,745,000          5,630,000
    Investment in securities:
       Securities held-to-maturity  (market value of $24,044,597
         in 1998 and $25,210,189 in 1997)                                           23,697,788         25,051,235
       Securities available-for-sale at market value                                14,363,028          6,094,648
       Other equity securities (market value of $171,851
         in 1998 and $171,851 in 1997)                                                 191,951            191,951
                                                                               -----------------------------------
                                                                                    38,252,767         31,337,834
    Loans, less allowance for loan losses of $329,344 in 1998
       and $347,042 in 1997                                                         32,316,750         32,679,324
    Land, buildings and equipment, net                                               2,354,103          2,439,486
    Accrued interest receivable                                                        703,694            570,285
    Purchased goodwill, net of accumulated amortization of
       $148,246 in 1998 and $117,576 in 1997                                           311,833            342,503
    Other assets                                                                        27,443            151,311
                                                                               -----------------------------------

                Total assets                                                    $   83,813,142         79,201,941
                                                                               ===================================

 LIABILITIES AND STOCKHOLDERS' EQUITY
    Liabilities
       Deposits
         Demand                                                                 $   12,879,120     $   12,136,566
         Interest-bearing accounts                                                  30,750,054         28,084,870
         Savings                                                                     3,472,800          3,641,074
         Time, $100,000 and over                                                     6,316,577          5,594,605
         Time, under $100,000                                                       22,297,252         22,415,494
                                                                               -----------------------------------
                                                                                    75,715,803         71,872,609
       Deferred income taxes                                                            29,397             52,388
       Accrued interest and other liabilities                                          250,317            188,250
                                                                               -----------------------------------
                                                                                       279,714            240,638
                                                                               -----------------------------------
                Total liabilities                                                   75,995,517         72,113,247

    Stockholders' Equity
       Preferred stock                                                                 730,350            730,350
       Common stock                                                                    782,960            782,960
    Paid-in-capital                                                                  3,231,186          3,231,186
    Retained earnings                                                                3,035,244          2,325,162
    Unrealized gain on securities held-for-sale                                         37,885             19,036
                                                                               -----------------------------------

                Total stockholders' equity                                           7,817,625          7,088,694
                                                                               -----------------------------------

                Total liabilities and stockholders' equity                      $   83,813,142     $   79,201,941
                                                                               ===================================

See accountant's compilation report.

CLEBURNE STATE BANK

STATEMENTS OF INCOME

                                                    Three months ended June 30,   Six Months Ended June 30,
                                                   ----------------------------- ----------------------------
                                                        1998            1997         1998             1997
-------------------------------------------------------------------------------- ----------------------------
Interest Income
    Interest and fees on loans                     $    805,006     $   821,512  $ 1,631,693      $ 1,604,747
    Interest on investment securities                   573,851         499,264    1,116,007          972,353
    Interest on federal funds sold                       97,110          70,740      193,333          122,573
                                                   ----------------------------- -----------------------------

                                                      1,475,967       1,391,516    2,941,033        2,699,673
 Interest Expense
    Interest on deposits                                607,292         560,909    1,209,617        1,089,962
                                                   ----------------------------- -----------------------------

                Net interest income                     868,675         830,607    1,731,416        1,609,711

 Provision for Loan Losses                               15,000             -         15,000              -
                                                   ----------------------------- -----------------------------

                Net interest income after
                  provision for loan losses             853,675         830,607    1,716,416        1,609,711

 Other Income
    Service fees                                        241,971         202,762      460,829          391,706
    Other                                                 3,784           5,843       11,927            7,270
                                                   ----------------------------- -----------------------------

                                                        245,755         208,605      472,756          398,976
 Other Expense
    Salaries and employee benefits                      357,420         330,268      711,421          632,115
    Occupancy expenses, net                             100,435          96,871      228,122          210,171
    Other operating expenses                            233,600         263,263      461,537          470,163
    Amortization of Goodwill                              7,667           7,667       15,335           15,335
                                                   ----------------------------- -----------------------------

                                                        699,122         698,069    1,416,415        1,327,784
                                                   ----------------------------- -----------------------------

                Income before income taxes              400,308         341,143      772,757          680,903

 Income tax expense (benefit)
    Current                                             136,862         125,707      264,296          247,859
    Deferred                                               (687)         (1,753)      (1,340)         (11,004)
                                                   ----------------------------- -----------------------------

                                                        136,175         123,954      262,956          236,855
                                                   ----------------------------- -----------------------------

                Net income                         $    264,133    $    217,189  $   509,801      $   444,048
                                                   ============================= =============================

See accountant's compilation report.

CLEBURNE STATE BANK

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the Six Months Ended June 30, 1998 and 1997

                                                                 Preferred        Common          Paid-in
                                                                   Stock           Stock          Capital
 ------------------------------------------------------------------------------------------------------------
 Balance at December 31, 1996                                   $   730,350     $   782,960    $   3,231,186

 Change in unrealized gain (loss) on securities
    held for sale, net of taxes of $431                                -               -                -

    Net income                                                         -               -                -
                                                                ---------------------------------------------

                Balance at June 30, 1997                            730,350         782,960        3,231,186
                                                                =============================================

 Balance at December 31, 1997                                   $   730,350     $   782,960    $   3,231,186

 Change in unrealized gain (loss) on securities
    held for sale, net of taxes of $1,465                              -               -                -

    Net income                                                         -               -                -
                                                                ---------------------------------------------

                Balance at June 30, 1998                        $   730,350     $   782,960    $   3,231,186
                                                                =============================================


See accountant's compilation report.

CLEBURNE STATE BANK

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the Six Months Ended June 30, 1998 and 1997

                                                                                   Unrealized
                                                                                   Gain (Loss)
                                                                  Retained        on Securities
                                                                  Earnings        Held for Sale         Total
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                   $   1,881,114      $     18,201       $  6,643,811

Change in unrealized gain (loss) on securities
      held for sale, net of taxes of $431                               -                  835                835

      Net income                                                     444,048              -               444,048
                                                               ---------------------------------------------------


               Balance at June 30, 1997                            2,325,162            19,036          7,088,694
                                                               ===================================================

Balance at December 31, 1997                                       2,525,443            40,730          7,310,669

Change in unrealized gain (loss) on securities
   held for sale, net of taxes of $1,465                                -               (2,845)           (28,455)

   Net income                                                        509,801              -               509,801
                                                               ---------------------------------------------------

               Balance at June 30, 1998                        $   3,035,244      $     37,885       $  7,817,625
                                                               ===================================================

CLEBURNE STATE BANK

STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 1998 and 1997

                                                                                 1998               1997
-------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
   Net income                                                               $     509,801      $     444,048
   Noncash items included in net income
      Depreciation and amortization, net of accretion                             217,257            192,130
      Provision for loan losses                                                    15,000               -
      Deferred income tax                                                          (1,340)            (3,108)
   Changes in operating assets and liabilities
      Accrued interest receivable                                                (122,898)           (91,856)
      Other assets                                                                 27,645            (75,918)
      Accrued interest and other liabilities                                       40,740           (157,590)
                                                                            ---------------------------------

               Net cash provided by operating activities                          686,205            307,706
                                                                            ---------------------------------

Cash Flows from Investing Activities
   Proceeds from maturities and principal reductions
      of investment securities:
        Held-to-maturity                                                        4,780,489          4,004,551
        Available-for-sale                                                      2,993,832          1,695,491
   Purchases of investment securities:
        Held-to-maturity                                                       (4,520,484)        (5,414,638)
        Available-for-sale                                                     (8,135,908)        (2,038,933)
   Net decrease (increase) in federal funds sold                                  990,000         (2,895,000)
   Net decrease (increase) increase in loans                                    1,841,079         (1,120,409)
   Purchases of land, buildings and equipment                                     (49,865)          (385,142)
                                                                            ---------------------------------

               Net cash used in investing activities                           (2,100,857)        (6,154,080)
                                                                            ---------------------------------

Cash Flows from Financing Activities
   Net decrease (increase) in deposits                                           (269,105)         8,313,283
                                                                            ---------------------------------

               Net cash (used in) provided by financing activities               (269,105)         8,313,283
                                                                            ---------------------------------

               Net increase (decrease) in cash and cash equivalents            (1,683,757)         2,466,909

Cash and cash equivalents at beginning of year                                  5,785,309          3,584,289
                                                                            ---------------------------------

Cash and cash equivalents at end of year                                    $   4,101,552      $   6,051,198
                                                                            =================================

                                   (Continued)

CLEBURNE STATE BANK

For the Six Months Ended June 30, 1998 and 1997

                                                                                       1998             1997
-----------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information:
   Interest paid                                                                     $ 1,176,956     $ 1,063,601
   Income taxes paid                                                                     245,000         165,000

Non-Cash Transactions:
   Change in unrealized gain (loss) on securities available-for-sale                      (2,845)            835


See accountant's compilation report.

                                    Annex A

          [LETTERHEAD OF RYLANDER, CLAY & OPITZ, L.L.P. APPEARS HERE]




September 22, 1998


The Board of Directors
Cleburne State Bank
200 N. Ridgeway
Cleburne, Texas 76033

Gentlemen:

We have consulted with Cleburne State Bank in connection with the exchange offer by First Financial Bankshares, Inc. ("First Financial"), a Texas corporation, to exchange shares of common stock, par value $10.00 per share ("First
Financial Common Stock"), of First Financial for all outstanding shares of common stock, par value $4.00 per share ("Cleburne Common Stock"), of Cleburne State Bank ("Cleburne") and the subsequent merger of Cleburne into First National Bank in Cleburne, an indirect wholly-owned subsidiary of First Financial, upon the terms and conditions set forth in the Stock Exchange Agreement and Plan of Reorganization (the "Exchange Agreement") dated September 4, 1998. At your request, in connection with the closing of the Exchange and the Merger, we are rendering an opinion concerning certain federal income tax consequences of the Exchange and the Merger.

In arriving at the opinions expressed below, we have relied upon the accuracy and completeness of the following:

        (i)  the Exchange Agreement;

       (ii) The Prospectus and Proxy Statement (together, the "Prospectus") included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by First Financial in connection with the Merger, as amended through the date hereof; and

      (iii) such corporate records of Cleburne and First Financial as we have deemed appropriate.

Defined terms used but not defined herein have the same meaning as in the Prospectus.

We have assumed that the transactions contemplated by the Exchange Agreement will be consummated in accordance therewith and as described in the Prospectus and that the Merger will qualify as a statutory merger under applicable laws of the State of Texas and the United States.

Based upon and subject to the foregoing, it is our opinion that , under currently applicable law, the Exchange and Merger will constitute a reorganization within the meaning of Section 368(a) of the

The Board of Directors - Cleburne State Bank                              Page 2
September 22, 1998

Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, the following will be the material federal income tax consequences of the Exchange and Merger:

     1. The Exchange and Merger will be treated as a corporate reorganization within the meaning of Section 368(a) of the Code, and First Financial and Cleburne each will be a party to the reorganization within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by the Cleburne shareholders on the exchange of their shares of Cleburne Common Stock solely for shares of First Financial Common Stock pursuant to the terms of the Exchange Agreement to the extent of such exchange (except as provided below with respect to fractional shares).

     3. The federal income tax basis of the shares of First Financial Common Stock for which shares of Cleburne Common Stock are exchanged pursuant to the Exchange will be the same as the basis of such shares of Cleburne Common Stock exchanged therefor, less any proportionate part of such basis allocable to any fractional interest in any share of First Financial Common Stock.

     4. The holding period for the shares of First Financial Common Stock for which the shares of Cleburne Common Stock are exchanged will include the holding period of the Cleburne Common Stock they are exchanged therefor, provided that such shares of Cleburne Common Stock were held as a capital asset on the date of exchange.

     5. Cleburne shareholders who receive cash in lieu of a fractional interest in First Financial Common Stock will be treated as having received the cash in redemption of the fractional share interest, and gain or loss will be recognized in an amount equal to the difference between the cash received and the proportionate part of basis allocable to the fractional share interest, which gain or loss will be a capital gain or loss if the Cleburne Common Stock was a capital asset in the hands of the shareholder. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the First Financial Common Stock received, determined as set forth above, is longer than one year.

        The effective tax rate on any resulting net long-term capital gain for Cleburne shareholders who are individuals will generally depend on the shareholder's holding period for the shares of First Financial Common Stock received, determined as set forth above, and the income tax brackets under which the shareholder is taxed. For individual shareholders, the maximum capital gains tax rate on property held more than twelve months is 20 percent.

     6. A Cleburne shareholder who does not accept the Exchange Offer and receives cash in exchange for shares of Cleburne Common Stock in the Merger will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's Federal income tax basis in such shares provided that the Cleburne Common Stock was a capital asset in the hands of such shareholder at the time of the Merger. Such capital gain or loss will be long-term capital gain or loss if such shareholder's holding period for the Cleburne Common Stock exchanged is longer than one year as of the date of the Merger. The effective tax rate on any resulting net long-term capital gain for a Cleburne shareholder who is an individual will generally depend on such shareholder's holding period for shares of Cleburne Common Stock and the income tax brackets under which such shareholder is taxed.

This opinion may not be applicable to (1) Cleburne shareholders who received their Cleburne Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, or (2) Cleburne shareholders who are not citizens or residents of the United States. We express no opinion as to the laws of any jurisdiction other than the income tax laws of the United States.

The Board of Directors - Cleburne State Bank                              Page 3
September 22, 1998

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion under the caption "SUMMARY OF THE TRANSACTION -- FEDERAL INCOME TAX CONSEQUENCES," under the caption "THE EXCHANGE OFFER -- FEDERAL INCOME TAX CONSEQUENCES," and elsewhere in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended.

Very truly yours,



/s/ Rylander, Clay & Opitz, L.L.P.

                                    Annex B

                    [D. LATIN AND COMPANY, INC. LETTERHEAD]


                                                                October 29, 1998



Board of Directors
Cleburne State Bank
Attention:  H. Sandy Ledbetter, President
200 N. Ridgeway Drive
Cleburne, Texas 76033

Gentlemen:

It is our understanding that First Financial Bankshares, Inc. ("FFIN") and Cleburne State Bank ("CSB") entered into an agreement for FFIN to acquire CSB through a proposed tender offer (by prospectus) whereby FFIN will offer to exchange 1.75 of its shares for each share of CSB, subject to adjustment. It is also our understanding that the Board of Directors of FFIN declared a ten percent stock dividend ("Stock Dividend") on each share of FFIN common stock, to be distributed on December 1, 1998 to shareholders of record on November 16, 1998. It is also our understanding that the agreement will be amended to provide that FFIN will offer to exchange 2.1073 of its shares for each share of CSB (the "Exchange Rate"), which includes the effect of the Stock Dividend. If the effect of the Stock Dividend was not reflected in the Exchange Rate, FFIN would have offered to exchange 1.9158 of its shares for each share of CSB. CSB currently has 195,740 shares of common stock outstanding.

You have requested that D. Latin and Company, Inc. ("Latin") provide its opinion as to whether the proposed Exchange Rate is fair from a financial point of view to holders of shares of common stock of CSB ("Opinion"). We issued the Opinion to you on September 4, 1998. As you have requested, we have issued this updated opinion to you. This opinion ("Revised Opinion") replaces the Opinion.

In connection with rendering our Revised Opinion we have among other things:

1. Reviewed audited financial statements of CSB for the five years ended December 31,1997 and the unaudited interim financial statements of CSB for the nine months ended September 30, 1997 and 1998.

2. Reviewed CSB Consolidated Reports of Condition and Income (Call Reports) for the three years ended December 31, 1997 and the six months ended June 30, 1998.

3. Reviewed a draft of the Stock Exchange Agreement and Plan of Reorganization between FFIN and CSB.

4.  Analyzed financial projections of CSB prepared by management of CSB.

5. Discussed the past and current operations and financial condition and prospects of CSB.

6. Reviewed the financial terms to the extent available, of certain comparable merger and acquisition transactions involving Texas banks and bank holding companies (as sellers).

7. Reviewed certain publicly available financial statements and other information of FFIN.

8. Reviewed the reported prices and trading activity for the common stock of FFIN.

9. Reviewed publicly available financial data and stock market performance data of certain publicly owned bank holding companies in the southwest and compared the financial performance of these companies to that of CSB.

10. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial statements, audited and unaudited, and other information provided to us by the management of CSB, and the publicly available information of FFIN. In arriving at our Revised Opinion, we have not independently verified such information or undertaken an independent appraisal of the assets of CSB. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of CSB.

Our Revised Opinion is based on economic and other conditions which are currently in effect and information available to us on this date. It should be understood that subsequent developments could affect this Revised Opinion.

For over ten years, Latin has continually engaged in the valuation of banks and other businesses and their securities in connection with mergers and acquisitions, private placements, and fairness opinions, and valuations for estate and other purposes.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Rate is fair from a financial point of view to holders of the Common Stock of CSB providing the market price of FFIN common stock is no less than $36.00 per share (not taking into account the Stock Dividend) or $32.73 per share after giving effect to the Stock Dividend.

We hereby consent, to the filing of this Revised Opinion with the Securities and Exchange Commission as an exhibit to FFIN's Registration Statement on Form S-4, filed in connection with FFIN's proposed exchange offer to acquire the CSB common stock, and to the reference to this Revised Opinion in the Prospectus included in such Registration Statement.

                                                Very truly yours,

                                                D. Latin and Company, Inc.



                                                By: /s/ DONALD E. LATIN
                                                   -----------------------------
                                                   Donald E. Latin
                                                   President


DEL:lt

                                    Annex C

                                    ANNEX C


               ART. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS
                         AS TO SAID CORPORATE ACTIONS



  A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

      (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately proceeding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

           (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

      (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

      (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

  B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

  C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

  D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

  E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

  F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

  G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

                   ART. 5.13. PROVISIONS AFFECTING REMEDIES
                          OF DISSENTING SHAREHOLDERS



  A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

  B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

  C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to
Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.



                  ART. 5.16. MERGER WITH SUBSIDIARY ENTITIES


                                QUALIFICATIONS



  A. In any case in which at least ninety (90%) percent of the outstanding shares of each class and series of shares, membership interests, or other ownership interests of one or more domestic or foreign corporations or other entities is owned by another domestic or foreign corporation or other entity, and at least one of the parent or subsidiary entities is a domestic corporation and the other or others are domestic corporations, foreign corporations, or other entities organized under the laws of a jurisdiction that permit such a merger or whose organizational documents or other constitute documents not inconsistent with those laws permit such a merger, the corporation, or other entities having such share ownership may (1) merge such other domestic or foreign corporation or corporations or other entities into itself, (2) merge itself into any one or more of such other corporations or other entities, or (3) merge itself and any one or more of such entities or corporations into one or more of the other entities:

      (a) in the event that the corporation or other entity having at least 90 percent ownership will be a surviving entity in the merger, by executing and filing articles of merger in accordance with Section B of this Article; or

      (b) in the event that the corporation or other entity having at least 90 percent ownership will not be a surviving entity in the merger, by the entity having such ownership adopting a plan of merger in the manner required by the laws of its jurisdiction of organization or formation and its organizational or other constitute documents, except that no action under Section 5.03 shall be required to be taken by the corporation or corporations whose shares are so owned, and executing and filing articles of merger in accordance with Section B of this Article.

                        SIGNATURE OF ARTICLES; CONTENTS

  B. The articles of merger shall be signed on behalf of the parent entity by an officer or other duly authorized representative of the parent entity and shall set forth:

      (1) The name of the parent entity, and the name of each subsidiary entity and the type of entity and respective jurisdiction under which each subsidiary entity is organized.

      (2) The total number or percentage of outstanding shares, membership interests, or other ownership interests, identified by class, series, or group, and the number or percentage of shares, membership interests, or other ownership interests in each class, series, or group owned by the parent entity.

      (3) A copy of the resolution of merger adopted by the parent entity in accordance with the laws of its jurisdiction of organization or formation and its organizational or other constituent documents together with a statement that the resolution was so adopted and the date of the adoption thereof. If the parent entity does not own all the outstanding shares, membership interests, or other ownership interests of each class of each subsidiary entity that is a party to the merger, the resolution shall state the terms and conditions of the merger, including the cash or other property, including shares, obligations, evidences of ownership, rights to purchase securities, or other securities of any person or entity or any combination of the shares, obligations, evidences of ownership, rights, or other securities, to be used, paid or delivered by the surviving entity upon surrender of each share, membership interest, or other ownership interest of the subsidiary entity or entities not owned by the parent entity.

      (4) If the surviving entity is a foreign corporation or other entity, the address, including street number if any, of its registered or principal office in the jurisdiction under whose laws it is governed. If the surviving entity is a foreign corporation or other entity, on the merger taking effect the surviving entity is deemed to (a) appoint the Secretary of State of this state as its agent for service of process to enforce an obligation or the rights of dissenting shareholders of each domestic corporation that is a party to the merger, and (b) agree that it will promptly pay to the dissenting shareholders of each domestic corporation that is a party to the merger the amount, if any, to which they are entitled under this Article.

      (5) If a plan of merger is required by Section A of this Article to be adopted in the manner required by Article 5.03 of this Act, the information required by Section A of Article 5.04 of this Act.

  C. DELIVERY TO SECRETARY OF STATE; DUTIES. The articles of merger shall be delivered to the Secretary of State and filed as provided by Sections B and C of
Article 5.04 of this Act.

  D. EFFECTIVE DATE AND EFFECT. The effective date and the effect of such merger shall be the same as provided in Articles 5.05 and 5.06 of this Act if the surviving entity is a domestic corporation. If the surviving entity is a foreign corporation or other entity, the effective date and the effect of such merger shall be the same as in the case of the merger of domestic corporations except in so far as the laws of such other jurisdiction provide otherwise.

                        REMEDY OF MINORITY SHAREHOLDERS

  E. In the event all of the shares of a subsidiary domestic corporation that is a party to a merger effected under this Article are not owned by the parent entity immediately prior to the merger, the surviving parent entity shall, within ten (10) days after the effective date of the merger, mail to each shareholder of record of each subsidiary domestic corporation a copy of the articles of merger and notify the shareholder that the merger has become effective. Any such shareholder who holds shares of a class or series that would have been entitled to vote on the merger if it had been effected pursuant to
Article 5.03 of this Act shall have the right to dissent from the merger and demand payment of the fair value for the shareholder's shares in lieu of the cash or other property to be used, paid or delivered to such shareholder upon the surrender of such shareholder's shares pursuant to the terms and conditions of the merger, with the following procedure:

      (1) Such shareholder shall within twenty (20) days after the mailing of the notice and copy of the articles of merger make written demand on the surviving parent entity for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day before the effective date of the merger, excluding any appreciation or depreciation in anticipation of such act. The demand shall state the number and class of the shares owned by the dissenting shareholder and the fair value of such shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the corporate action.

      (2) Within ten (10) days after receipt by the surviving entity of a demand for payment by the dissenting shareholder of the fair value of the shareholder's shares in accordance with Subsection (1) of this section, the surviving entity shall deliver or mail to the dissenting shareholder a written notice which shall either set out that the surviving entity accepts the amount claimed in the demand and agrees to pay such amount within ninety (90) days after the date on which the corporate action was effected and, in the case of shares represented by certificates, upon the surrender of the shares certificates duly endorsed, or shall contain an estimate by the surviving parent entity of the fair value of such shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which such corporate action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the shares certificates duly endorsed.

      (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the dissenting shareholder and the surviving entity, payment for the shares shall be made within ninety (90) days after the date on which the corporate action was effected and, in the case of shares represented by certificates, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

      (4) If, within sixty (60) days after the date on which such corporate action was effected, the shareholder and the surviving entity do not so agree, then the dissenting shareholder or the surviving entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the corporation is located, asking for a finding and determination of the fair value of the shareholder's shares as provided in Section B of Article 5.12 of this Act and thereupon the parties shall have the rights and duties and follow the procedure set forth in Sections B to D inclusive of Article 5.12.

      (5) In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to the corporate action is the exclusive remedy for the recovery of the value of the shareholder's shares or money damages to the shareholder with respect to the corporate action. If the surviving entity complies with the requirements of this Article, any such shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of the shareholder's shares or money damages to such shareholder with respect to such corporate action.

                            DISSENTING SHAREHOLDERS

  F. If a plan of merger is required by Section A of this Article to be adopted in the manner required by Article 5.03 of this Act, the provisions of Articles
5.11 and 5.12 of this Act shall apply to the rights of the shareholders of a parent corporation to dissent from such merger. Except as otherwise provided in this Article, the provisions of Articles 5.11 and 5.12 of this Act shall not be applicable to a merger effected under the provisions of this Article. The provisions of Article 5.13 of this Act shall be applicable to any merger effected under the provisions of this Article to the extent provided in Article
5.13 of this Act.

               TITLE 12, SECTION 215A OF THE UNITED STATES CODE
         MERGERS OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS

(a) APPROVAL OF COMPTROLLER, BOARD AND SHAREHOLDERS; MERGER AGREEMENT; NOTICE; CAPITAL STOCK; LIABILITY OF RECEIVING ASSOCIATION. One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this Act [12 USCS (S)(S) 215 et seq.], may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall--

        (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

        (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State bank;

        (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

        (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

(b) DISSENTING SHAREHOLDERS. If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) VALUATION OF SHARES. The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS: APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW. If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

(e) STATUS OF RECEIVING ASSOCIATION; PROPERTY RIGHTS AND INTERESTS VESTED AND HELD AS FIDUCIARY. The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

(f) REMOVAL AS FIDUCIARY; DISCRIMINATION. Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

(g) ISSUANCE OF STOCK BY RECEIVING ASSOCIATION; PREEMPTIVE RIGHTS. Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS
                    --------------------------------------


Item 20.  Indemnification of Officers and Directors.
          -----------------------------------------

    Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") provides that a Texas corporation, such as First Financial Bankshares, Inc. ("First Financial"), may indemnify a director or officer of the corporation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, because the person is or was a director or officer of the corporation. In order to be entitled to such indemnification, the director or officer must have conducted himself in good faith and reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests, (ii) in all other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.
Article 2.02-1 of the TBCA provides that a director or officer may not be indemnified for proceedings in which the person is found liable on the basis that a personal benefit was improperly received by him or in which the person is found liable to the corporation. Article 2.02-1 of the TBCA provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the corporation's articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

  The First Financial Articles of Incorporation provide that, to the fullest extent permitted by applicable law, each director, officer, employee and agent of First Financial shall be indemnified for all expenses incurred in connection with any action, suit, proceeding or claim to which he or she is named a party or otherwise by virtue of holding such position; provided, however, that no indemnification of employees or agents (other than directors of officers) will be made without express authorization of the First Financial Board of Directors.

  The First Financial Articles of Incorporation also provide that, to the fullest extent permitted by applicable law, no First Financial director shall be liable to First Financial or the First Financial shareholders for monetary damages for or with respect to any acts or omissions in his or her capacity as a director, except in the case of liability for (i) a breach of a duty of loyalty to First Financial or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct of a knowing violation of the law,
(iii) a transaction from which a director received an improper benefit, (iv) an act or omission for which the liability of a director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend.

Item 21.  Exhibits and Financial Statement Schedules.
          ------------------------------------------

    (a) Exhibits. The following exhibits are filed as part of this Registration Statement.

    Item 601
 Regulation S-K
Exhibit Reference
     Number                                Description
-----------------      ---------------------------------------------------------
   ****2.1             Stock Exchange Agreement and Plan of Reorganization dated
                       as of September 4, 1998 between First Financial
                       Bankshares, Inc. and Cleburne State Bank.
      *2.2             Amendment No. 1 to the Stock Exchange Agreement and Plan
                       of Reorganization dated as of October 30, 1998, between
                       First Financial Bankshares, Inc. and Cleburne State
                       Bank.
     **3.1             Articles of Incorporation, and all amendments thereto, of
                       the Registrant (incorporated by reference from Exhibit 1
                       of the Registrant's Amendment No. 2 to Form 8-A filed on
                       Form 8-A/A No. 2 on November 21, 1995).
     **3.2             Amended and Restated Bylaws, and all amendments thereto,
                       of the Registrant (incorporated by reference from Exhibit
                       2 of the Registrant's Amendment No. 1 to Form 8-A filed
                       on Form 8-A/A No. 1 on January 7, 1994).
     **4               Specimen certificate for First Financial common stock
                       (incorporated by reference from Exhibit 3 of the
                       Registrant's Amendment No. 1 to Form 8-A filed on Form 8-
                       A/A No. 1 on January 7, 1994).
    ***5.1             Opinion and Consent of McMahon, Surovik, Suttle,
                       Buhrmann, Hicks & Gill, P.C.
   ****8.1             Opinion and Consent of Rylander, Clay & Opitz, L.L.P.
                       (included as Annex A to the Prospectus filed as part of
                       this Registration Statement)
     *15.1             Letter from Rylander, Clay & Opitz, L.L.P. regarding
                       unaudited interim financial information.
  ****21               Subsidiaries of the Registrant.
   ***23.1             Consent of McMahon, Surovik, Suttle, Buhrmann, Hicks &
                       Gill, P.C. (included in Exhibit 5.1).
  ****23.2             Consent of Rylander, Clay & Opitz, L.L.P. (included in
                       Exhibit 8.1).
     *23.3             Consent of Arthur Andersen LLP, independent public
                       accountants (auditors for First Financial Bankshares,
                       Inc.).
     *23.4             Consent of Rylander, Clay & Opitz, L.L.P., independent
                       public accountants (auditors for Cleburne State Bank).
  ****23.5             Consent of D. Latin and Company, Inc. (included in
                       Exhibit 99.2)
     *23.6             Consent of D. Latin and Company, Inc. (included in
                       Exhibit 99.3)
  ****24               Powers of Attorney
  ****99.1             Form of Letter of Transmittal.
  ****99.2             Opinion and Consent of D. Latin and Company, Inc., dated
                       September 4, 1998
     *99.3             Opinion and Consent of D. Latin and Company, Inc., dated
                       October 29, 1998 (included as Annex B to the Prospectus
                       filed as part of this Registration Statement)


___________________________
     *  Filed herewith
    **  Incorporated by reference
   ***  To be filed by amendment
  ****  Previously filed

    (b) Financial Statement Schedules. Financial Statement Schedules are not applicable.

Item 22.  Undertakings.
          ------------

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable forms.

    (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES


  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abilene, State of Texas, on the 2nd day of November, 1998.

                                  FIRST FINANCIAL BANKSHARES, INC.


                                  By: /s/ KENNETH T. MURPHY
                                      -----------------------------------------
                                      Kenneth T. Murphy, Chairman of the Board,
                                      President and Chief Executive Officer



  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this Registration Statement has been signed on the 2nd day of November, 1998, by the following persons in the capacities indicated.

             Signature                                    Title
             ---------                                    -----


/s/ Curtis R. Harvey                           Executive Vice President,
-----------------------------------------      Chief Financial Officer,
Curtis R. Harvey                               Controller and Chief
                                               Accounting Officer



/s/ Joseph E. Canon *                          Director
-----------------------------------------
Joseph E. Canon



/s/ Mac A. Coalson *                           Director
-----------------------------------------
Mac A. Coalson



                                               Director
-----------------------------------------
David L. Copeland



/s/ F. Scott Dueser *                          Director
-----------------------------------------
F. Scott Dueser



                                               Director
-----------------------------------------
Kade L. Matthews



/s/ Raymond A. McDaniel, Jr. *                 Director
-----------------------------------------
Raymond A. McDaniel, Jr.

/s/ Bynum Miers *                              Director
-----------------------------------------
Bynum Miers


/s/ Kennth T. Murphy *                         Chairman of the Board, President,
-----------------------------------------      Chief Executive Officer and
Kenneth T. Murphy                              Director


-----------------------------------------      Director
Dian Graves Owen



/s/ James M. Parker *                          Director
-----------------------------------------
James M. Parker



/s/ Jack D. Ramsey, M.D. *                      Director
-----------------------------------------
Jack D. Ramsey, M.D.



-----------------------------------------      Director
Craig Smith



-----------------------------------------      Director
F.L. Stephens



-----------------------------------------      Director
H.T. Wilson



/s/ Walter F. Worthington *                    Director
-----------------------------------------
Walter F. Worthington



*By:  /s/ Curtis R. Harvey
      -----------------------------------
      Curtis R. Harvey
      Attorney-in-Fact

                              INDEX TO EXHIBITS

    Item 601
 Regulation S-K
Exhibit Reference
     Number                                 Description
-----------------      ---------------------------------------------------------
   ****2.1             Stock Exchange Agreement and Plan of Reorganization dated
                       as of September 4, 1998 between First Financial
                       Bankshares, Inc. and Cleburne State Bank.
      *2.2             Amendment No. 1 to the Stock Exchange Agreement and Plan
                       of Reorganization dated as of October 30, 1998, between
                       First Financial Bankshares, Inc. and Cleburne State
                       Bank.
     **3.1             Articles of Incorporation, and all amendments thereto, of
                       the Registrant (incorporated by reference from Exhibit 1
                       of the Registrant's Amendment No. 2 to Form 8-A filed on
                       Form 8-A/A No. 2 on November 21, 1995).
     **3.2             Amended and Restated Bylaws, and all amendments thereto,
                       of the Registrant (incorporated by reference from Exhibit
                       2 of the Registrant's Amendment No. 1 to Form 8-A filed
                       on Form 8-A/A No. 1 on January 7, 1994).
     **4               Specimen certificate for First Financial common stock
                       (incorporated by reference from Exhibit 3 of the
                       Registrant's Amendment No. 1 to Form 8-A filed on Form 8-
                       A/A No. 1 on January 7, 1994).
    ***5.1             Opinion and Consent of McMahon, Surovik, Suttle,
                       Buhrmann, Hicks & Gill, P.C.
   ****8.1             Opinion and Consent of Rylander, Clay & Opitz, L.L.P.
                       (included as Annex A to the Prospectus filed as part of
                       this Registration Statement)
     *15.1             Letter from Rylander, Clay & Opitz, L.L.P. regarding
                       unaudited interim financial information.
  ****21               Subsidiaries of the Registrant.
   ***23.1             Consent of McMahon, Surovik, Suttle, Buhrmann, Hicks &
                       Gill, P.C. (included in Exhibit 5.1).
  ****23.2             Consent of Rylander, Clay & Opitz, L.L.P. (included in
                       Exhibit 8.1).
     *23.3             Consent of Arthur Andersen LLP, independent public
                       accountants (auditors for First Financial Bankshares,
                       Inc.).
     *23.4             Consent of Rylander, Clay & Opitz, L.L.P., independent
                       public accountants (auditors for Cleburne State Bank).
  ****23.5             Consent of D. Latin and Company, Inc. (included in
                       Exhibit 99.2)
     *23.6             Consent of D. Latin and Company, Inc. (included in
                       Exhibit 99.3)
  ****24               Powers of Attorney
  ****99.1             Form of Letter of Transmittal.
  ****99.2             Opinion and Consent of D. Latin and Company, Inc., dated
                       September 4, 1998
     *99.3             Opinion and Consent of D. Latin and Company, Inc., dated
                       October 29, 1998 (included as Annex B to the Prospectus
                       filed as part of this Registration Statement)

___________________________
     * Filed herewith
    ** Incorporated by reference
   *** To be filed by amendment
  **** Previously filed